UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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BLOOMIN’ BRANDS, INC.
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Bloomin’ Brands, Inc.
2202 North West Shore Boulevard, Suite 500
Tampa, Florida 33607
March 4, 2025

Dear Bloomin’ Brands Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Bloomin’ Brands, Inc. on Wednesday, April 23, 2025, at 8:00 a.m. (EDT), at Corporate Center One, 2202 North West Shore Boulevard, 4th Floor, Tampa, Florida 33607. The purpose of the meeting is detailed in the Notice of Annual Meeting of Stockholders and the Proxy Statement.
To provide you with the information you need to make an informed vote, most of our stockholders will receive our proxy materials over the internet. Your vote is important regardless of the number of shares you own, and we encourage you to vote on the internet whether or not you plan to attend the meeting. Alternatively, you may vote by telephone or, if you received the proxy materials in the mail, by completing, signing, dating, and returning the paper proxy card in the enclosed prepaid and addressed envelope.
If you plan to attend the annual meeting, please bring photo identification as well as your notice, admission ticket from your proxy card, or a current statement of ownership from a bank, broker or other third party confirming ownership.
Thank you for considering the matters presented in the proxy statement, and please vote as soon as you are able.
On behalf of the Board of Directors and Bloomin’ Brands’ management, thank you for your support.

Michael Spanos, Chief Executive Officer

BLOOMIN’ BRANDS, INC.
2202 North West Shore Boulevard, Suite 500
Tampa, Florida 33607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 23, 2025

The Annual Meeting of Stockholders of Bloomin’ Brands, Inc. (the “Company”) will be held at Corporate Center One, 2202 North West Shore Boulevard, 4th Floor, Tampa, Florida 33607 on Wednesday, April 23, 2025, at 8:00 a.m. (EDT) for the following purposes:

1.To elect ten members to the Company’s Board of Directors (the “Board” or “Board of Directors”), each for a one-year term expiring in 2026

2.To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending December 28, 2025

3.To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers

4.To approve, on a non-binding advisory basis, the frequency of holding future votes regarding executive compensation

5.To approve the Bloomin’ Brands, Inc. 2025 Omnibus Incentive Compensation Plan

6.To vote on a stockholder proposal regarding virtual stockholder meetings

The foregoing items of business are more fully described in the accompanying proxy statement. The record date for determining those stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof is February 28, 2025.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting at the annual meeting, you may vote via the internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 3 of the proxy statement. You may revoke a previously delivered proxy at any time prior to the annual meeting. If you are a registered holder and decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS
Kelly Lefferts, Secretary

Tampa, Florida
March 4, 2025

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on April 23, 2025:

This notice of annual meeting of stockholders, the accompanying proxy statement, and our 2024 annual report to stockholders are available at www.edocumentview.com/BLMN.

BLOOMIN’ BRANDS, INC.
2202 North West Shore Boulevard, Suite 500
Tampa, Florida 33607

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of Bloomin’ Brands, Inc., a Delaware corporation (“Bloomin’ Brands,” “Company,” “we,” “us,” or “our”), for the Annual Meeting of Stockholders to be held at 8:00 a.m. (EDT) on Wednesday, April 23, 2025, at the principal executive offices of the Company at Corporate Center One, 2202 North West Shore Boulevard, 4th Floor, Tampa, Florida 33607, and at any adjournments or postponements of the annual meeting. These proxy materials are first being distributed or otherwise sent to stockholders on or about March 4, 2025.

PURPOSE OF MEETING
The proposals to be considered and acted upon at the annual meeting are:

1.To elect ten members to the Company’s Board, each for a one-year term expiring in 2026

2.To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending December 28, 2025

3.To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers

4.To approve, on a non-binding advisory basis, the frequency of holding future votes regarding executive compensation

5.To approve the Bloomin’ Brands, Inc. 2025 Omnibus Incentive Compensation Plan

6.To vote on a stockholder proposal regarding virtual stockholder meetings

Each proposal is described in more detail in this proxy statement.

VOTING
Voting Rights
Only stockholders of record of Bloomin’ Brands common stock on February 28, 2025, the record date, will be entitled to vote at the annual meeting. Each holder of record will be entitled to one vote on each matter for each share of common stock held on the record date. On the record date, there were 84,930,752 shares of our common stock outstanding.

A majority of the outstanding shares of common stock must be present or represented by proxy at the annual meeting in order to have a quorum for the annual meeting. Abstentions and “broker non-votes” will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner submits a proxy for the annual meeting without voting on a particular proposal, because the bank, broker or other nominee has not received instructions from the beneficial owner and does not have discretionary voting power with respect to that proposal. A bank, broker or other nominee may exercise its discretionary voting power with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm (“Independent Auditor”) for the fiscal year ending December 28, 2025 (Proposal 2), but does not have discretion to vote with respect to the election of directors (Proposal 1), the non-binding advisory approval of the compensation of the Bloomin’ Brands named executive officers (Proposal 3), the non-binding advisory vote on the frequency of holding future votes regarding executive compensation (Proposal 4), the approval of the Bloomin’ Brands, Inc. 2025 Omnibus Incentive Compensation Plan (Proposal 5), or the stockholder proposal (Proposal 6).

A majority of votes cast at the annual meeting is required to elect directors in uncontested elections (Proposal 1). A “majority of votes cast” means that the number of shares voted “FOR” a nominee must exceed the number of votes cast “AGAINST” the nominee in order for such nominee to be elected as a director at the annual meeting. Any incumbent director who receives fewer “FOR” votes than “AGAINST” votes is required to offer his or her irrevocable resignation. Our Nominating and Corporate Governance Committee will consider the offer of resignation and make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director. The Board will then act on the resignation, taking into account the committee’s recommendation, and publicly disclose (by filing a Form 8-K or other appropriate disclosure with the Securities and Exchange Commission) its decision regarding the resignation and the rationale for its decision within a period of 90 days following certification of the election results.

Proposals 2, 3, 5 and 6 require the approval of the holders of a majority of votes properly cast on the proposal. For Proposal 4, we will consider the frequency of holding future votes regarding executive compensation selected by the highest number of votes cast to be the recommendation of our stockholders.

Abstentions and broker non-votes have no effect on the determination of whether a director nominee or any proposal has received a majority of the votes cast. The voting results of Proposal 2 (ratification of the appointment of Independent Auditor), Proposal 3 (advisory approval of the compensation of the named executive officers), Proposal 4 (advisory vote on the frequency of holding future votes regarding executive compensation), and Proposal 6 (stockholder proposal regarding virtual stockholder meetings) are not binding on the Company or the Board. The Board or the appropriate committee will review and consider the results of the votes on these proposals.

If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Recommendations of the Board of Directors
The Bloomin’ Brands Board of Directors recommends that you vote:

•FOR each of the nominees to the Board of Directors, each for a one-year term expiring in 2026 (Proposal 1)

•FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the fiscal year ending December 28, 2025 (Proposal 2)

•FOR the non-binding advisory approval of the compensation of our named executive officers (Proposal 3)

•FOR a frequency of every ONE YEAR on the non-binding advisory vote on the frequency of holding future votes regarding executive compensation (Proposal 4)

•FOR the approval of the Bloomin’ Brands, Inc. 2025 Omnibus Incentive Compensation Plan (Proposal 5)

•AGAINST the stockholder proposal regarding virtual stockholder meetings (Proposal 6)

Voting via the Internet, by Telephone or by Mail
Registered Holders

If you are a “registered holder” (meaning your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”)), then you may vote either at the annual meeting or by proxy. If you decide to vote by proxy, you may vote via the internet, by telephone or by mail and your shares will be voted at the annual meeting in the manner you direct. For those registered holders who receive a paper proxy card, instructions for voting via the internet or by telephone are set forth on the proxy card or such holders can complete, sign, date and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials. For those stockholders who receive a Notice of Internet Availability of Proxy Materials, the Notice of Internet Availability of Proxy Materials provides information on how to access your proxy card, which contains instructions on how to vote via the internet or by telephone or receive a paper proxy card to vote by mail.

If you return a signed proxy card on which no directions are specified, your shares will be voted FOR all director nominees, FOR Proposals 2, 3 and 5, every ONE YEAR on Proposal 4, and AGAINST Proposal 6.

Beneficial Holders
If, like most stockholders, you are a beneficial owner of shares held in “street name” (meaning a broker, trustee, bank, or other nominee holds shares on your behalf), and you wish to vote your shares at the annual meeting, you must follow the procedures provided by the nominee that holds your shares for obtaining a legal proxy to vote such shares at the annual meeting, as well as the registration instructions provided below under “Admission to the Annual Meeting.” Alternatively, you may provide voting instructions to the nominee that holds your shares by completing, signing and returning the voting instruction form that the nominee provides to you, or by using telephone or internet voting arrangements described on the voting instruction form, the Notice of Internet Availability of Proxy Materials or other materials that the nominee provides to you.

If you do not provide voting instructions to your nominee, the nominee will not vote your shares on the election of directors (Proposal 1), the non-binding advisory approval of the compensation of our named executive officers (Proposal 3), the non-binding advisory vote on the frequency of holding future stockholder votes on executive compensation (Proposal 4), the approval of the Bloomin’ Brands, Inc. 2025 Omnibus Incentive Compensation Plan (Proposal 5), or the stockholder proposal (Proposal 6). However, your nominee will be able to exercise its discretionary voting power with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our Independent Auditor for the fiscal year ending December 28, 2025 (Proposal 2) and would be able to cause your shares to be counted as present at the annual meeting for purposes of determining a quorum.

Electronic Delivery
Stockholders who have elected to receive our 2025 proxy statement and 2024 annual report to stockholders electronically will be receiving an email on or about March 4, 2025, with information on how to access stockholder information and instructions for voting.

If you received your Notice of Internet Availability of Proxy Materials or all of your annual meeting materials by mail, we encourage you to sign up to receive your stockholder communications electronically. Email delivery benefits the environment and reduces printing and mailing costs. With electronic delivery, you will be notified by email when the annual report on Form 10-K and proxy statement are available on the internet, and you can submit your stockholder votes online. Your electronic delivery enrollment will be effective until you cancel it. If you are a registered holder, visit www-us.computershare.com/Investor to create a login and to enroll. If you hold your Bloomin’ Brands stock through a bank, broker or other nominee, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the internet and how to change your elections.

Changing or Revoking Your Proxy
You may revoke or change a previously delivered proxy at any time before the annual meeting by delivering another proxy with a later date, by voting again via the internet or by telephone, or by delivering written notice of revocation of your proxy to our Corporate Secretary at our principal executive offices before the beginning of the annual meeting. You may also revoke your proxy by attending the annual meeting and voting, although attendance at the annual meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares in “street name,” you must contact the nominee that holds the shares on your behalf to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting at the annual meeting if you obtain a legal proxy as described above.

Admission to the Annual Meeting
The annual meeting will be at 8:00 a.m. (EDT) on Wednesday, April 23, 2025 at our Restaurant Support Center located at 2202 North West Shore Boulevard, 4th Floor, Tampa, Florida 33607. You are entitled to participate in the annual meeting only if you were a stockholder of record of the Company or beneficial holder of our common shares as of the close of business on February 28, 2025, the record date.

You will need a valid government-issued photo identification and either an admission ticket or proof of ownership of our common stock as of February 28, 2025, to enter the meeting. If you are a registered owner, your Notice of Internet Availability of Proxy Materials will be your admission ticket. If you received the proxy statement and annual report by mail, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the annual meeting, please bring the ticket with you for admission to the annual meeting. If your shares are held in the name of a bank, broker or other nominee, you will need proof of ownership to be admitted to the annual meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership.

In accordance with our bylaws, a list of all stockholders entitled to vote at the annual meeting, the address of each such stockholder and the number of shares registered in the name of such stockholder, will be available for review during the annual meeting by stockholders at the Restaurant Support Center.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees for Election at this Annual Meeting
Our Board of Directors currently has 11 directors. As of the 2025 annual meeting, the size of the Board will be reduced to ten directors. Lawrence V. Jackson’s term ends as of the annual meeting, and he is not standing for re-election. This decision was not as a result of any disagreement with the Board or with the Company’s management. At this annual meeting, stockholders will consider the election of ten directors for one-year terms ending in 2026. All were nominated at the recommendation of our Nominating and Corporate Governance Committee and all have previously served on the Board.

Proxies may not be voted for a greater number of persons than the number of nominees named. The proxy holders intend to vote all proxies received by them for the nominees unless otherwise instructed. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for a nominee, if any, who may be designated by the Board to fill the vacancy. As of the date of this proxy statement, the Board is not aware that any nominee is unable or will decline to serve as a director.

The following provides information regarding the business experience and qualifications of each of the nominees:

Key Skills and Experience:
•Finance: Deep expertise gained while holding senior leadership roles at The Coca-Cola Company and Honey Baked Ham Company, playing a key role in financial strategy and planning decisions.
•Business Development and Marketing: As President of the Minute Maid Business Unit and Chief Retail Sales Officer at Coca-Cola, oversaw strategy and activities for Marketing and Development teams.
•Accounting and Auditing: Significant experience acquired in executive leadership roles, resulting in expertise in accounting and auditing standards.
•Executive Leadership: Held various market-facing leadership roles in domestic and global organizations, including The Coca-Cola Company and Honey Baked Ham Company.
•International: Extensive experience leading business units with international operations, including board role with Coca-Cola FEMSA.
•Consumer and Retail: Spent over 30 years leading consumer product companies and retail, including at The Coca-Cola Company and Honey Baked Ham Company, where his efforts led to significant business growth and market expansion.

Career Highlights:
•Chief Executive Officer, The Honey Baked Ham Company, LLC (since 2021)
•The Coca-Cola Company (“TCCC”)(2002 – 2020)
•Group President, Coca-Cola North America, Senior Vice President TCCC (2018 – 2020)
•President, Minute Maid Business Unit Coca-Cola North America (May 2017 – December 2017)
•Chief Retail Sales Officer, U.S. Operations, Coca-Cola North America (2014 – 2017)
•SVP National Sales/President Global Customer/VP Marketing/VP Operations/GD Sports Marketing (2002 – 2014)
•Various account management, marketing and bottler franchise leadership roles with Coca-Cola USA (1988 – 1999)

Other Public Company Boards:
•Monster Beverage Corporation (since 2020)
•Coca-Cola FEMSA, S.A.B. de C.V. (2020 – 2023)

Education:
•Emory University – Goizueta Business School (MBA)
•University of Georgia – Terry College of Business (BBA)

James L. Dinkins Chief Executive Officer, The Honey Baked Ham Company Independent Director since: 2025 Committees: •Audit Age: 62

Key Skills and Experience:
•Casual Dining: Brings over 30 years of leadership experience in restaurant industry, including direct operational oversight of Olive Garden and LongHorn Steakhouse. Deeply familiar with unique aspects of casual dining consumer landscape and value creation opportunities with proven record of driving growth and profitability.
•Executive Leadership: As COO of Darden Restaurants, helped identify and drive significant operational and organizational turnaround initiatives at company during his tenure.

Career Highlights:
•Darden Restaurants (2007 – 2020)
•EVP, COO (2018 – 2020)
•EVP, Darden (2016 – 2018)
•President, Olive Garden (2013 – 2018)
•Rare Hospitality International Inc. (1998 – 2013) (acquired by Darden Restaurants in 2007)
•President, LongHorn Steakhouse (2003 – 2013)
•SVP of Operations, LongHorn Steakhouse (2001 – 2003)
•VP of Operations, The Capital Grille (2000 – 2001)
•Regional VP of Operations North, LongHorn Steakhouse (1998 – 2000)

Education:
•BS, Hotel and Restaurant Management, Michigan State University

David George Retired Chief Operating Officer, Darden Restaurants Independent Director since: 2024 Committees: •Operating (Chair) •Compensation Age: 69

Key Skills and Experience:
•Finance: Deep expertise gained while at Ernst & Young LLP. Advised companies on the finance, accounting and reporting impacts of their business transformations, including mergers and acquisitions, dispositions and IT systems, and regularly collaborated with their merchandising and operations personnel in addressing the financial implications of their operational initiatives.
•Accounting and Auditing: Significant experience acquired as the lead audit partner for consumer businesses, resulting in expertise in accounting and auditing standards.
•Risk Management: Proven expert in risk management and compliance standards while advising multiple public companies at Ernst & Young LLP.
•Executive Leadership: Held various market-facing leadership roles in Ernst & Young LLP’s Consumer sector during last 20 years of tenure and served as Managing Partner of the Columbus office for five years, overseeing client engagement and quality reviews in addition to personnel and staffing management, training and thought leadership.
•Consumer and Retail: Spent nearly 40 years in various audit and assurance positions, focusing on all sectors of consumer products and retail.
•ESG: Advised companies on environmental, social and corporate governance (“ESG”) assessments, reporting and governance frameworks.

Career Highlights:
•Ernst & Young LLP (1984 – 2021)
•Senior Partner, Financial Accounting Advisory Services (2015 – 2021)
•Various audit and assurance positions (1984 – 2015)

Education:
•BA, Accounting and Business Management, University of St. Thomas
•Certified Public Accountant

Julie Kunkel Former Senior Partner, Financial Accounting Advisory Services, Ernst & Young LLP Independent Director since: 2022 Committees: •Audit (Chair) Age: 62

Key Skills and Experience:
•Cybersecurity: As EVP and Chief Information Officer at Saia, Inc., a public logistics company, leads data privacy and NIST-based cybersecurity programs through training, process changes and technology.
•Information Technology and Digital: Deep technology acumen and proven track record transforming IT systems and cultures and ensuring IT solutions and data-driven decisions become competitive tools to enable and advance an organization’s strategic objectives. Significant experience in designing and implementing solutions focused on the customer experience, productivity and asset utilization.
•Logistics and Supply Chain: In current role at a public logistics company, leads IT teams to develop and deliver enterprise-wide solutions. Co-developed modern machine learning-based decision support and real-time traffic routing applications to replace legacy supply chain planning and city delivery solutions. While at The Coca-Cola Company, held advisory and governance roles with franchise bottler boards and helped implement end-to-end ERP solutions, including order-to-cash, forecasting, manufacturing, warehousing and route planning. Prior to that, led ERP value realization engagements at mid-market and global companies across multiple industries as CEO and Founder of AceTrack, Inc., a boutique consultancy.
•Executive Leadership: Proven leader at a publicly-traded company, having enacted transformative change and delivered impressive financial results, operating margin improvements and debt reduction.
•Business Development and Marketing: Extensive business development experience having founded and led AceTrack, Inc., including overseeing a multi-million dollar RFP to select a managed service provider for The Coca-Cola Company. In addition, six years of software sales and business development experience as a sales manager and sales executive at QAD.
•Consumer and Retail: Through a nine-year tenure at The Coca-Cola Company, gained expertise in consumer product sales and manufacturing. Oversaw the rollout of solutions for Trade Promotion Management, mobile sales force and Direct Store Delivery to convenience stores.
•Innovation and Culture: At Saia, Inc., transformed IT culture and technology to enable business growth through digital innovation. At The Coca-Cola Company, introduced customer-centric innovative solutions for better product ordering and sales force automation.

Career Highlights:
•Executive Vice President and Chief Information Officer, Saia, Inc. (since 2017)
•The Coca-Cola Company / CONA (Coke One North America) (2008 – 2017)
•Director, Enterprise Architecture, CONA Services (2016 – 2017)
•Director of Technology Strategy, CONA (2013 – 2016)
•Director of Application Development and Infrastructure (2008 – 2013)
•CEO and Founder, AceTrack, Inc. (2000 – 2008)
•Sales Manager, Sales Executive, Consultant and Application Developer, QAD (1989 – 1998)

Education:
•BS, Chemical Engineering, Indian Institute of Technology

Rohit Lal Executive Vice President and Chief Information Officer, Saia, Inc. Independent Director since: 2023 Committees: •Audit Age: 64

Key Skills and Experience:
•Executive Leadership: Proven strategic and operational leadership capabilities having held multiple broad-based roles at Google, including current role leading the Americas for YouTube, Visible World (now owned by Comcast), where she was President and developed the Company into a leading technology platform for addressable video advertising, and McKinsey & Company, where she helped lead the Global Media & Entertainment and Sales & Marketing practices.
•Business Development and Marketing: Has more than 25 years of digital media sales and marketing experience, including tenure as Managing Director of Ads Marketing at Google, during which time she led Google’s communications and market development for clients and partners across products worldwide. Additionally, she was an advisor to CROs and CMOs throughout her tenure at McKinsey & Company and helped develop key thought leadership for the firm.
•Consumer and Retail: Deep understanding of evolving consumer interests and behavior based on 13 years at Google and YouTube, including leadership of initiatives driving retail media and e-commerce solutions. Regular advisor to CMOs and CEOs on best practices to drive consumer results across the purchase funnel.
•Information Technology and Digital: Significant digital transformation expertise from her roles at Visible World and Google, ranging from sales and marketing to operations and culture.
•Innovation and Culture: Writes and speaks frequently as a C-suite advisor on how to step-change innovation and culture to succeed in a rapidly evolving landscape.
•Human Resources and Talent Management: Led numerous talent management initiatives at McKinsey & Company, Visible World and Google to improve recruiting, performance management, employee engagement, and diversity and inclusion.

Career Highlights:
•Google (since 2011)
•Vice President, Americas, YouTube (since 2021)
•Vice President, Agency and Brand Solutions (2017 – 2021)
•Vice President, Agency Solutions (2014 – 2017)
•Managing Director, Ads Marketing (2011 – 2014)
•President, Visible World (2005 – 2011)
•Associate Partner, McKinsey & Company (1999 – 2005)

Other Public Company Boards:
•Braze, Inc. (since 2020)

Education:
•BA, Economics, Harvard University
•MBA, Harvard Business School

Tara Walpert Levy Vice President, Americas, YouTube Independent Director since: 2013 Committees: •Compensation Age: 51

Key Skills and Experience:
•Finance: Accomplished financial executive with large-cap public company experience. Gained substantial expertise in corporate finance, financial reporting and financial management from executive roles at Staples, Inc., experience as a Director for various public companies, and career as a certified public accountant and Partner at Ernst & Young LLP.
•Accounting and Auditing: Significant knowledge of auditing, accounting, governance and executive compensation through his 20-year career at Ernst & Young LLP and 15-year tenure as CFO of Staples, Inc.
•Risk Management: Gained expertise in risk management advising companies on appropriate controls during tenure at Ernst & Young LLP in addition to overseeing IT protocols and initiatives through role as Chief Administrative Officer at Staples, Inc.
•Executive Leadership: Over 45 years in leadership and management roles of increasing responsibility.
•Consumer and Retail: 35+ years of extensive experience during service in various roles at Staples, Inc., a multinational office supply retailer, as well as service on several retail public company boards including Chico’s FAS, Burlington Stores, Inc., and The Michael’s Companies, Inc.
•International: Through role as Chief Administrative Officer at Staples, Inc., helped oversee the Company’s international operations.
•Human Resources and Talent Management: Experience overseeing the human resources initiatives of public companies as Chair of Chico’s Human Resources, Compensation and Benefits Committee and previously as Chair of Burlington’s Compensation Committee.

Career Highlights:
•Staples, Inc. (1996 – 2012)
•Vice Chairman (2006 – 2012)
•CFO (1996 – 2012)
•Chief Administrative Officer (1997 – 2006)
•Executive Vice President (1996 – 2006)
•Partner, Ernst & Young LLP, holding roles in its National Office Accounting and Auditing groups (1975 – 1996)

Other Public Company Boards:
•Chico's FAS (2007 – 2024)
•Burlington Stores, Inc. (since 2013, appointed Chair in 2020)
•The Michael’s Companies, Inc. (2013 – 2023 (privately owned since 2021))
•Zipcar, Inc. (2010 – 2012)

Education:
•BA, English, College of the Holy Cross
•MBA, Northeastern University
•Certified Public Accountant

John J. Mahoney Former Chief Financial Officer and Retired Vice Chairman, Staples, Inc. Independent Director since: 2012 Committees: •Nominating and Corporate Governance (Chair) •Operating Age: 73

Key Skills and Experience:
•Finance: Extensive expertise in financial planning and analysis, including current position as CFO of Urban Outfitters, Inc. where she oversees finance, accounting, tax, business development and strategy and loss prevention.
•Accounting and Auditing: Significant knowledge of financial reporting, accounting and auditing through nearly two decades of experience in financial roles at publicly traded companies.
•Executive Leadership: Served in key leadership roles in finance organizations at large public companies, including General Motors, Campbell Soup Company and currently Urban Outfitters, Inc.
•Business Development and Marketing: Serving in various roles at Urban Outfitters, Inc. concentrating on financial planning and business analysis, long-range planning and business development for the company’s global consumer brands including Urban Outfitters, Anthropologie, Free People, BHLDN, Terrain, Menus & Venues and Nuuly.
•Consumer and Retail: Over 27 years in roles of increasing responsibility at major retail and consumer products organizations driving top line growth and financial returns, including several in the food and beverage sector.

Career Highlights:
•Urban Outfitters, Inc. (since 2013)
•CFO (since 2020)
•Executive Director, Corporate Development & Finance (2013 – 2020)
•Various financial roles including Assistant Treasurer, Campbell Soup Company (2004 – 2013)
•North America Finance Director, Godiva Chocolatier (2000 – 2004)
•Manager, Finance, General Motors (1996 – 2000)

Education:
•BS, Accounting and Decision Sciences, The Wharton School of the University of Pennsylvania
•MBA, Finance, The Wharton School of the University of Pennsylvania

Melanie Marein-Efron Chief Financial Officer, Urban Outfitters, Inc. Independent Director since: 2022 Committees: •Compensation (Chair) Age: 55

Key Skills and Experience:
•Executive Leadership: Leadership roles over the majority of career have had significant focus on all aspects of operations, including sales, merchandising, marketing, supply chain management, services and new business initiatives.
•Business Development and Marketing: Expertise in digital marketing over 35+ year career including various roles at Best Buy Co. leading merchandising and marketing efforts. At Best Buy Co., gained additional significant business development experience through the launch of partnerships with leading consumer brands to create the within-store Magnolia and Pacific Kitchen & Home concepts and leading the evolution of Best Buy’s private-label, fitness devices and connected home products.
•Logistics and Supply Chain: Significant experience through close involvement in vendor engagement throughout tenure at Best Buy Co., assisting with negotiating master agreements and pricing for billions of dollars of goods purchased from vendors each year. As Chief Operating Officer, directly oversaw the logistics and distribution teams, including the massive upgrade in automated technology in the distribution centers.
•Real Estate: Experience directly managing large real estate portfolios, including leading Best Buy Co.’s real estate committee and directly overseeing its real estate, capital and maintenance planning for new stores, renovations, relocations and vacated locations involving ~200 real estate transactions per year.
•Consumer and Retail: An extensive career at large retail companies including Best Buy Co. and Good Guys, an audio-video specialty retailer that operated 79 stores in the western United States.
•Human Resources and Talent Management: As Chief Operating Officer of Best Buy Co., led complete overhaul in operating model of the Company’s 5,000+ corporate roles to support talent and development plans and had deep involvement in all decisions related to compensation, job grades and benefits for Company’s ~100,000 global employees.
•Information Technology and Digital: Proven ability to advance consumer-facing digital strategy having directly overseen Best Buy Co.’s ecommerce platform as Chief Operating Officer, including all aspects of development, product release and specific online customer demand generation.

Career Highlights:
•Interim CEO, Petco Health and Wellness Company (March 2024 – July 2024)
•Best Buy Co. (2004 – 2021)
•President and Chief Operating Officer (2019 – 2021)
•Chief Operating Officer, U.S. Business (2018 – 2019)
•Senior Executive Vice President and Chief Merchandising and Marketing Officer (2014 – 2018)
•Senior Vice President and President of the Home Business Group (2013 – 2014)
•Senior Vice President of Merchandising (2008 – 2013)
•Vice President and General Merchandise Manager (2004 – 2007)
•Good Guys (1997 – 2004)
•Vice President and General Merchandise Manager (2002 – 2004)
•Senior Category Management (1997 – 2002)
•Various positions, Future Shop (1988 - 1997)

Other Public Company Boards:
•Vizio Holding Corp. (2023 – 2024)
•Petco Health and Wellness Company, Inc. (since 2021)
–Lead Independent Director (2021 – 2024)

Education:
•Engineering and Commerce, University of Calgary

R. Michael Mohan

Chairman of the Board

Former President and Chief Operating Officer, Best Buy
Co.

Independent Director since: 2017

Chairman since: 2023

Committees:
•Compensation
•Nominating and Corporate Governance
•Operating

Age: 57

Key Skills and Experience:
•Finance: Brings valuable financial and investment acumen as a Partner at Starboard Value. In previous roles at Casablanca Capital, Mill Road Capital and Prentice Capital Management, gained expertise evaluating and executing opportunities for long-term investments to drive growth and profitability.
•Executive Leadership: As a Partner at Starboard Value, actively engages with management teams and boards of directors of publicly traded U.S. companies to identify and execute on opportunities to unlock value for the benefit of shareholders.
•Casual Dining: Helped lead prior Starboard investments in Darden Restaurants and Papa John’s with a focus on driving operational improvements.
•Real Estate: Gained experience advising companies in managing large or complex real estate footprints, including at Darden through REIT spin to create Four Corners Property Trust.
•ESG: Brings expertise in key corporate governance matters and sustainability initiatives to inform best-in-class processes, including through prior role as member of Acacia Research Corporation’s Board of Directors and service on its Nominating, Governance & Sustainability Committee.

Career Highlights:
•Partner, Starboard Value LP (since 2011)
•Investment Analyst, Casablanca Capital (2010 – 2011)
•Investment Analyst, Mill Road Capital (2009 – 2010)
•Investment Analyst, Prentice Capital Management (2006 – 2009)
•Investment Banking Analyst, Rothschild Inc. (2004 – 2006)

Other Public Company Boards:
•Acacia Research Corporation (2019 – 2024)

Education:
•AB, Philosophy, Princeton University
•MBA, Columbia Business School

Jonathan Sagal Partner, Starboard Value LP Independent Director since: 2024 Committees: •Nominating and Corporate Governance •Operating Age: 43

Key Skills and Experience:
•Executive Leadership: As the CEO of Bloomin’ Brands since 2024, responsible for developing and executing the Company’s long-term objectives, growth strategies and initiatives for its portfolio of casual and fine-dining brands. Previously served as Executive Vice President and COO at Delta Air Lines, CEO and President of Six Flags Entertainment, and CEO PepsiCo, Asia Middle East North Africa, building deep public company executive experience in these roles.
•International: Strong international experience earned as President Greater China, CEO of Asia, Middle East and North Africa sector for PepsiCo and Vice President Country Manager Turkey for the Pepsi Bottling Group.
•Business Development and Marketing: Considerable experience in areas of consumer and food service marketing and media campaigns, as well as brand development, commercialization and innovation, gained as President and CEO Six Flags Entertainment and in various roles with PepsiCo including as President Greater China and CEO of Asia, Middle East and North Africa sector, and Senior Vice President GM West Business Unit, Vice President – Retail NE Business Unit, and Vice President Retail and Food Service Sales Pepsi Bottling Group.
•Consumer and Retail: Extensive experience in consumer/guest insights, business development, category management and consumer product journey as PepsiCo’s Chief Customer Officer for N. America Beverages, and Pepsi Bottling Group’s Vice President Retail and Food Service Sales.
•Innovation and Culture: Comprehensive knowledge of organizational, gender/ethnicity training, cultural transformation, performance management, succession planning and recruitment obtained from working on frontlines to the boardroom, including graduate work at University of Pennsylvania and as President and CEO of Greater China for PepsiCo.

Career Highlights:
•Chief Executive Officer, Bloomin’ Brands (since 2024)
•Executive Vice President and Chief Operating Officer, Delta Air Lines, Inc. (2023 – 2024)
•President and Chief Executive Officer, Six Flags Entertainment Corporation (2019 – 2021)
•PepsiCo, Inc. (2014 – 2019)
•Chief Executive Officer, Asia, Middle East and North Africa (2017 – 2019)
•President and Chief Executive Officer, Shanghai, China (2014 – 2017)
•Various roles, including Chief Customer Officer, PepsiCo, Pepsi Beverages Company (2009 – 2014)
•Various senior leadership roles, The Pepsi Bottling Group (1998 – 2009)

Other Public Company Boards:
•Casey’s General Stores, Inc. (since 2022)

Education and Military Service:
•MS, Organizational Behavior, University of Pennsylvania
•BS, History, United States Naval Academy
•USMC Veteran (1987 – 1993)

Michael Spanos Chief Executive Officer, Bloomin’ Brands Director since: 2024 Age: 60

Recommendation of the Board of Directors
The Board of Directors recommends that stockholders vote FOR each of the nominees to the Board.

Board Overview
Our Board is currently comprised of eleven individuals selected on the basis of numerous criteria, including business experience, industry knowledge and other fields of significant knowledge, good character, sound judgement, integrity, and diversity. We view the effectiveness of our Board through both an individual and collective lens and believe that our Board is optimized to support and guide the Company.

Board Snapshot

4.2 Years Average Tenure
0-4 years: 64%
5-8 years: 18%
9 or more
years: 18%

Note: The information above is based on Board composition as of March 4, 2025. The Board size will be reduced to ten directors as of the 2025 annual meeting. The term of Lawrence V. Jackson, an independent director, ends as of the 2025 annual meeting, and he is not standing for re-election.

Board Diversity Matrix

BOARD DIVERSITY MATRIX (AS OF MARCH 4, 2025)(1)
BOARD SIZE:
Total number of directors	11(1)

GENDER IDENTITY:	FEMALE	MALE
Number of directors based on gender identity	3	8
Number of directors who identify in any of the categories below:
African American or Black	—	1
Asian	—	1
White	3	5
Two or More Races or Ethnicities	—	1
_________________
(1)As of the 2025 annual meeting, the size of the Board will be reduced to ten directors. Lawrence V. Jackson’s term ends as of the 2025 annual meeting, and he is not standing for re-election.

Board Skills Matrix

Spanos	Dinkins	George	Jackson	Kunkel	Lal	Levy	Mahoney	Marein-Efron	Mohan	Sagal
ACCOUNTING AND AUDITING		●			●			●	●		
BUSINESS DEVELOPMENT AND MARKETING	●	●	●	●		●	●		●	●	
CASUAL DINING			●	●							●
CONSUMER AND RETAIL	●	●	●	●	●	●	●	●	●	●	
CYBERSECURITY, PRIVACY, DATA MGMT						●	●				
ESG					●						●
EXECUTIVE LEADERSHIP/SR. MGMT COACH	●	●	●	●	●	●	●	●	●	●	●
FINANCE		●		●	●			●	●		●
HR/TALENT MGMT/COMP DESIGN	●						●	●	●	●	
INFORMATION TECHNOLOGY AND DIGITAL						●	●			●	
INNOVATION AND CULTURE	●	●	●			●	●				
INTERNATIONAL	●	●						●			
LOGISTICS AND SUPPLY CHAIN				●		●				●	
REAL ESTATE										●	●
RISK MANAGEMENT					●			●			
FOOD SAFETY			●	●							
PUBLIC COMPANY GOVERNANCE	●				●			●	●	●	●
CAPITAL MANAGEMENT					●				●		
INVESTOR RELATIONS									●	●	●

Board Committees and Meetings
During our fiscal year ended December 29, 2024, the Board of Directors held nine meetings. During fiscal 2024, each incumbent director attended at least 75% of the aggregate of (i) the total number of Board meetings (held during the period for which he or she has been a director) and (ii) the total number of meetings held by all Board committees on which he or she served (during the period that he or she served). Directors are strongly encouraged to attend the annual meeting of stockholders. All of our directors who were then on the Board of Directors attended our 2024 annual meeting of stockholders.

We have three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found by clicking on “Governance—Governance Documents” in the “Investors” section of our website, www.bloominbrands.com. In addition, under the terms of the Starboard Agreement (defined below), in January 2024, the Board formed an Operating Committee consisting of Messrs. George (Chair), Mahoney, Mohan and Sagal.

Under our Corporate Governance Guidelines, consideration will be given to rotating committee chairs and members at approximate five-year intervals, taking into consideration the desires of individual directors, desirability of periodic rotation of committee members, and benefits of continuity and experience in committee service; however, such rotation is not mandated as policy.

Under the rules of the NASDAQ Stock Market (“NASDAQ”), our Board of Directors must consist of a majority of directors who meet NASDAQ’s independence requirements (“Independent Directors”) and the Audit, Compensation, and Nominating and Corporate Governance Committees must be composed entirely of Independent Directors. See “Independent Directors” for additional information regarding these independence requirements and our satisfaction of these requirements.

The members and chairs of these committees, as of the date of this proxy statement, are identified in the following table:

DIRECTOR	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
James L. Dinkins	X
David George (1)		X
Lawrence Jackson (2)	X		X
Julie Kunkel	Chair
Rohit Lal	X
Tara Walpert Levy		X
John J. Mahoney (1)			Chair
Melanie Marein-Efron		Chair
R. Michael Mohan (1)		X	X
Jonathan Sagal (1)			X
_________________
(1)Under the terms of the Starboard Agreement (defined below), in January 2024, the Board formed an Operating Committee consisting of Messrs. George (Chair), Mahoney, Mohan and Sagal.
(2)As of the 2025 annual meeting, the size of the Board will be reduced to ten directors. Mr. Jackson’s term ends as of the 2025 annual meeting, and he is not standing for re-election.

Audit Committee
The purposes of the Audit Committee are set forth in the Audit Committee charter and are primarily to assist the Board of Directors in overseeing:

•the integrity and overall quality of our financial statements

•the effectiveness of our internal control over financial reporting

•our compliance with legal and regulatory requirements

•the Independent Auditor’s qualifications and independence

•the evaluation of enterprise risk issues

•the performance of our internal audit function and Independent Auditor

•the Company’s identification, assessment, and management of cybersecurity and data privacy risks

The Audit Committee is also responsible for the appointment, compensation and oversight of the Independent Auditor, as well as the selection and replacement of the lead audit partner of the Independent Auditor.

The Audit Committee reviews and discusses with management and the Independent Auditor mandatory filings and financial information to be included in our audited financial statements, results and performance, including the quality of the accounting principles, the clarity of the disclosures in the financial statements and the adequacy and effectiveness of internal controls. The Audit Committee also reviews earnings press releases.

The Audit Committee reviews significant reports to management prepared by the Company’s internal audit team and management’s responses and discusses with management and the Independent Auditor the internal audit team’s responsibilities, activities, organizational structure and independence, staffing, qualifications and budget. The Audit Committee also meets regularly with our internal audit team to review and discuss the internal audit scope, plan and results of internal audit activities.

The Audit Committee also reviews and discusses with management, the internal audit team and the Independent Auditor enterprise risk issues, including cybersecurity and data privacy, and the steps management has taken to monitor and control such risk exposures. The Audit Committee receives and evaluates quarterly updates from our Chief Information Security Officer regarding the Company’s cybersecurity program and actions taken to manage cybersecurity risk. The topics cover the following, on an as-needed basis: risk identification and management strategies, consumer data protection, security programs, ongoing risk mitigation activities, and results of third-party assessments and testing.

Messrs. Dinkins and Jackson and Ms. Kunkel were each determined by our Board of Directors to be an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K and are independent within the meaning of the NASDAQ listing rules for audit committee members. All of the members meet the requirements for audit committee members under applicable NASDAQ rules regarding the ability to read and understand financial statements.

The Audit Committee held eight meetings during fiscal 2024.

Compensation Committee
The purposes of the Compensation Committee are set forth in the Compensation Committee charter and are primarily to:

•oversee our executive compensation policies and practices

•discharge the responsibilities of our Board relating to executive compensation of our Chief Executive Officer (“CEO”) and our other executive officers

•review and approve certain compensation and employee benefit plans, policies and programs; and exercise discretion in the administration of such programs

•produce, approve and recommend to our Board for its approval reports on compensation matters required to be included in our annual proxy statement or annual report, in accordance with applicable rules and regulations

For additional description of the Compensation Committee’s processes and procedures for consideration and determination of executive officer compensation, see “Compensation Discussion and Analysis” within “Executive Compensation and Related Information.”

The Compensation Committee held five meetings during fiscal 2024.

Nominating and Corporate Governance Committee

The purposes of the Nominating and Corporate Governance Committee are set forth in the Nominating and Corporate Governance Committee charter and are primarily to:

•identify and evaluate individuals qualified to become members of our Board and to recommend to our Board the director nominees for each annual meeting of stockholders or to recommend persons to fill vacancies on the Board

•review and recommend to our Board committee structure, membership, and operations, including oversight regarding the rotation of committee members

•develop and recommend to our Board a set of corporate governance guidelines

•oversee the annual performance evaluation of our Board, each committee of the Board, and each individual director, plus an even more in-depth performance review of each of the foregoing led by an outside consultant periodically

•advise the Board regarding director succession planning

•review and assess the effectiveness of the Company’s environmental, social and governance policies, goals and programs, and make recommendations to the Board based on such review and assessment

The Nominating and Corporate Governance Committee held seven meetings during fiscal 2024.

Independent Directors
Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being independent under applicable laws and the corporate governance listing standards of NASDAQ. The Nominating and Corporate Governance Committee evaluates the relationships of each director and director nominee and makes a recommendation to the Board of Directors as to whether to make an affirmative determination that such director or director nominee is independent. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has affirmatively determined that: (a) Messrs. Dinkins, George, Jackson, Lal, Mahoney, Mohan, and Sagal and Mses. Kunkel, Levy and Marein-Efron are independent under the criteria established by NASDAQ for director independence; (b) Ms. Kunkel and Messrs. Dinkins, Jackson and Lal are independent under the criteria established by NASDAQ for audit committee membership; and (c) Messrs. George and Mohan and Mses. Levy and Marein-Efron are independent under the criteria established by NASDAQ for compensation committee membership.

Arrangements or Understandings Regarding Service as a Director
Messrs. George and Sagal (the “Starboard Nominees”) were appointed by the Board on January 2, 2024 pursuant to an agreement that we entered into on January 2, 2024 (the “Starboard Agreement”) with Starboard Value LP and certain of its affiliates (collectively, “Starboard”). Messrs. George and Sagal were elected at the 2024 annual meeting, each for a one-year term expiring at the 2025 annual meeting. In addition, pursuant to the Starboard Agreement, the Company formed an Operating Committee of the Board. Mr. George was appointed to serve as Chair of the Operating Committee and as a member of the Compensation Committee. Mr. Sagal (along with current directors R. Michael Mohan and John J. Mahoney) was appointed as a member of the Operating Committee, and he was also appointed as a member of the Nominating and Corporate Governance Committee.

The Starboard Agreement, which has expired by its terms, is more fully described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on January 2, 2024.

None of our other directors or nominees have any agreements or arrangements with any other person or entity in connection with the director’s or nominee’s candidacy or service on our Board.

Nominees for the Board of Directors
Our Corporate Governance Guidelines provide that nominees for director shall be selected on the basis of their business experience, qualifications, attributes and skills, such as relevant industry knowledge; specific experience with technology, accounting, finance, leadership, strategic planning and international markets; independence; judgment; integrity; the ability to commit sufficient time and attention to the activities of the Board; diversity of occupational and personal backgrounds on the Board; the absence of potential conflicts with our interests; and such other criteria as may be established by the Board from time to time. These criteria are considered in the context of an assessment of the operation and goals of the Board as a whole. In addition, the Board considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Proposal 1—Election of Directors,” and believes that the collective business experience, industry knowledge and other fields of significant knowledge, good character, sound judgment, integrity and diversity of our current Board provides appropriate support and guidance to our Company.

Under our Corporate Governance Guidelines, no incumbent director may stand for re-election to the Board of Directors after reaching the age of 72. Any director who has reached the age of 72 must tender his or her resignation, to be effective immediately at the end of such director’s then-current term. However, the Board may, upon recommendation of the Nominating and Corporate Governance Committee, reject such resignation. Any director whose resignation is rejected by the Board must again tender his or her resignation at the end of his or her then-current term and at the end of any extended term. Mr. Mahoney tendered his resignation to the Board pursuant to the Board’s tenure policy. However, the Board opted to reject this resignation and to nominate him for re-election as a director at the annual meeting in light of the skills he contributes to the Board and its Nominating and Corporate Governance Committee, to serve for a one-year term expiring in 2026.

In recommending candidates for election to the Board of Directors, the Nominating and Corporate Governance Committee considers nominees recommended by directors, officers, employees and others, using the same criteria to evaluate all candidates. The Nominating and Corporate Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating and Corporate Governance Committee recommends the candidate for consideration by the full Board of Directors. The Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

The Nominating and Corporate Governance Committee will also consider nominees for election to the Board of Directors submitted by stockholders using substantially the same criteria it applies to recommendations by directors, officers, employees and others. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, submit the candidate’s name and qualifications to our Corporate Secretary in writing to the following address: Bloomin’ Brands, Inc., Attention: Nominating and Corporate Governance Committee, 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607.

Board Leadership Structure
Under our Corporate Governance Guidelines, the Board of Directors has established a policy that provides it with the flexibility and discretion to select its Chairman at any time, based on what it believes to be in the best interest of the Company and its stockholders. The policy further provides that the same person may serve as both Chairman of the Board and CEO, or the Board may choose to have an independent or Executive Chairman. If the offices of Chairman of the Board and CEO are held by the same person, or if the Chairman of the Board is not otherwise independent, the independent directors may annually elect (by majority vote) a Lead Independent Director.

Our Corporate Governance Guidelines provide that consideration will be given to refreshing the Chairman at approximate five-year intervals, taking into consideration the desires of individual directors, desirability of periodic rotation, and benefits of continuity and experience in Chairman service; however, such rotation is not mandated as policy.

In addition, various other corporate governance measures also contribute to a high degree of independent oversight of the Company’s management, including holding regular executive sessions; all continuing directors (other than Mr. Spanos) and all of the Board committee members being independent under the NASDAQ standards; and the Board and each committee conducting annual self-assessments to ensure that they are functioning effectively.

Mr. Mohan was appointed Chairman of the Board on August 28, 2023. As Chairman, Mr. Mohan calls and presides at meetings of the independent directors as well as the Board; establishes, in consultation with the CEO, the agenda for each Board meeting; and is available for consultation and communication with major stockholders. The Board periodically reviews its leadership structure to ensure that it continues to meet our needs in light of all relevant facts and circumstances at that time. The Board believes the current leadership structure, with an independent Chairman of the Board, is appropriate at this time and will promote continued effective decision-making.

Board’s Role in Risk Oversight
It is management’s responsibility to manage risk and bring material risks to the attention of the Board of Directors. The Board of Directors administers its risk oversight role by reviewing strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans; cybersecurity, major litigation and other matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures; and succession planning for the Chief Executive Officer position and other senior management positions. This oversight role is performed both by the Board of Directors and through the committees, who provide regular reports to the Board of Directors. The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, organizational culture, compliance with law and protecting against and responding to breaches of our data security. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements.

Code of Conduct
We have adopted a written Code of Conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, and other persons performing similar functions. A copy of the Code of Conduct can be found by clicking on “Governance—Governance Documents” in the “Investors” section of our website, www.bloominbrands.com.

Stockholder Engagement and Communications with the Board of Directors
Bloomin’ Brands is committed to ongoing engagement with our stakeholders, and we regularly seek feedback from our stockholders and other stakeholders for insight and guidance. For example, during 2024, we reached out to holders of approximately 58% of our outstanding shares and engaged with holders of approximately 35% of our outstanding shares. We will continue to seek engagement with stakeholders on matters important to our business.

In addition, stockholders may communicate with the Board of Directors through our Corporate Secretary by writing to the following address: Bloomin’ Brands, Inc., Attention: Board of Directors, 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607 (we encourage you to send a copy via email to CorporateSecretary@bloominbrands.com). Our Corporate Secretary will forward all appropriate correspondence to the Board of Directors.

Insider Trading Policy and Procedures

We have adopted an Insider Trading Policy governing the purchase, sale and other disposition of our securities by directors, officers, and employees that is designed to promote compliance with insider trading laws, rule and regulations, and applicable listing standards, as well as procedures designed to further the foregoing purposes. While the Company does not have a formal written policy governing the purchase, sale, and/or any other dispositions of its securities by the Company, the Company has developed procedures that are designed to promote compliance with insider trading laws, rules and regulations with respect to the Company’s share repurchase program. A copy of our Insider Trading Policy is filed with our Annual Report on Form 10-K.

Director Compensation
Our Compensation Committee periodically reviews the competitiveness of our Board of Directors Compensation Plan applicable to non-employee directors. Directors who are also our employees do not receive additional compensation for serving on the Board. Shares for equity awards pursuant to the Board of Directors Compensation Plan are issued from our stockholder-approved equity compensation plan in effect at the time of award (currently the Bloomin’ Brands, Inc. 2020 Omnibus Incentive Compensation Plan) and pursuant to which we are authorized to grant shares of our common stock and share-based awards to directors.

Based on the results of a competitive analysis, supported by the Compensation Committee’s independent compensation consultant Frederic W. Cook & Co. (“FW Cook”), the Compensation Committee approved a $25,000 increase to the Non-Executive Chair’s current annual cash retainer (outlined below); and approved a $20,000 increase to the annual grant for the Non-Executive Chair, with such increases effective starting with the 2024 annual Board member grants. These increases were made to maintain competitiveness of our directors’ compensation levels relative to our peer group.

Annual Board member grants vest in full on the date of the first annual meeting of stockholders following the grant date, which aligns the grants with the Director’s one-year elected term (expiring at the next annual stockholders’ meeting). The Board of Directors Compensation Plan for fiscal year 2024, which has been in effect since August 7, 2013 and was last amended April 22, 2024, includes the following compensation components for services rendered by our non-employee directors effective April 22, 2024:

•Annual cash retainer of $95,000

•Additional annual cash retainer of $85,000 for serving as non-executive Chairman

•Additional annual cash retainer of $50,000 for serving as the Lead Independent Director, if applicable

•Additional annual cash retainer of $30,000 for serving as chair and $15,000 for serving as a member (other than the chair) of the Audit Committee

•Additional annual cash retainer of $30,000 for serving as chair and $12,500 for serving as a member (other than the chair) of the Compensation Committee

•Additional annual cash retainer of $30,000 for serving as chair and $10,000 for serving as a member (other than the chair) of the Nominating and Corporate Governance Committee

•Additional annual cash retainer of $30,000 for serving as chair and $10,000 for serving as a member (other than the chair) of the Operating Committee

•Annual grant of Bloomin’ Brands restricted stock units (“RSUs”) having a fair market value, based on the closing price of the underlying common stock, of $155,000 (or $240,000 for the non-executive Chairman) on the date of our annual meeting of stockholders, which awards will vest in full on the date of the first annual meeting of stockholders following the grant date as explained above.

If a non-employee director is elected at any time other than at our annual meeting of stockholders, such director will receive an initial grant of restricted stock units having a fair market value, based on the closing price of the underlying common stock on the grant date, of $155,000 on the date of the first full Board of Directors meeting (regular or special) that such director attends, prorated for the number of months that such director will serve on the Board from and including the month of the director’s first Board meeting as a director through the month of our next annual meeting of stockholders, rounded to the nearest $100 and vesting in full at the first annual meeting of stockholders following the grant date.

The Board of Directors adopted a Stock Ownership Guidelines Policy for directors, executive officers and members of our executive leadership team. Mr. Spanos and all non-employee directors are required to accumulate shares of our common stock through direct purchases or retention of equity incentives (the “Stock Ownership Requirement”) equal to six times base salary for Mr. Spanos, and five times the annual retainer for all non-employee directors. The Stock Ownership Requirement must be met by the later of December 17, 2019 or the fifth anniversary of the director’s or executive officer’s initial election or appointment, as applicable. Mr. Spanos and all non-employee Directors have met their ownership requirement or are on track to meet their requirement before their respective deadlines.

The following table summarizes the amounts earned and paid to non-employee directors during fiscal year 2024:

	FEES EARNED OR PAID IN CASH	STOCK AWARDS (1)	OTHER COMPENSATION	TOTAL
NAME	($)	($)	($)	($)
David R. Fitzjohn (2)	26,250	—	—	26,250
David George (3)	127,974	193,830	—	321,804
Lawrence V. Jackson	128,817	155,023	—	283,840
Julie Kunkel	120,343	155,023	—	275,366
Rohit Lal	111,957	155,023	—	266,980
Tara Walpert Levy	115,215	155,023	—	270,238
John J. Mahoney	131,923	155,023	—	286,946
Melanie Marein-Efron	119,567	155,023	—	274,590
R. Michael Mohan	206,948	240,008	—	446,956
Jonathan Sagal (3)	111,635	193,830	—	305,465
__________________
(1)Represents RSUs, which vest in full on the date of the first annual meeting of stockholders following the grant date. The amounts represent the full aggregate grant date fair values computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair market value based on the closing price of the underlying common stock is $155,000 for all directors other than Mr. Mohan and $240,000 for Mr. Mohan. Mr. George and Mr. Sagal received a prorated grant upon joining the Board in January 2024. As of December 29, 2024, the non-employee directors listed above held the following aggregate number of unvested RSUs: Mr. Fitzjohn, 0 shares; Mr. George, 5,881 shares; Mr. Jackson, 5,881 shares; Ms. Kunkel, 5,881 shares; Mr. Lal 5,881 shares; Ms. Levy, 5,881 shares; Mr. Mahoney, 5,881 shares; Ms. Marein-Efron, 5,881 shares; Mr. Mohan, 9,105 shares; and Mr. Sagal, 5,881 shares.
(2)Mr. Fitzjohn’s term as a independent director ended as of the 2024 annual meeting, and he did not stand for re-election. His decision was not a result of any disagreement with the Company.
(3)Mr. George and Mr. Sagal joined the Board in January 2024.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

General
We are asking our stockholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our Independent Auditor for the fiscal year ending December 28, 2025. The Company believes that the choice of PricewaterhouseCoopers LLP as the Independent Auditor is in the best interests of the Company and its stockholders. In the event the stockholders do not ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different Independent Auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

PricewaterhouseCoopers LLP has audited the Bloomin’ Brands consolidated financial statements annually since we were formed and the financial statements of our predecessor since 1998. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they so desire. It is also expected that those representatives will be available to respond to appropriate questions.

The Audit Committee is directly responsible for the appointment, compensation and oversight of the Independent Auditor and annually reviews the firm’s qualifications and work quality. In the course of these reviews, the Audit Committee considers, among other things:

•the firm’s historical and recent plans and performance on our audit

•the firm’s capability and expertise in handling the breadth and complexity of our operations

•external data on audit quality and performance, including Public Company Accounting Oversight Board reports on the firm and its peer firms

•the firm’s independence and objectivity

•the appropriateness of the firm’s fees for audit and non-audit services, including any effect these fees may have on independence

•the quality and candor of the firm’s communications with the committee and management

•the firm’s tenure as our Independent Auditor, including the benefits of having a long-tenured auditor and controls and processes that help safeguard the firm’s independence

Principal Accountant Fees and Services
The following is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended December 29, 2024 and December 31, 2023 (dollars in thousands):

FEE CATEGORY	2024	2023
Audit Fees	$2,183	$1,790
Audit-Related Fees	20	51
Tax Fees	10	136
All Other Fees	2	2
Total Fees	$2,215	$1,979

Audit Fees. The aggregate audit fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP were for professional services rendered for the audits of our consolidated and subsidiary financial statements and services that are normally provided by the independent registered certified public accountants in connection with statutory and regulatory filings or engagements. These fees represent work for the fiscal years ended December 29, 2024 and December 31, 2023, including audited consolidated financial statements presented in our Annual Reports on Form 10-K and the review of the financial statements presented in our Quarterly Reports on Form 10-Q. In addition, services rendered included additional audit services associated with the sale of the majority ownership of our Brazil operations, repurchase of our convertible notes and related accelerated share repurchase transaction, audit of technology upgrades, Brazil tax exemptions, interest rate swap agreements and debt refinancing during the fiscal year ended December 29, 2024 and our interest rate swap agreements during the fiscal year ended December 31, 2023.

Audit-Related Fees. The aggregate audit-related fees billed by PricewaterhouseCoopers LLP were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services comprised of an evaluation of our Brazil subsidiary’s operational maturity during the fiscal year ended December 31, 2023 and consents and review of documents in connection with our franchise disclosure documents during the fiscal years ended December 29, 2024 and December 31, 2023.

Tax Fees. The aggregate tax fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP were for professional services for tax compliance, tax advice and tax planning. These services included assistance regarding U.S. tax consulting and Brazil tax compliance during the fiscal years ended December 29, 2024 and December 31, 2023.
All Other Fees. The aggregate of all other fees billed by PricewaterhouseCoopers LLP were for products and services other than the services reported above. These services included annual subscription licenses for disclosure review and accounting research tools, which we license from PricewaterhouseCoopers LLP, during the fiscal years ended December 29, 2024 and December 31, 2023.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor
The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services (including the fees and terms thereof) provided by our Independent Auditor. The policy provides for the general pre-approval of specific types of services within specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. The Chairman of the Audit Committee has the authority to address requests for pre-approval of services between Audit Committee meetings, and the Chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Recommendation of the Board of Directors
The Board of Directors recommends that the stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered certified public accounting firm for the fiscal year ending December 28, 2025.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

General
We provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with section 14A of the Securities Exchange Act, as amended (“Exchange Act”). This vote is referred to as a “say-on-pay” vote.

The Compensation Discussion and Analysis beginning on page 44 and the compensation tables beginning on page 59 of this proxy statement describe our executive compensation program and the compensation of our named executive officers for 2024. The Board of Directors is asking stockholders to cast an advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the stockholders of Bloomin’ Brands APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the Compensation Discussion and Analysis, we have a total compensation approach focused on performance-based incentive compensation that seeks to drive a pay for performance culture and:

•attract and retain qualified executives in today’s highly competitive market

•motivate and reward executives whose knowledge, skills and performance are critical to the success of the business

•provide a competitive compensation package that aligns management and stockholder interests by tying a significant portion of an executive’s cash compensation and long-term compensation to the achievement of annual performance goals

•ensure internal equity among the executive officers by recognizing the contributions each executive makes to the success of Bloomin’ Brands

As further described in the Compensation Discussion and Analysis, the Compensation Committee regularly reviews our executive compensation program to maintain a strong connection between compensation and the aspects of our performance that our executive officers can impact and that are likely to have an effect on stockholder value.

The vote on this “say-on-pay” proposal is advisory, which means that the vote will not be binding on Bloomin’ Brands, the Board of Directors or the Compensation Committee. The Compensation Committee will review and consider the results of the vote on this proposal in connection with its regular evaluations of our executive compensation program. As the Board of Directors has currently determined to hold this vote each year, absent any changes made as a result of our stockholders’ recommendation under Proposal 4, the next “say-on-pay” vote will be held at the 2026 Annual Meeting of Stockholders.

Recommendation of the Board of Directors
The Board of Directors recommends that the stockholders vote FOR the advisory approval of the compensation of our named executive officers.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE VOTES
REGARDING EXECUTIVE COMPENSATION

General
Our stockholders are also entitled to cast an advisory vote to indicate the frequency with which we should hold future advisory votes regarding executive compensation, also referred to as “say-on-pay” votes. Stockholders may vote whether to hold “say-on-pay” votes every one, two or three years. Stockholders also have the option to abstain from voting on this matter. We will consider the interval selected by the highest number of votes cast to be the recommendation of our stockholders.

The Board believes at this time that “say-on-pay” votes should be held every year. Holding an annual advisory vote provides us with more direct and immediate insight into our stockholders’ views on our executive compensation program.

Although this advisory vote is not binding on the Board of Directors, the Board values stockholder views as to what is an appropriate frequency for advisory “say-on-pay” votes. We will carefully review the voting results on this proposal. Notwithstanding the Board of Directors’ recommendation and the outcome of the stockholder vote, the Board may in the future decide to vary its practice on the frequency of “say-on-pay” votes.

Recommendation of the Board of Directors
The Board of Directors recommends a vote for every ONE YEAR for the frequency of holding future “say-on-pay” votes regarding executive compensation.

PROPOSAL NO. 5

APPROVAL OF THE BLOOMIN’ BRANDS, INC.
2025 OMNIBUS INCENTIVE COMPENSATION PLAN

General

We are asking our stockholders to approve the Bloomin’ Brands, Inc. 2025 Omnibus Incentive Compensation Plan (the “2025 Plan”), which was recommended by the Compensation Committee for approval and approved by the Board on February 12, 2025, subject to stockholder approval. The 2025 Plan permits the grant of options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance awards, and other cash-based or stock-based awards (each an “award” and collectively, the “awards”) to attract and retain employees, officers, consultants and directors and to align their interests with those of our stockholders.

The 2025 Plan is intended to replace the Company’s existing equity compensation plan, the Bloomin’ Brands, Inc. 2020 Omnibus Incentive Compensation Plan (the “2020 Plan”). Based on our historical practices and other assumptions, we anticipate that the 2025 Plan will allow us to continue to grant annual and long-term equity incentive compensation for approximately three years.

If the Company’s stockholders approve the 2025 Plan, it will become effective as of April 23, 2025 (the “Effective Date”) and no additional awards will be granted under the 2020 Plan as of such date. Outstanding awards under the 2020 Plan, however, will continue to be governed by the 2020 Plan and the agreements under which they were granted. If the 2025 Plan does not receive stockholder approval, the 2025 Plan will not go into effect, and the 2020 Plan will stay in effect.

A summary of the material terms of the 2025 Plan follows; however, please be advised that the summary is qualified in its entirety by reference to the text of the 2025 Plan, which is included as Appendix A to this Proxy Statement. We urge stockholders to read the 2025 Plan in its entirety.

Purpose of the 2025 Plan

As discussed in the Compensation Discussion and Analysis beginning on page 44, annual and long-term incentive compensation is an important part in our pay-for-performance philosophy. Incentive awards also help us remain competitive in retaining and attracting highly qualified employees upon whom, in large measure, the future growth and success of our Company depend. In 2024, we granted equity compensation to approximately 300 of our employees and nine non-employee directors.

The purpose of the 2025 Plan is to promote the interests of our Company and its stockholders by:

•	providing a means for our Company to attract and retain talented individuals

•
encouraging the profitability and growth of our Company through annual and long-term incentives that are consistent with our goals and link a portion of compensation to the value of our common stock; and

•	providing incentives which will align the interests of our employees, consultants and directors with those of our stockholders

The Board believes that the 2025 Plan will promote the interests of stockholders and is consistent with principles of good corporate governance, including:

•
Independent Committee. The 2025 Plan will be administered by the Compensation Committee, which is composed entirely of independent directors who meet NASDAQ standards for independence and are “non-employee directors” under Rule 16b-3(b)(3) of Section 16 (“Section 16”) of the Exchange Act.

•
No Discounted Stock Options or SARs. All stock option and SAR awards under the 2025 Plan must have an exercise or base price that is not less than the fair market value of the underlying common stock on the date of grant, except in the case of substitute awards granted to employees of an acquired business.

•
No Repricing; No Cash Buyout of Underwater Options or SARs. Other than in connection with a corporate transaction affecting the Company, the 2025 Plan prohibits any repricing of options or SARs and the cash buy-out of underwater options or SARs without stockholder approval.

•	No “Evergreen” Share Reserve. The 2025 Plan includes a limited Share Reserve (as defined in the proposed Plan as included in Appendix A) and does not include any “evergreen” provisions.

•
Fungible Plan Design. The 2025 Plan uses a so-called “fungible share pool” design. Under this design, so-called “full-value” awards (stock-based awards other than stock options and SARs) will be counted against the Share Reserve at an accelerated rate compared to stock options and SARs. This plan structure offers the Company flexibility in determining what types of equity awards are best suited for its needs within the overall stockholder approved Share Reserve and recognizes that certain types of awards may be more valuable than others. Accordingly, under the fungible share pool, each share of our common stock issued pursuant to a stock option or SAR will reduce the Share Reserve by one share and each share issued pursuant to a full value award will reduce the Share Reserve by 2.1 shares.

•
Minimum Vesting Requirements. The 2025 Plan imposes a one-year minimum vesting period for all equity-based awards other than (i) substitute awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction, (ii) shares delivered in lieu of fully vested cash obligations, (iii) awards to non-employee directors vesting on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) awards of up to a maximum of 5% of the Share Reserve.

•
No Dividends Paid on Unvested Awards. For any awards providing for a right to dividends or dividend equivalents, if dividends are declared during the period that such award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such award or (ii) be accumulated but remain subject to vesting requirements prior to payment to the same extent as the applicable award. No dividends or dividend equivalents will be paid with respect to options or SARs.

•
No “Liberal” Change in Control Definition; No Automatic Single-Trigger Vesting upon a Change in Control. The Change in Control definition in the 2025 Plan is not “liberal” and, for example, would not occur merely upon stockholder approval of a transaction. A change in control must actually occur in order for the Change in Control provisions in the 2025 Plan to be triggered. The 2025 Plan does not provide for the automatic acceleration of equity awards in connection with a change in control (other than in a situation where a successor corporation refuses to assume or provide an equivalent substitute award). Instead, the 2025 Plan provides the Committee with the discretion to determine the treatment of outstanding awards in connection with a change of control or in award agreements.

•
Clawback Policy. Awards under the 2025 Plan will be subject to the terms of the Company’s Compensation Recovery Policy and applicable laws and stock exchange listing requirements related to recovery, recoupment, clawback or forfeiture of compensation.

•
Limit on Maximum Awards for Non-Employee Directors. In a single fiscal year, a non-employee Director of the Company, other than a non-executive chairperson, may not be granted awards having a grant date Fair Market Value, together with any cash fees paid for services rendered for such year as a non-employee Director, that would be in excess of $500,000 in total value.

Summary of Key Stock Plan Data

In developing our share request for the 2025 Plan and to analyze the impact of equity awards on our stockholders, we considered our “burn rate” and “overhang.” Burn rate provides a measure of the potential dilutive impact of our annual equity award program. Set forth below is a table that reflects our burn rate as of fiscal year end for 2024, 2023 and 2022, as well as the average over those years.

	2024	2023	2022
Stock Options/Stock Appreciation Rights (SARs) Granted	0	0	0
Stock-Settled Time-Vested Restricted Shares/Units Granted	807,389	405,980	363,586
Stock-Settled Performance-Based Shares/Units Earned*	473,432	470,450	337,466
Weighted-Average Basic Common Shares Outstanding	85,904,901	87,229,786	88,845,570
Share-Usage Rate	1.49%	1.00%	0.79%
3 year average			1.09%
_________________
* With respect to performance-based shares/units in the table above, we calculate the share usage rate based on the applicable number of shares earned each year. For reference, the performance-based shares/units granted during the foregoing 3-year period were as follows: 290,196 shares in 2024, 301,512 shares in 2023 and 313,195 shares in 2022.

The following table sets forth certain information as of February 25, 2025, unless otherwise noted, with respect to the Company’s equity compensation plans:

Stock Options/SARs Outstanding	1,198,082
Weighted-Average Exercise Price of Outstanding Stock Options/SARS	$20.08
Weighted-Average Remaining Term of Outstanding Stock Options/SARS	0.888
Total Stock-Settled Full Value Awards Outstanding	1,470,524
Total Shares Remaining Authorized for Issuance from 2020 Plan (1)	5,768,377
Proposed Share Reserve under the 2025 Plan (1)	11,314,000
Basic common shares outstanding as of the record date February 25, 2025	84,930,752
__________________
(1)The proposed Share Reserve is subject to reduction for any awards granted under the 2020 Plan after February 25, 2025 and prior to the effective date of the 2025 Plan. Upon stockholder approval of the 2025 Plan, no further awards will be made under the 2020 Plan.

Our Board recognizes the impact of dilution on our stockholders and has evaluated this share request carefully in the context of the need to motivate, retain and ensure that our leadership team and key employees are focused on our strategic priorities. The total fully-diluted overhang as of February 25, 2025, assuming that the entire Share Reserve is granted in stock options or SARs, would be 14% and the total fully-diluted overhang, assuming the Share Reserve is granted in full-value awards only, would be 9%. The Company’s current practice is to grant full-value awards. In this context, fully-diluted overhang is calculated as the sum of grants outstanding and shares available for future awards assuming the 2025 Plan is approved by stockholders (numerator) divided by the sum of the numerator and basic common shares outstanding, with all data effective as of February 25, 2025. Our Board believes that the proposed Share Reserve represents a reasonable amount of potential equity dilution to accommodate our long-term strategic and growth priorities.

The closing price of our common stock on the NASDAQ Global Select Market was $11.90 on February 25, 2025.

Administration

The 2025 Plan will be administered by the Compensation Committee, or such other committee as may be designated by the Board, or by the full Board (the term “Committee” will refer generally to the body with such authority for purposes of this description of the 2025 Plan terms). To the extent necessary or desirable to comply with applicable rules, action by the Committee will require approval by members who are (a) independent directors in accordance with the rules of any stock exchange on which our common stock is then listed and (b) “non-employee directors” within the meaning of Section 16.

The Committee has the authority to, among other things, determine the employees, directors and consultants to whom awards may be granted, determine the number of shares subject to each award, determine the type and the terms of any award to be granted, approve forms of award agreements, interpret the terms of the 2025 Plan and awards granted under the Plan and adopt rules and regulations relating to the 2025 Plan.

However, other than in connection with certain corporate events, the Committee cannot take any of the following actions without the approval of our stockholders: (a) lower the exercise price per share of an outstanding option or SAR, (b) cancel an option or SAR when the exercise price per share exceeds the fair market value of one share in exchange for cash or another award (other than in connection with a change in control), or (c) take any other action with respect to an option or SAR that would be treated as a repricing under the applicable stock exchange rules.

The Committee may delegate its authority under the 2025 Plan to a subcommittee, except if the delegation is prohibited by law or is with respect to awards to directors or officers subject to Section 16 of the Exchange Act, unless the delegation is to a subcommittee consisting solely of directors meeting the applicable independence requirements for those types of awards. The Committee may also delegate to officers the authority to grant awards to participants that are not directors or officers subject to Section 16.

Eligibility

Employees, directors and certain consultants of the Company or its affiliates, as the Compensation Committee determines and designates from time to time, are eligible to receive awards under the 2025 Plan. Eligibility for options intended to be incentive stock options (“ISOs”) is limited to employees of the Company or certain of its affiliates. As of December 29, 2024, approximately 1,200 employees, nine non-employee directors and no consultants would be eligible to participate in the 2025 Plan.

Term

The 2025 Plan will become effective as of the Effective Date and, unless terminated earlier by the Board, will terminate on the earlier of (a) the date all shares subject to the 2025 Plan shall have been purchased or acquired according to the 2025 Plan’s provisions and (b) the tenth anniversary of the Effective Date. Upon termination of the 2025 Plan, all outstanding awards will continue to have full force and effect in accordance with the provisions of the terminated 2025 Plan and the applicable award agreement (or other documents evidencing such awards).

Shares Available for Issuance Under the 2025 Plan

Subject to adjustment and share counting as described in the 2025 Plan, the maximum number of shares that may be granted pursuant to awards under the 2025 Plan will be 11,314,000 shares, minus (i) one share for every share subject to an option or SAR granted under the 2020 Plan after February 25, 2025 and prior to the Effective Date of the 2025 Plan, and (ii) 2.1 shares for every one share subject to awards other than options and SARs granted under the 2020 Plan after February 25, 2025 and prior to the Effective Date of the 2025 Plan (the “Share Reserve”). Any shares that are subject to awards of options or SARs granted under the 2025 Plan will be counted against the Share

Reserve as one share for every one share subject to the award. Any shares that are subject to awards other than options or SARs that are granted under the 2025 Plan shall be counted against the Share Reserve as 2.1 shares for every one share subject to such awards. Awards that may be settled only in cash pursuant to their terms will not be counted against the Share Reserve.

If any shares subject to an award outstanding under the 2025 Plan or the 2020 Plan after February 25, 2025 are forfeited or the award expires, terminates or is cash-settled or canceled without issuance of any shares, then the number of shares with respect to such Award will, to the extent of any such forfeiture, termination, expiration, cash settlement or cancellation, be added back to the Share Reserve and again be available for Awards under the 2025 Plan. Shares surrendered to the Company or withheld by the Company for taxes, payment of an exercise price or otherwise under an award outstanding under the 2025 Plan, the 2020 Plan after February 25, 2025 will also be added to the Share Reserve. The permitted addbacks to the Share Reserve with respect to the foregoing will be as follows: shares that are subject to awards of options or SARs will be added back to the Share Reserve as one share for every one share subject to the award and shares that are subject to awards other than options or SARs shall be added back to the Share Reserve as 2.1 shares for every one share subject to such awards.

Any shares reserved and available for issuance under the 2025 Plan may be used for any type of award under the 2025 Plan, and any or all of the shares reserved for issuance under the 2025 Plan (up to a maximum of 11,314,000 million shares) will be available for issuance as incentive stock options.

In connection with a subdivision or consolidation of shares or other capital adjustment or other material change in capital structure of the Company, the number and kind of shares that may be issued under the 2025 Plan, the maximum award limits for Directors and the number and kind of shares that are subject to outstanding awards, and other terms and conditions thereof, will be equitably adjusted.

The Committee will have the right to cause the Company to assume awards previously granted under a compensatory plan of an acquired business and to grant substitute awards under the 2025 Plan for such awards. The Share Reserve will not be decreased by the number of shares subject to any such assumed awards and substitute awards. Shares available for issuance under a compensatory plan of an acquired business (as appropriately adjusted, if necessary) may be used for awards under the 2025 Plan and will be added to the Share Reserve, subject to applicable stockholder approval and stock exchange requirements.

Minimum Vesting Conditions

Except with respect to (i) substitute awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction, (ii) shares delivered in lieu of fully vested cash obligations, (iii) awards to non-employee directors vesting on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) awards of up to a maximum of 5% of the Share Reserve, no awards (other than cash-based awards) will vest earlier than the one-year anniversary of the grant date. These conditions shall not restrict the Committee’s ability to provide for accelerated exercisability of vesting of any Award, including in cases of retirement, death, Disability or a Change in Control (as such terms are defined in the 2025 Plan), in the terms of the award agreement or otherwise.

Types of Awards

The 2025 Plan permits the grant of the following types of awards:

Stock Options. Stock options may be either nonqualified stock options or incentive stock options. The holder of an option will be entitled to purchase a number of shares at a specified option price during a specified time period, all as determined by the Committee. The option price will be fixed by the Committee and, except in the case of substitute awards, the option price will be at least the fair market value of one share on the grant date (or 110% of the fair market value if the holder of an incentive stock option is a 10% or greater stockholder).

Subject to certain limitations, each option granted under the 2025 Plan will become vested and/or exercisable at such times and under such conditions as determined by the Committee. Options will terminate on the tenth anniversary of the grant date of such option, unless the Committee establishes an earlier termination date or other circumstances causing earlier termination.

Stock Appreciation Rights (SARs). The holder of a SAR will be entitled to receive, upon exercise of the SAR, an amount equal to the excess of (a) the fair market value of one share on the date the SAR is exercised, over (b) the grant price of the SAR. The Committee will determine the grant price, which, except in the case of substitute awards, will be no less than the fair market value of one share on the grant date, and whether the payment received upon exercise of a SAR will be in cash, in shares of equivalent value, or in some combination thereof. The Committee will also determine all other terms and conditions of any SAR. SARs will terminate on the tenth anniversary of the grant date of such SAR, or on such earlier date or upon the occurrence of such circumstances as may be determined by the Committee.

Restricted Stock and Restricted Stock Units. Under the 2025 Plan, the Committee may grant participants stock awards, which may involve the award of shares or the award of stock units representing an amount equivalent in value to the fair market value of a share, payable in shares, cash or other property. The Committee may impose conditions and/or restrictions on restricted stock or restricted stock units (“RSUs”) as it may deem advisable including, time-based restrictions and/or restrictions based upon the achievement of specific performance goals. Unless provided otherwise by the Committee, restricted stock or RSUs are forfeited to the extent that a participant fails to satisfy the applicable conditions during the restricted period.

Performance Awards. The Committee may grant performance awards under the 2025 Plan in such amounts and upon such terms as the Committee determines. The Committee will set performance goals in its discretion which, depending on the extent to which they are achieved, will determine the value and/or number of shares subject to a performance award that will be paid out to the participant. Payment of the value earned under performance awards will be made in the form, including cash, shares, other awards, or a combination thereof, at the time, and in the manner determined by the Committee. In addition, the Committee may specify that another type of award may have performance-based conditions.

Other Awards. The Committee may grant other awards that are denominated in cash or valued in whole or in part by reference to, or are otherwise based upon shares, either alone or in addition to other awards granted under the 2025 Plan. Other awards may be settled in shares, cash or any other form of property, and have such other terms and conditions as determined by the Committee.

Repayment of Awards and Forfeiture

The Committee may seek repayment or recovery of an award, including any shares subject to or issued under an award or the value received pursuant to an award, as appropriate, pursuant to the Company’s Compensation Recovery Policy (or any successor policy). In addition, awards under the 2025 Plan are subject to any other recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time, and are also subject to any applicable law or regulation or the standards of any stock exchange on which the shares are then listed that provide for any such recovery, recoupment, clawback and/or forfeiture.

The Committee may also provide that the participant’s rights under an award are subject to reduction, cancellation, forfeiture or recoupment upon (a) breach of non-competition, non-solicitation, confidentiality or other restrictive covenants that are applicable to the participant, (b) a termination of the participant’s employment for cause, or (c) other conduct by the participant that is detrimental to the business or reputation of the Company and/or its affiliates.

Change In Control

The Committee may provide for accelerated vesting of an award upon, or as a result of events following, a change of control (as defined in the 2025 Plan and described below). This may be established in either the award agreement or in connection with the change of control or any policy that may be adopted by the Committee, such as the Company’s Executive Change in Control Plan. In addition, in the event of a change of control, the Committee may cause an award to be canceled in exchange for a cash payment to the participant or cause an award to be assumed by a successor corporation.

A change in control under the 2025 Plan generally means the occurrence of any of the following:

•
any person or a “group” within the meaning of Section 13(d) of the Exchange becomes the beneficial owner, directly or indirectly, of securities of the Company, representing more than 50% of the combined voting power of the Company’s then outstanding securities; or

•
during any twelve-month period, a majority of the Board of Directors as of the beginning of such period, for any reason, ceases to be comprised of individuals whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors as of the beginning of such period or whose election or nomination for election was previously so approved (other than an individual whose initial assumption of office is in connection with or as a result of an actual or threatened election contest relating to the election or removal of the directors of the Company or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board of Directors); or

•
consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such event continuing to represent more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

•
consummation of the sale of all or substantially all of the assets of the Company, other than a sale after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale.

Performance Measures

One or more performance measure(s) may be selected by the Committee to establish performance goals for any awards subject to performance conditions (performance measures that are financial metrics may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Committee) and may include, without limitation:

•	Sales, revenue, net sales, or gross revenues

•	Revenue or sales growth or product revenue or sales growth

•	Same store sales growth

•	Earnings per share, including growth measures

•	Pre-tax income, including growth measures

•	Net income, including growth measures

•	Return measures, including, but not limited to: return on assets or net assets; return on equity; return on operating capital; return on invested capital; and return on sales

•	Cash flow return on investments which equals net cash flows divided by stockholders’ equity

•	Earnings before interest and taxes, including growth measures

•	Earnings before or after taxes, interest, depreciation and/or amortization, including growth measures

•	Debt reduction

•	Financial ratios, including those measuring liquidity, activity, profitability or leverage;

•	Costs, reductions in cost, and cost control measures

•	Share price, including growth measures

•	Total stockholder return, including growth measures

•	Market share

•	Volume growth

•	Customer growth

•	Customer satisfaction

•	Successfully completing divestitures and assets sales

•	Successfully completing acquisitions

•	Regulatory achievements or compliance

•	Restaurant margins, including growth measures

•	Reducing non-operations expenses/operating efficiencies

•	Other operating efficiency measures or ratios

•	Operating income, including growth measures

•	Return on capital

•	Return on capital employed

•	Pre-tax income margin

•	New unit growth

•	New unit return on investment

•	Product development achievements

•
The attainment of levels of performance of the Company under one or more of the measures described above relative to the performance of other businesses, or various combinations of the foregoing, or changes or additions to any of the foregoing as approved by the Committee.

These goals may apply to the participant, one or more business units, one or more subsidiaries or the Company as a whole.

When the Committee establishes the performance goals, the Committee may provide that adjustments will be made to the performance goals to reflect events including: (a) asset impairment expenses or write-downs; (b) litigation, claims, judgments or settlements; (c) unusual, infrequently occurring, extraordinary or nonoperating items; (d) restructurings; (e) acquisitions, divestitures or discontinued operations; (f) transaction-related expenses; (g) stock dividends, splits, combinations or exchanges of stock; (h) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; and (i) any other events as determined by the Committee.

Amendments And Termination

The Board may amend, suspend, or terminate the 2025 Plan at any time, subject to the prior approval of the Company’s stockholders to the extent required by applicable law or stock exchange requirement or, in any event, if the action would increase the number of shares available for awards under the 2025 Plan other than in a manner provided for in the 2025 Plan. In addition, no termination, amendment, or modification of the 2025 Plan may be made that adversely affects in a material way any award previously granted under the 2025 Plan, without the prior written consent of the award participant.

Federal Income Tax Consequences

The following discussion is designed to provide only a brief, general summary description of the federal income tax consequences associated with awards made pursuant to the 2025 Plan, based on a good faith interpretation of the current federal income tax laws, regulations, and judicial and administrative interpretations, all as in effect or proposed as of the date hereof and all of which are subject to change, possibly with retroactive effect. The following discussion only sets forth federal income tax consequences and does not address any other federal tax consequences or any state, local, or foreign tax consequences that may apply. A participant in the 2025 Plan should not rely on this description and instead should consult his or her own tax advisor.

Non-Qualified Options. The grant of an option generally will have no federal income tax consequences for the optionee or the Company. Upon the exercise of an option, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of our common stock on the exercise date over the exercise price. Generally, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee at the time the optionee recognizes such income for tax purposes, subject to limitation under Internal Revenue Code of 1986, as amended (the “Internal Revenue Code” or “Code”), Section 162(m), which prohibits publicly held corporations from deducting more than $1 million per year in compensation paid to certain covered executives.

Incentive Stock Options (ISOs). An optionee does not recognize taxable income upon the grant or upon the exercise of an ISO (although the exercise of an ISO may in some cases trigger liability for the alternative minimum tax). Upon the sale of ISO shares, the optionee recognizes income in an amount equal to the excess, if any, of the fair market value of those shares on the date of sale over the exercise price of the ISO shares. The income is taxed at the long-term capital gains rate if the optionee has not disposed of the stock within two years after the date of the grant of the ISO and has held the shares for at least one year after the date of exercise, and we are not entitled to a federal income tax deduction. ISO holding period requirements are waived when an optionee dies. If an optionee sells ISO shares before having held them for at least one year after the date of exercise and two years after the date of grant, the optionee recognizes ordinary income to the extent of the lesser of: (a) the gain realized upon the sale; or (b) the excess of the fair market value of the shares on the date of exercise over the exercise price. Any additional gain is treated as long-term or short-term capital gain depending upon how long the optionee has held the ISO shares prior to disposition. In the year of any such disposition, we will receive a federal income tax deduction, subject to limitation under Section 162(m) of the Code, in an amount equal to the ordinary income that the optionee recognizes, if any, as a result of the disposition.

Stock Appreciation Rights (SARs). The grant of a SAR generally will have no federal income tax consequences for the participant. Upon the exercise of a SAR, the participant will recognize ordinary income equal to the amount of cash or the fair market value of any shares received upon such exercise. Generally, the Company will be entitled to a deduction, subject to limitation under Section 162(m) of the Code, equal to the amount of ordinary income recognized by the participant at the time the participant recognizes such income for tax purposes.

Restricted Stock. The grant of restricted stock generally will have no federal income tax consequences to the participant or the Company. The participant will generally recognize ordinary income on the date the award vests, in an amount equal to the value of the shares on the vesting date. Under Section 83 of the Code, a participant may elect to recognize income on the date of grant rather than the date of vesting in an amount equal to the fair market value of the shares on the date of grant (less the purchase price for such shares, if any). Generally, the Company will be entitled to a deduction, subject to limitation under Section 162(m) of the Code, equal to the amount of ordinary income recognized by the participant at the time the participant recognizes such income for tax purposes.

Restricted Stock Units and Performance Awards. The grant of a restricted stock unit award or a performance award generally will have no federal income tax consequences to the participant or the Company. The participant generally will recognize ordinary income when payment is actually or constructively received by the participant in satisfaction of the restricted stock unit award or performance award, in an amount equal to the amount of cash paid and the fair market value of any shares delivered to the participant. Generally, the Company will be entitled to a deduction, subject to limitation under Section 162(m) of the Code, equal to the amount of ordinary income recognized by the participant at the time the participant recognizes such income for tax purposes.

Section 409A. Section 409A of the Internal Revenue Code provides special tax rules applicable to programs that provide for a deferral of compensation. Failure to comply with those requirements will result in accelerated recognition of income for tax purposes, along with an additional tax equal to 20% of the amount included in income, and interest on deemed underpayments in certain circumstances.

Certain payments made to employees and other service providers in connection with a change in control may constitute “parachute payments” subject to tax penalties imposed on both the Company and the recipient under Sections 280G and 4999 of the Code. In general, when the value of parachute payments equals or exceeds three times the employee’s “base amount,” the employee is subject to a 20% nondeductible excise tax on the excess over the base amount and the Company is denied a tax deduction for the excess payments. The base amount is generally defined as the employee’s average compensation for the five calendar years prior to the date of the change in control. The value of accelerated vesting of restricted stock, options, or other awards in connection with a change in control can constitute a parachute payment.

New Plan Benefits

As of March 4, 2025, no awards have been made under the 2025 Plan. Because benefits under the 2025 Plan are discretionary and will depend on the actions of the Committee, the performance of the Company, and the value of our common stock, it is not possible to determine the benefits that will be received if stockholders approve the 2025 Plan.

Recommendation of the Board of Directors
The Board of Directors recommends that the stockholders vote FOR approval of the Bloomin’ Brands, Inc. 2025 Omnibus Incentive Compensation Plan.

PROPOSAL NO. 6

STOCKHOLDER PROPOSAL REGARDING
VIRTUAL STOCKHOLDER MEETINGS

We have received notice of the intention of stockholder The Humane Society of the United States (“HSUS”) to present the following proposal at the annual meeting. In accordance with federal securities regulations, the text of the stockholder proposal and supporting statement appears below exactly as received, other than minor formatting changes. The contents of the proposal or supporting statement are the sole responsibility of the proponent, and we are not responsible for the content of the proposal or any inaccuracies it may contain. The Company will promptly provide the address of the proponent and the number of shares owned by him upon request directed to the Company’s Corporate Secretary.

As explained below, the Board of Directors does not support the adoption of this proposal and asks stockholders to consider its response following the proponent’s statement below. If the proposal is properly presented at the annual meeting, the Board recommends you vote AGAINST this proposal.

*    *    *

RESOLVED: Shareholders ask Bloomin’ Brands to adopt and implement a policy, and amend its governing documents as needed, to permit remote shareholder presence and participation by virtual means for its annual and special shareholder meetings.

SUPPORTING STATEMENT:

In 2021, Brinker International adopted a formal policy to provide virtual access to shareholder meetings (see www.bit.ly/BrinkerPolicy). The same year, Cracker Barrel shareholders passed a proposal requesting virtual access; and in 2022, Jack in the Box shareholders did the same. Both of those proposals also received support from Institutional Shareholder Services (ISS) and Glass Lewis.

We now ask Bloomin’ Brands shareholders to consider the issue too.

For context, the COVID-19 pandemic brought attention to the impacts and significance of conducting business remotely. Countless employees were expected (or required) to work remotely, and travel was curtailed as governments issued health warnings.

Since then, virtual participation more than ever before continues to be incorporated into meetings of all types, including for shareholder meetings.

In fact, food companies of all sizes continued providing virtual attendance and participation for their meetings post-pandemic, including Albertsons, Aramark, BJ’s Wholesale, BurgerFi, Campbell Soup, Cheesecake Factory, Chipotle, Coca-Cola, Conagra, Costco, Darden, Denny’s, Domino’s, El Pollo Loco, First Watch, General Mills, Hershey, Hormel, JM Smucker, Kraft Heinz, Krispy Kreme, Kroger, McDonald’s, Mondelez, Papa John’s, PepsiCo, Post, Potbelly, Restaurant Brands International, Shake Shack, Starbucks, Sysco, Target, US Foods, Walmart, Wendy’s, Wingstop, and more.

Bloomin’ Brands, on the other hand, has reverted back to in-person only meetings, depriving shareholders of any means to be deemed present and participate virtually.

This is unfair and unnecessary. It increases health risks for shareholders who wish to present a proposal, ask a question, or even just attend such a meeting; for company executives and other employees required to attend; for board members; and for support staff at meeting venues. It may also deter attendance by forcing shareholders to choose between protecting their health or risking illness to exercise their basic shareholder rights.

In addition to its impacts on health and safety, virtual access to meetings would contribute to various company social and sustainability goals—such as by furthering inclusiveness (by enabling all shareholders an equal opportunity to participate in meetings regardless of financial, physical, or other barriers) and offering sustainability benefits.

To be clear, many shareholders prefer “hybrid” meetings (i.e., meetings held in-person but with a virtual participation option), since hybrids provide the best of both worlds while mitigating the concerns of each. However, adoption of this proposal wouldn’t mandate any particular format, but rather, just require that virtual presence and participation be permitted for shareholder meetings. This would allow the company flexibility to choose a meeting format while ensuring shareholders have a means to attend and exercise their rights without putting themselves and others at increased risk.

*    *    *

Statement of the Board of Directors in Opposition to the Stockholder Proposal
After careful consideration, the Board of Directors unanimously recommends a vote AGAINST this Proposal No. 6 for the following reasons:

After thorough evaluation, the Board of Directors has concluded that adopting this proposal would not be in the best interests of the Company or its stockholders. While the Board acknowledges that permitting virtual attendance at a stockholder meeting may be beneficial under certain circumstances, which the Board has the discretion to determine, mandating the availability of this format for all stockholder meetings is not warranted or advisable.

Method and Means of Conducting Stockholder Meetings Should Remain With the Board:

The Company’s By-Laws authorize the Board to determine the date, time and place, if any, of the annual meeting of stockholders. Pursuant to Section 211(a)(1) of the Delaware General Corporation Law, if a company’s board of directors is authorized to determine the location of a meeting of stockholders, the board of directors may, in its sole discretion, determine whether to hold a virtual meeting. Therefore, the Board has the discretion and flexibility to determine whether to hold stockholder meetings either in person, virtually, or through a combination of both, depending on what is deemed most appropriate by the Board at the time. The Board, as the decision-making body, is in the best position to make informed decisions as to the appropriate way to conduct our stockholder meetings each year based on its evaluation of various factors, including the ability of our stockholders to participate and provide feedback through our stockholder meetings and other channels; the effectiveness of communication via remote attendance; the time and attention to preparation entailed in a particular meeting format; the best use of our resources and facilities; the necessary technological availability and any potential technical issues; the various financial costs and environmental impact associated with having a virtual meeting, an in-person meeting or both simultaneously; the risks and benefits of virtual meeting attendance and the safety of our stockholders, Board members and employees; and clarity and consistency in our procedures. The method and means of conducting meetings is an ordinary business matter that should continue to be managed by the Board based on its full knowledge of considerations relevant to each particular stockholder meeting.

Mandating Virtual Access Forecloses on the Board’s Discretion:

Requiring virtual access at all stockholder meetings would limit the Board’s ability to choose the most suitable format for each stockholder meeting. The Board believes that maintaining the discretion to choose the meeting format allows for better adaptation to changing circumstances, stockholder preferences and shifting attitudes towards corporate governance. While other companies have adopted formal policies to provide for virtual access to stockholder meetings, as noted by the proposal, those policies were generally adopted during the height of the COVID-19 pandemic and in connection with specific related health concerns. The Board currently has the ability to conduct stockholder meetings virtually, and the Board utilized its discretion to allow the Company’s 2020, 2021 and 2022 annual meetings of stockholders to be attended remotely due to the Board’s assessed impact of the COVID-19 pandemic. The proposal does not cite any particular ongoing health concerns. As described above, the determination is complex and requires an informed analysis. The Board is committed to ensuring that stockholder meetings are conducted in a manner that maximizes participation and feedback while balancing considerations such as safety, cost, and resource utilization; thus, the Board should remain the decision-maker for matters such as these rather than applying a blanket mandate that all stockholder meetings must offer virtual access.

Permitting Virtual Access May Not Increase Stockholder Participation Despite the Costs to the Company:

Virtual stockholder meetings, while potentially less costly for individual stockholders, can impose significant expenses on the Company. Such costs include the time and attention of our employees, expenses and time dedicated to the implementation of new technology, hiring of specialized vendors, creation of a process for verifying stockholder identity, protection against technology glitches and disruptions, and other considerations to ensure the security and smooth operation of virtual access. These costs were, and in the future would ultimately be, borne by all stockholders and may not result in a benefit to stockholders. For example, during the three years (2020-2022) that the Company permitted hybrid meeting attendance due to the pandemic, the Company did not experience any increase in meeting attendance, despite the cost incurred by the Company in making remote access available.

Recommendation of the Board of Directors
The Board of Directors recommends that the stockholders vote AGAINST this stockholder proposal.

OWNERSHIP OF SECURITIES

The following table describes the beneficial ownership of Bloomin’ Brands, Inc. common stock as of February 12, 2025 (except as noted) by each person known to us to beneficially own more than 5% of our common stock, each director, and each named executive officer listed in the “Summary Compensation Table,” and all current directors and executive officers as a group. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options and restricted stock units beneficially owned by that person that are exercisable or will be settled within 60 days following February 12, 2025. The beneficial ownership percentages reflected in the table below are based on 84,855,311 shares of our common stock outstanding as of February 12, 2025.

Except as otherwise indicated in a footnote, all of the beneficial owners listed have, to our knowledge, sole voting, dispositive and investment power with respect to the shares of common stock listed as being owned by them. Unless otherwise indicated in a footnote, the address for each individual listed below is c/o Bloomin’ Brands, Inc., 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS (COMMON STOCK)
Five Percent Stockholders:
BlackRock Inc. (1) 50 Hudson Yards New York, NY 10001	11,807,021	13.91%
The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	9,344,324	11.01%
Starboard Value LP (3) 777 Third Avenue, 18th Floor New York, NY 10017	8,441,000	9.95%
Directors and Named Executive Officers:
Pierre A. Berenstein (4)	56,608	*
David J. Deno (5)	1,298,147	1.52%
James L. Dinkins (6)	—	*
David George (6)	2,688	*
Mark E. Graff (7)	72,875	*
W. Michael Healy (8)	93,391	*
Astrid C. Isaacs (9)	5,322	*
Lawrence V. Jackson (6)	28,614	*
Julie Kunkel (6)	12,715	*
Rohit Lal (6)	4,018	*
Kelly M. Lefferts (10)	112,585	*
Tara Walpert Levy (6)	63,995	*
John J. Mahoney (6)	71,953	*
Melanie Marein-Efron (6)	10,650	*
Christopher Meyer (11)	132,530	*
R. Michael Mohan (6)	44,662	*
Jonathan Sagal (6)	1,492	*
Gregg D. Scarlett (12)	564,867	*
Michael Spanos (13)	—	*
All current directors and executive officers as a group (14)	2,577,112	3.00%
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*Indicates less than one percent of common stock.
(1)According to a Schedule 13G/A filed with the SEC, on November 8, 2024, reporting beneficial ownership of 11,807,021 shares, as of September 30, 2024, BlackRock, Inc. has sole voting power with respect to 11,672,733 shares and sole dispositive power with respect to 11,807,021 shares.
(2)According to a Schedule 13G/A filed with the SEC on January 30, 2025, reporting beneficial ownership of 9,344,324 shares, as of December 31, 2024, The Vanguard Group has shared voting power with respect to 137,431 shares, sole dispositive power with respect to 9,128,690 shares and shared dispositive power with respect to 215,634 shares.

(3)According to a Schedule 13D/A filed with the SEC on January 2, 2024, reporting beneficial ownership of 8,441,000 shares by Starboard Value LP, as of January 2, 2024. Based on such filing, (i) Starboard Value and Opportunity Master Fund Ltd (“Starboard V&O Fund”) has sole voting and dispositive power with respect to 4,979,116 of the reported shares; (ii) Starboard Value and Opportunity S LLC (“Starboard S LLC”) has sole voting and dispositive power with respect to 601,631 of the reported shares; (iii) Starboard Value and Opportunity C LP (“Starboard C LP”) has sole voting and dispositive power with respect to 460,008 of the reported shares; (iv) Starboard Value and Opportunity Master Fund L LP (“Starboard L Master”) has sole voting and dispositive power with respect to 259,257 of the reported shares; (v) Starboard X Master Fund Ltd (“Starboard X Master”) has sole voting and dispositive power with respect to 1,259,995 of the reported shares; and (vi) the Starboard Value LP Account (as defined below) holds 880,993 of the reported shares. Starboard Value LP is the investment manager of Starboard V&O Fund, Starboard C LP, Starboard L Master and Starboard X Master and of a certain managed account (the “Starboard Value LP Account”) and the manager of Starboard S LLC; Starboard Value R LP (“Starboard R LP”) is the general partner of Starboard C LP; Starboard Value L LP (“Starboard L GP”) is the general partner of Starboard L Master; Starboard Value R GP LLC (“Starboard R GP”) is the general partner of Starboard R LP and Starboard L GP; Starboard Value GP LLC (“Starboard Value GP”) is the general partner of Starboard Value LP; Starboard Principal Co LP (“Principal Co”) is a member of Starboard Value GP; and Starboard Principal Co GP LLC (“Principal GP”) is the general partner of Principal Co. Jeffrey C. Smith and Peter A. Feld are members of Principal GP and members of the Management Committees of Starboard Value GP and Principal GP. In these capacities, each of Starboard Value LP, Starboard Value GP, Principal Co, Principal GP and Messrs. Smith and Feld may be deemed the beneficial owners of (i) 4,979,116 shares owned by Starboard V&O Fund, (ii) 601,631 shares owned by Starboard S LLC, (iii) 460,008 shares owned by Starboard C LP, (iv) 259,257 shares owned by Starboard L Master, (vi) 1,259,995 shares owned by Starboard X Master, and (vii) 880,993 shares held in the Starboard Value LP Account. Jonathan Sagal is a partner at Starboard Value LP, and was appointed to the Board pursuant to the Starboard Agreement. The address of the principal office of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard R LP, Starboard L Master, Starboard L GP, Starboard R GP, Starboard X Master, Starboard Value LP, Starboard Value GP, Principal Co, Principal GP and Mr. Sagal is 777 Third Avenue, 18th Floor, New York, New York 10017.The address of the principal office of each of Messrs. Smith and Feld is c/o Starboard Value LP, 201 E Las Olas Boulevard, Suite 1000, Fort Lauderdale, Florida 33301.
(4)Includes 12,500 shares subject to stock options with an exercise price of $20.38 per share, 11,198 shares subject to stock options with an exercise price of $19.23 per share and 6,891 RSUs that Mr. Berenstein has the right to acquire within 60 days of February 12, 2025. Excludes 39,684 RSUs and 21,362 performance stock units (“PSUs”) that will not vest within 60 days of February 12, 2025. Mr. Berenstein left the Company on April 1, 2024 and reported beneficial ownership is as of Mr. Berenstein’s last Form 4 filed under Section 16 prior to his departure.
(5)Includes 270,758 shares subject to stock options with an exercise price of $20.62 per share, 50,345 shares subject to stock options with an exercise price of $21.29 per share, 42,917 shares subject to stock options with an exercise price of $24.10 per share, 57,921 shares subject to stock options with an exercise price of $17.27 per share, 56,577 shares subject to stock options with an exercise price of $17.15 per share, 55,760 shares subject to stock options with an exercise price of $25.36 per share and 53,796 RSUs Mr. Deno has the right to aquire within 60 days of February 12, 2025. Excludes 102,103 PSUs that vested as of Mr. Deno’s retirement date, but are subject to applicable performance criteria and will not be settled within 60 days of February 12, 2025.
(6)Excludes the following number of RSUs that will not vest within 60 days of February 12, 2025: Mr. Dinkins, 3,410 shares; Mr. George, 5,881 shares; Mr. Jackson, 5,881 shares; Ms. Kunkel 5,881 shares; Mr. Lal, 5,881 shares Ms. Levy, 5,881 shares; Mr. Mahoney, 5,881 shares; Ms. Marein-Efron 5,881 shares; Mr. Mohan, 9,105 shares and Mr. Sagal, 5,881 shares. Ms. Kunkel’s shares include 2,065 shares held in her IRA.
(7)Includes 1,569 shares subject to stock options with an exercise price of $25.36 per share, 25,000 shares subject to stock options with an exercise price of $17.15 per share and 8,743 RSUs that Mr. Graff has the right to acquire within 60 days of February 12, 2025. Excludes 52,215 RSUs and 20,199 PSUs that will not vest within 60 days of February 12, 2025.
(8)Includes 35,336 shares subject to stock options with an exercise price of $20.72 per share and 6,272 RSUs that Mr. Healy has the right to acquire within 60 days of February 12, 2025. Excludes 46,914 RSUs and 18,360 PSUs that will not vest within 60 days of February 12, 2025.
(9)Ms. Issacs left the Company on September 3, 2024 and reported beneficial ownership is as of Ms. Issac’s last Form 4 filed under Section 16 prior to her departure.
(10)Includes 7,281 shares subject to stock options with an exercise price of $21.29 per share, 5,703 shares subject to stock options with an exercise price of $24.10 per share, 4,200 shares subject to stock options with an exercise price of $25.36 per share and 7,304 RSUs that Ms. Lefferts has the right to acquire within 60 days of February 12, 2025. Excludes 33,214 RSUs and 26,091 PSUs that will not vest within 60 days of February 12, 2025.
(11)Mr. Meyer left the Company on April 1, 2024 and reported beneficial ownership is as of Mr. Meyer’s last Form 4 filed under Section 16 prior to his departure.
(12)Includes 100,000 shares subject to stock options with an exercise price of $18.45 per share, 46,472 shares subject to stock options with an exercise price of $21.29 per share, 36,974 shares subject to stock options with an exercise price of $24.10 per share, 36,090 shares subject to stock options with an exercise price of $17.27 per share, 100,000 shares subject to stock options with an exercise price of $17.96 per share and 6,265 RSUs that Mr. Deno has the right to aquire within 60 days of February 12, 2025. Excludes 7,756 PSUs that vested as of Mr. Scarlett’s retirement date, but are subject to applicable performance criteria and will not be settled within 60 days of February 12, 2025.
(13)Excludes 180,246 RSUs that will not vest within 60 days of February 12, 2025.
(14)Includes a total of 956,601 shares subject to stock options and 89,271 RSUs that our current directors and executive officers have the right to acquire or that will vest within 60 days of February 12, 2025. Excludes a total of 411,836 shares subject to RSUs and 195,871 shares subject to PSUs that our current directors and executive officers do not have the right to acquire within 60 days of February 12, 2025.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction and Executive Summary
This Compensation Discussion & Analysis (“CD&A”) provides a comprehensive description of our executive pay program, design objectives and an overview of how program features are carefully designed to ensure compensation outcomes directly align to the company performance objectives. It includes a description of the compensation provided in 2024 to our named executive officers (“NEOs”) who are listed below and named in the Summary Compensation Table.

Michael L. Spanos (1)	Chief Executive Officer (since September 3, 2024)
W. Michael Healy (2)	Executive Vice President, Chief Financial Officer (since April 2, 2024)
Pierre A. Berenstein (3)	Executive Vice President, Chief Customer Officer (through December 30, 2024)
Mark E. Graff	Executive Vice President, President of Bonefish Grill and Fine Dining
Kelly M. Lefferts	Executive Vice President, Chief Legal Officer and Secretary
David J. Deno (1)	Former Chief Executive Officer (through September 2, 2024)
Christopher A. Meyer (2)	Former Executive Vice President, Chief Financial Officer (through April 1, 2024)
Astrid C. Isaacs	Former Senior Vice President, Chief Technology Officer (through September 3, 2024)
Gregg D. Scarlett	Former Executive Vice President, Chief Operating Officer, Casual Dining Restaurants (through March 15, 2024)
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(1)On May 2, 2024, David J. Deno informed the Board of Directors of his intention to retire from his role as Chief Executive Officer and as a member of the Board. Michael L. Spanos joined the Company as Chief Executive Officer on September 3, 2024. Mr. Deno remained with the Company until December 31, 2024, to assist Mr. Spanos with the transition.
(2)On February 20, 2024, Christopher A. Meyer informed the Board of his intention to retire from his role as Chief Financial Officer during 2024. Mr. Meyer remained in the role until W. Michael Healy was appointed as Chief Financial Officer on April 2, 2024.
(3)On December 31, 2024, the Company filed a Form 8-K announcing it had entered into a strategic partnership with Vinci Partners in conjunction with sale of majority interest in the Company’s Brazil operations. Mr. Berenstein, in accordance with the new strategic partnership, accepted the role of Chief Executive Officer of Bold Hospitality, in which the Company has a minority interest, and his employment with the Company terminated as of December 30, 2024.

Navigating Market Headwinds While Focused on Operational Excellence and Future Leadership:
Bloomin’ Brands continued to focus on its strategy and execution within a challenging industry backdrop. Fiscal 2024 reflected a year where despite our tremendous efforts, we fell short of our ambitious goals for 2024 related to total adjusted revenue and adjusted operating income, as further evidence of the rigorous standards our executive team and Compensation Committee measure Bloomin’ Brands against.

However, 2024 also held several critical events that will set us up for long-term success. Our Board of Directors approved leadership changes including a new Chief Executive Officer in Michael L. “Mike” Spanos and a new Chief Financial Officer in W. Michael Healy. Mr. Spanos is an accomplished strategist, operations and cultural leader, and our Board believes that his experience operating complex, multi-unit businesses will benefit our iconic, founder-inspired brands.

Additionally, the Company entered into a strategic partnership with Vinci Partners as the majority owner of our Brazil operations, and we are excited to have them as our partner to grow the Brazil business in the future. This transaction will allow us to simplify and focus on our domestic operations. And strategic work is underway at Outback Steakhouse focused on improving traffic trends and operational execution.

Bloomin’ Brands is a portfolio of iconic brands, and by focusing on the core of our brands and operational excellence, we have a long runway ahead.

Alignment with Our Stockholders – Payouts Under Our Incentive Programs:
Bloomin’ Brands has a pay-for-performance philosophy for executive compensation and performance-based compensation tied to specific financial and strategic initiatives. For 2024, the Compensation Committee set rigorous goals for both revenue and profitability under the annual plan (adjusted revenue and adjusted operating income performance, respectively). We fell short of these targets largely due to industry headwinds and an inflationary environment. Over the three-year period, the Company fell short of EPS and total shareholder return targets. Highlighted in the charts below are our results compared to the goals we set and the corresponding payout levels under our annual and long-term incentive plans, which were 28% of target and 0% of target, respectively.

While we do not like to see our Company fall short of the rigorous targets we set each year, the 2024 year-end payouts for our executive team under both the short- and long-term incentive plans which were meaningfully below-target provide further evidence that the compensation program is working as intended and there is alignment with our shareholders’ experience.

Short-Term Incentive Plan Payout: 28% of Target	Long-Term Incentive Plan Payout: 0% of Target
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(1)See Appendix B for a reconciliation of the Adjusted Revenue and Adjusted Operating Income calculation for the 2024 STIP and a reconciliation of 2024 Adjusted EPS.
(2)See “Compensation Program Structure – Performance-Based Long-Term Incentive Program – Vesting of 2022 PSU Award” below.

2024 Say-On-Pay and Company Response:
At the 2024 Annual Meeting, the Company received 97.4% stockholder support for our “say-on-pay” proposal. We believe this strong support from our stockholders indicates satisfaction with our compensation programs. The Compensation Committee remains receptive to stockholder feedback as an integral part of administering compensation over time.

Overview of Key Executive Compensation Actions

Incentive Plan Design Changes to the 2024 Short-Term Incentive Plan (“STIP”):
At the beginning of 2024, the Compensation Committee (the “Committee”) selected specific levels of adjusted revenue (50%) and adjusted operating income (50%) as the performance objectives for the 2024 STIP. This reflects a change from the prior year design of 50% relative same store sales compared to industry and 50% adjusted operating income. The payout opportunity remains the same and provides a range of 0% to 200% of target for the NEOs.

2024 Organizational Changes:
Compensation related to CEO New Hire
On August 21, 2024, the Board of Directors appointed Michael L. Spanos to serve as a director and Chief Executive Officer, effective September 3, 2024.

The Company and Mr. Spanos entered into an Employment Agreement, effective September 3, 2024, under which Mr. Spanos’ base salary was set at $1,000,000 and his annual target bonus was set at 175% of base salary (prorated effective September 3, 2024), and he received a one-time make-whole restricted stock unit (“RSU”) award under the Plan having an aggregate target grant date fair market value of $1,500,000, to replace forfeited equity from Mr. Spanos’ previous employer (his “Transition Award”), and a one-time inducement RSU award under the Plan having an aggregate target grant date fair market value of $1,000,000 (his “Inducement Award”), with both the Transition Award and the Inducement Award vesting ratably over three years. In granting the Inducement Award, the Compensation Committee’s rationale was to stake Mr. Spanos immediately with unvested equity in Bloomin’ Brands, increase retention hold, and to further align his economic interests with those of our shareholders.

In addition, he received a cash signing bonus in the amount of $500,000, a relocation payment in the amount of $500,000, and reimbursement of his employment attorney fees up to $25,000. Beginning in 2025, the target value of his annual equity award under the Plan will be $6,000,000.

Details regarding Mr. Spanos’ compensation related to any separation for reasons other than Cause or termination of employment for Good Reason can be found under the heading, “Potential Payments Upon Termination or Change in Control”.

Compensation Related to CFO Appointment
On April 2, 2024, the Board of Directors, appointed W. Michael Healy to serve as Executive Vice President and Chief Financial Officer, effective April 1, 2024.
Mr. Healy’s offer letter provided for a base salary of $550,000, an annual target bonus of 85% of base salary (each pro-rated effective April 1, 2024), and an annual target equity award having a value of $750,000.

Adoption of Severance Pay Plan and Other Actions:

Effective October 21, 2024, the Compensation Committee approved the Amended and Restated Severance Pay Plan (the “Severance Pay Plan”), which applies to executive officers, including the NEOs employed as of such date, other than the CEO (each, a “participant”). The Severance Pay Plan provides the participants with protection for loss of salary and benefits in the event of certain involuntary terminations of employment from the Company, in order to assist the Company in retaining an intact senior management team. Receipt of severance benefits are subject to the participant’s execution of a release of any claims against the Company and agreement with restrictive covenants, including covenants not to compete or solicit, along with other customary terms and conditions. See “Termination and Change in Control Benefits” and “Potential Payments Upon Termination or Change in Control” below for additional information.

2025 Compensation Decisions:
The Compensation Committee reviews the NEO compensation arrangements annually and benchmarks executive compensation packages against the peer group market data each year to determine whether adjustments are needed to better align executive pay to our compensation philosophy. At the February 2025 meeting, Ms. Lefferts received a market adjustment of $200,000 to her long-term incentive target resulting in a new target of $750,000.

Beginning with the 2025 annual grant, the LTIP award mix of performance share units (“PSU”) and RSU will be adjusted from the current two-thirds PSU and one-third RSU to a composition of 50% PSU and 50% RSU to better align with the industry standards. Additionally, the PSU performance metrics will change from an earnings per share target with a total shareholder return modifier, to a blend of 50% earnings per share target and 50% free cash flow conversion target.

Executive Compensation Program Philosophy & Principles

Compensation Program Objectives:
Our compensation program objectives and methods of achieving them are summarized below:

OBJECTIVES		HOW WE MEET OBJECTIVES
Attract and retain talented executives	•	Provide a competitive total compensation package by taking into account base salary, performance incentives and benefits
Motivate and reward executives	•	Provide a significant portion of each executive’s target total compensation in the form of equity compensation
	•	Balance incentives between equity-based and cash-based compensation to support a high-performing culture
Provide a competitive compensation package	•	Benchmark our compensation against competitors and peer group
	•	Target competitive positioning to align with industry
Ensure internal equity among executives	•	Adjust compensation based on review of job responsibilities and individual performance in addition to market data
Align management and stockholder interests	•	Provide compensation based on short-term and long-term performance objectives
Pay for performance	•
Provide the majority of executive pay in variable, “at-risk” incentive awards - approximately 88.6% and 67.2% of targeted compensation in 2024 for our CEO and other NEOs, respectively, to ensure that realized pay is tied to attainment of significant short-term and long-term operating goals

Governance Best Practices:
We seek to ensure that our executive compensation programs are closely aligned with the interests of our stockholders by following these executive compensation best practices:

	WHAT WE DO		WHAT WE DO NOT DO
✓	Design an executive compensation program to mitigate undue risk and conduct annual reviews to assess risk of our compensation programs	✗	Permit executives and directors to hold our stock in a margin account, pledge our stock as collateral for loans or engage in speculative transactions involving our stock, including hedging
✓	Award annual incentive compensation subject to achievement of objective and pre-established performance goals tied to operational and strategic objectives	✗	Perform stock option re-pricing without stockholder approval
✓	Benchmark executive officer compensation around the market median on all elements of target compensation against a relevant peer group	✗	Provide cash buyouts for underwater stock options or stock appreciation rights without stockholder approval
✓	Include double trigger change in control vesting provisions for equity awards	✗	Provide cash compensation upon death or disability
✓	Engage an independent compensation consultant that reports directly to the Compensation Committee	✗	Pay dividends on any unvested stock options, stock appreciation rights, restricted stock units or unearned performance-based equity awards
✓	Use a compensation recovery (“clawback”) policy for the CEO, certain officers and other key employees that applies to cash and equity compensation	✗	Provide excise tax gross-ups upon change in control
✓	Require stock ownership and retention values that align the interests of our executive officers and other key employees with the long-term interests of our stockholders	✗	Provide excessive perquisites

Compensation Program Structure

Performance-Based Overall Total Compensation Mix:
Our compensation program for 2024 consisted of three primary elements and other secondary benefits:

	COMPENSATION ELEMENT	DESCRIPTION
Primary Elements	Base salary	Fixed cash compensation designed to provide appropriate, Competitive Market (defined below)-based predictable compensation
Determined and reviewed annually by the Compensation Committee with input from the compensation consultant, CEO (for other officers) and the Company’s human resources management
	Performance-based cash incentives	Variable cash compensation based on pre-established performance goals measured against Compensation Committee-approved annual targets and individual performance
Target values informed by Competitive Market data
	Long-term equity incentive awards	Variable compensation granted in the form of PSUs (two-thirds) and RSUs (one-third)
PSUs cliff vest after three years based on achievement of performance goals
RSUs generally vest ratably over three years
Target values informed by Competitive Market data
Secondary Benefits	Other benefits and perquisites	Medical, dental and vision insurance coverage, as well as life insurance and disability protection
Deferred compensation plan to allow efficient personal tax planning
Executive physicals
Relocation assistance for certain newly-hired executives
	Change in control and termination benefits	Provides the CEO, NEOs and other Company executives benefits payable upon specified employment termination events as described in both the Severance Pay Plan and Change in Control Policy, employment agreement or offer of employment

Bloomin’ Brands provides equitable and competitive levels of fixed compensation (base salary and benefits) while emphasizing performance-based compensation that is dependent on the Company’s overall Company performance along with individual performance. Long-term equity incentives comprise the largest share of total compensation and provide an important connection to stockholder interests. We do not target a specific percentage for each element of compensation relative to total compensation. Our target compensation mix results from placing a greater emphasis on variable compensation and targeting around the market median on all elements of target compensation.

Performance-Based Overall Total Compensation Mix (1):
The charts below show the annualized target compensation mix for the CEO and the average annualized target compensation mix for the current NEOs.

CEO Target Compensation Mix

11.4%
20.0%
68.6%
Base Salary
Short-Term Incentives
Long-Term Incentives

NEO Target Compensation Mix

32.8%
29.1%
38.1%
Base Salary
Short-Term Incentives
Long-Term Incentives

88.6% of CEO compensation is at-risk.             67.2% of average NEO compensation is at-risk.
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(1)CEO Target Compensation Mix is based on Mr. Spanos’ target compensation. NEO Target Compensation Mix is based on our current NEOs.

Base Salary:
Base salary levels of our executive officers may be increased by the Compensation Committee as part of the annual performance review process, upon an executive officer’s promotion, change in job responsibilities or to address internal or external equity, as recommended by management.

Mr. Spanos’ salary was set through the negotiation of his Employment Agreement and Mr. Healy received a base salary increase in 2024 in concert with his promotion to Chief Financial Officer. No other salaries were changed in 2024.

Base salaries of the NEOs are listed in the table below:

NAMED EXECUTIVE OFFICER	ANNUAL BASE SALARY	SALARY ADJUSTMENT APPLIED IN 2024
Michael L. Spanos	$1,000,000	$—
W. Michael Healy	550,000	100,000
Pierre A. Berenstein	500,000	—
Mark E. Graff	450,000	—
Kelly M. Lefferts	520,000	—
David J. Deno	1,000,000	—
Christopher A. Meyer	600,000	—
Astrid C. Isaacs	500,000	—
Gregg D. Scarlett	675,000	—

Performance-Based Short-Term Incentive Plan:
Cash incentives are awarded to our executive officers under our performance-based STIP. The STIP is designed to place a significant portion of each NEO’s compensation at-risk, with payouts dependent on the Company’s and executive’s performance. These awards (the “2024 Corporate STIP”) are payable based on the achievement of the Company’s financial and the executive’s performance goals. The NEO’s annual STIP targets, measured as a percentage of base salary, are established in each executive officer’s employment agreement or offer of employment and may be increased by the Compensation Committee from time to time.

The 2024 Corporate STIP target payout amounts for each NEO, as a percentage of his or her base salary were as follows:

NAMED EXECUTIVE OFFICER	2024 ANNUAL PERFORMANCE-BASED CASH INCENTIVE TARGET, AS A PERCENTAGE OF BASE SALARY	CHANGE FROM 2023 AS A PERCENTAGE OF BASE SALARY
Mr. Spanos (1)	175%	N/A
Mr. Healy	85%	—%
Mr. Berenstein	100%	—%
Mr. Graff	85%	—%
Ms. Lefferts	85%	—%
Mr. Deno (2)	150%	—%
Mr. Meyer	120%	—%
Ms. Isaacs	70%	—%
Mr. Scarlett (3)	N/A	N/A
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(1)Mr. Spanos’ STIP payout was prorated based on his start date of September 3, 2024.
(2)Mr. Deno retired from the Board and his role as Chief Executive Officer effective September 2, 2024 and remained employed by the Company through December 31, 2024 to ensure a successful transition of Mr. Spanos into the Chief Executive Officer role, and received his 2024 bonus based on company performance.
(3)Mr. Scarlett was not eligible for a 2024 STIP due to his planned departure at the time the 2024 STIP was established.

2024 Metrics, Weightings, and Results:
The following chart summarizes the 2024 STIP metrics and weightings and the corresponding payout results:

PERFORMANCE PERIOD: JANUARY 1, 2024 to DECEMBER 29, 2024 (dollars in millions)
Financial Objective (1)	Weighting	Threshold	Target	Max	Actual Results	Performance Factor	Funding Level
Adjusted Revenue	50%	$4,301	$4,526	$4,888	$4,445	56%	28%
Adjusted Operating Income	50%	$228	$324	$357	$226.8	0%	0%
		1% Payout	100% Payout	200% Payout			28.0% Payout
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(1)The Adjusted Revenue calculation for STIP purposes includes revenue from continuing and discontinued operations and adjustments to remove the impact of certain restaurant closures, beneficial Brazil tax legislation, and the impact of foreign currency translation. The Adjusted Operating Income calculation for STIP purposes is similar to the non-GAAP Adjusted Operating Income that we use in our presentations with stockholders, which is adjusted to exclude the impact of certain items that are not reflective of our business operations, and may include additional adjustments, for example, beneficial Brazil tax legislation and the impact of foreign currency translation. See Appendix B for reconciliations of the Adjusted Revenue and Adjusted Operating Income calculations for the STIP.

The combined performance achieved under the 2024 Corporate STIP resulted in the following performance-based cash incentives:

NAMED EXECUTIVE OFFICER	STIP PERFORMANCE PAYOUT (1)	ACHIEVEMENT AS % OF STIP TARGET
Mr. Spanos (2)	$158,846	28%
Mr. Healy (3)	124,950	28%
Mr. Berenstein	140,000	28%
Mr. Graff	107,100	28%
Ms. Lefferts	123,760	28%
Mr. Deno (4)	420,000	28%
Mr. Meyer	—	—%
Ms. Isaacs	—	—%
Mr. Scarlett	—	—%
__________________
(1)STIP payouts reflect the following individual performance factors: Mr. Spanos 100%, Mr. Healy 100%, Mr. Graff 100%, Ms. Lefferts 100%, Mr. Berenstein 100%, Mr. Deno 100%.
(2)Payout amount for Mr. Spanos is prorated based on his September 3, 2024 start date.
(3)Payout amount for Mr. Healy is prorated due to his salary increase in April 2024.
(4)Mr. Deno remained an active employee through the end of the performance year to assist with the transition of his successor and received his 2024 bonus based on company performance.

Performance-Based Long-Term Incentive Program:
LTI awards are designed to reward participants for achieving the Company’s long-term objectives and creating stockholder value. Additionally, LTI awards serve to retain participants and provide a continuity in leadership. Equity awards have generally been limited to our executive officers and other key employees who are in a position to contribute substantially to our growth and success.

2024 LTI Awards
Based on the recommendation of the Compensation Committee, the Board of Directors approved LTI grants in February 2024 to our executive officers under the 2020 Plan consisting of two-thirds of PSUs and one-third of RSUs.

MEASURE	PERFORMANCE SHARE UNITS (PSUs)	RESTRICTED STOCK UNITS (RSUs)
WEIGHTING	2/3	1/3
PURPOSE	PSUs align our executives with stockholders by encouraging executives to have a longer-term perspective with respect to driving sustainable performance, rather than taking risks for short-term pay-off.	RSUs provide our key executives with meaningful retentive value.
DESIGN	The 2024 PSUs provide for cliff vesting at the end of the three year performance period (2024-2026), contingent upon meeting performance objectives and continued employment. The number of units earned varies to the extent the performance targets are achieved over the period, ranging from 1% for threshold achievement to 200% for maximum achievement. The PSUs are distributed upon the Compensation Committee certifying that the performance metrics have been attained and making a recommendation of payment that is approved by the Board.	RSUs vest one-third per year over three years.

For 2024, Annual Adjusted Diluted EPS (“Adjusted EPS”) performance over fiscal years 2024 through 2026 was chosen as the core PSU performance measure in order to continue to encourage executives to successfully balance profit maximization and the efficient use of capital. Additionally, there is a relative total stockholder return (“Relative TSR”) modifier, which can adjust final payouts downward or upward 75% to 125%. In no event can the award payout be above 200%. Relative TSR of the Company will be compared against the S&P 1500 Restaurant Index comprised of casual and fast dining companies.

Performance goals for the 2024 PSU award were approved by the Compensation Committee in February 2024. The 2024 PSU award may vest and pay out, if at all, in 2027 based on Adjusted EPS and Relative TSR performance over the three-year performance period. Any payout remains subject to the final certification of the Compensation Committee. Further details of these annual grants are provided below:

PERFORMANCE MEASURE	PERFORMANCE MEASURES AND TARGETS
	THRESHOLD (1% of shares are earned)	TARGET (100% of shares are earned)	MAXIMUM (200% of shares are earned)
2024-2026 Adjusted EPS Performance (1)	$2.23	$2.66	$2.97
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(1)Adjusted EPS as defined for this grant is similar to the non-GAAP Adjusted EPS that we use in our presentations with stockholders, which excludes the impact of certain items that are not reflective of our ongoing business operations.

PERFORMANCE MEASURE	PERFORMANCE MEASURES AND TARGETS
	MINIMUM (Bottom Third of Relative TSR Comparison Group)	TARGET (Middle Third of Relative TSR Comparison Group)	MAXIMUM (Top Third of Relative TSR Comparison Group)
Relative TSR Performance 2024-2026	75%	100%	125%

2024 Retention Program Grants

In relation to the CEO transition, the Compensation Committee and the Board of Directors were focused on ensuring the stabilization and retention of key talent, and had the following goals: (i) ensuring leadership continuity in support of the execution of the Company’s strategic plan; (ii) promoting and securing retention in a highly competitive environment for senior executives with the identified executives skills, experience, and track record of strong performance as demonstrated by their contributions to the Company’s strategy, organizational leadership and execution of major initiatives; and (iii) further strengthening the alignment between compensation and long-term value creation for the benefit of stockholders.

After careful consideration of these multiple factors, on September 3, 2024, the Committee approved Retention Awards of RSUs with an aggregate grant date value of $500,000 to Mr. Healy, $400,000 to Mr. Berenstein, $400,000 to Ms. Lefferts, and $300,000 to Mr. Graff, under the 2020 Plan. The Retention Awards will vest over a two-year period, subject to the executive’s continued service with the Company during the vesting period. Mr. Graff also received a Retention Award on May 1, 2024 with a grant date value of $400,000.

Vesting of 2022 PSU Award
LTI grants made in 2022 for the 2022-2024 performance period utilized a cumulative three-year performance period. Adjusted EPS performance, as defined under the Company’s 2022 award agreements was the performance metric for the 2022 PSU award. The Adjusted EPS calculation for LTI purposes is similar to the non-GAAP Adjusted EPS that we use in our presentations with stockholders, which is adjusted to exclude the impact of certain items that are not reflective of ongoing business operations. The following table shows the applicable performance targets under the 2022 PSU award, the actual achievement versus those targets, and the resulting 0% payout:

PERFORMANCE MEASURE	PERFORMANCE MEASURES AND TARGETS			ACTUAL RESULTS	PERCENTAGE OF PSUs EARNED 2022-2024 (2)
	THRESHOLD (1% of shares are earned)	TARGET (100% of shares are earned)	MAXIMUM (200% of shares are earned)
2022-2024 Adjusted EPS Performance (1)	$2.45	$2.98	$3.63	$1.65	—%
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(1)The threshold Adjusted EPS established at the time of grant to measure such growth was $2.70, as disclosed in the 2022 Proxy Statement. This threshold was subsequently adjusted to $2.45 (along with corresponding changes to the target and maximum levels) due to removing the share benefit of convertible note hedge transactions which was previously included as a non-GAAP share adjustment. We implemented this change to the Adjusted EPS used in our presentation with stockholders beginning in the second quarter of 2024. See Appendix B for a reconciliation of 2024 Adjusted EPS and Appendix C for a reconciliation of Adjusted EPS for fiscal years 2022 and 2023.
(2)2022-2024 Relative TSR delivered bottom third performance of the relative Comparison Group and resulted in a 75% modifier.

Administering LTI Awards and Equity Award Policy
In May 2020, the Company’s stockholders adopted the 2020 Omnibus Incentive Compensation Plan (the “2020 Plan”) to replace our 2016 Equity Incentive Plan (the “2016 Plan”). The purpose of the 2020 Plan is to promote the interests of our Company and its stockholders by (1) providing a means for our Company to attract and retain talented individuals; (2) encouraging the profitability and growth of our Company through annual and long-term incentives that are consistent with our goals and link a significant portion of compensation to the value of our common stock; and (3) providing incentives that will align the interests of our employees, consultants and directors with those of our stockholders. This plan was in effect for awards issued beginning in May 2020 and remains in effect. If stockholders approve Proposal 5, the 2020 Plan will be replaced by the 2025 Plan effective as of April 23, 2025.

The Company also has an Equity Award Policy that prohibits granting equity awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on equity award grant dates. Because the Company believes equity awards are an important part of our compensation program, we grant equity awards on an annual basis to key employees, including our executive officers. Annual equity awards must be approved by the Compensation Committee (or the Board) and are expected to be granted following the second business day after the announcement of earnings for the fiscal year. The Company’s policy is that it will not purposely accelerate or delay the public release of material non-public information (“MNPI”) in consideration of any pending equity award grant in order to allow an award recipient to benefit from a more favorable stock price. The Company realizes that a release of MNPI by the Company in close proximity to an equity award could create the appearance of an effort by the Company to time the announcement to a recipient’s benefit, even if no such benefit was intended. The Compensation Committee approves new-hire, promotion and retention equity awards for NEOs, as well as other executive officers, and has delegated authority to our Chief Executive

Officer and Chief Human Resources Officer, collectively or individually, to approve all other “off-cycle” new-hire, promotion and retention equity awards, subject to certain limitations.

Program Governance

Compensation Peer Group and Competitive Market Information:
The Compensation Committee utilizes a compensation peer group of certain consumer discretionary companies to evaluate executive officer compensation levels and to benchmark our executive compensation design and governance features. The Compensation Committee reviews the peer group on an annual basis to ensure the peer group includes companies with certain attributes. These attributes include: companies with comparable size (based on revenue, market capitalization and other relevant metrics), companies that maintain strong consumer brands and/or have multiple consumer brands in their portfolios, companies that have an entrepreneurial culture, companies that are globally positioned and companies that compete with us for executive talent.

For 2024, the peer group data compiled by the independent compensation consultant, FW Cook, was used to establish market consensus information (the “Competitive Market”) against which the Compensation Committee assessed our compensation elements. The Compensation Committee also periodically reviews other benchmarking data as presented by FW Cook and the Company’s human resources management, such as peer equity vesting practices, the prevalence of performance metrics among peer companies, types of equity vehicles used by peer companies and equity burn rates and overhang.

The Compensation Committee reviewed the peer group to be used for 2024. The peer group used for 2024 compensation benchmarking consisted of the following 25 companies:

2024 COMPENSATION PEER GROUP COMPANIES
Boot Barn Holdings, Inc.	Foot Locker, Inc.	Texas Roadhouse, Inc.
Brinker International, Inc.	Guess? Inc.	The Cheesecake Factory Incorporated
Caleres, Inc.	Jack in the Box Inc.	The Wendy’s Company
Cracker Barrel Old Country Store, Inc.	Kontoor Brands, Inc.	V.F. Corporation
Darden Restaurants, Inc.	Norwegian Cruise Line Holdings, Ltd.	Williams-Sonoma, Inc.
Dave & Buster’s Entertainment, Inc.	PVH Corp.	Yum China Holdings, Inc.
Designer Brands Inc.	Royal Caribbean Cruises Ltd.	YUM! Brands, Inc.
Dine Brands Global Inc.	Shake Shack Inc.
Domino’s Pizza Inc.	Tapestry, Inc.

In assessing the target range for compensation relative to the market, the Compensation Committee targets the Competitive Market Median for all elements of target direct compensation. Compensation for each individual may be below or above the targeted competitive positioning based on several factors, including performance of the business, the individual’s skill set relative to industry peers, overall experience and time in the position, critical nature of the individual’s role, difficulty of replacement, expected future contributions, readiness for promotion to a higher level and role relative to that of other executive officers and other business factors. The Compensation Committee does not set a specific position relative to the market for indirect compensation, such as benefits and perquisites.

Role of the Compensation Committee:
Our Compensation Committee oversees our executive compensation program and, in some cases, together with the Board of Directors:

•Approves the type and amount of compensation paid to our CEO and other executive officers

•Approves agreements with our executive officers

•Provides oversight to our equity compensation plan

•Meets periodically and monitors our compensation arrangements and objectives

The Compensation Committee considers the Competitive Market data provided by FW Cook and the Company’s human resources management team, as well as recommendations from broader management, to evaluate the appropriateness and competitive positioning of the CEO and each other NEO’s total compensation and compensation elements. The Compensation Committee reviews and approves the compensation of the CEO, based in part on the CEO’s performance review as assessed by the full Board of Directors.

Our executive officers have employment agreements or offers of employment that establish, among other things, the executive’s base salary, both target bonus and LTI amounts, as well as benefits upon a termination of employment and/or a change in control of the Company. Our Compensation Committee’s approval of equity awards to our executive officers qualifies these awards as exempt awards under Rule 16b-3 under the Exchange Act.

Role of Independent Compensation Consultant:
The Compensation Committee has engaged FW Cook to serve as its independent compensation consultant for 2024. FW Cook’s responsibilities include, but are not limited to, providing compensation market data, advising on trends and developments in executive compensation, periodically reviewing the design of the executive compensation program, providing independent analysis of CEO compensation and providing advice to the Compensation Committee and its Chair, as requested. The Compensation Committee has directly engaged and has the sole authority to hire and terminate the independent compensation consultant. FW Cook attends Compensation Committee meetings and, on occasion, obtains information and input from management to ensure that its recommendations are consistent with the Company’s strategy and culture. The Company does not engage FW Cook for any other unrelated consulting or services.

Role of Chief Executive Officer in Compensation Decisions:
The Compensation Committee considers the recommendations of the CEO with respect to salary adjustments, annual cash incentive bonus targets and awards and equity incentive awards for our other executive officers. In addition, the CEO provides input to the Compensation Committee on the design of incentive compensation and other employee benefit plans to ensure alignment with the Company’s business strategies and goals.

Our CEO reviews performance objectives with the Compensation Committee, including financial objectives and non-financial objectives for strategic business and human capital priorities. The Compensation Committee meets in executive session with and without its compensation consultant to review and discuss the performance and compensation of the CEO. The CEO does not participate in determinations or recommendations regarding his own compensation.

Other Policies and Practices Related to Executive Compensation

Stock Ownership Guidelines. To further strengthen the link between executive and stockholder interests, we have a Stock Ownership Guidelines Policy for directors, executive officers and other executive leadership team members who are eligible to receive long-term incentive awards. The target level of ownership of our common stock is established as a multiple of base salary or annual cash retainer, as applicable.

POSITION	TARGET OWNERSHIP
Non-Employee Directors	5x Annual Cash Retainer
Chief Executive Officer	6x Base Salary
Executive Officers	3x Base Salary
Other Executive Leadership Team Members Not Listed Above	1x Base Salary

Each individual subject to the Stock Ownership Guidelines Policy is expected to achieve the ownership target within five years from the date on which the individual became subject to the guidelines. All executive officers have achieved their requirement or are on track to achieve their requirement prior to their respective deadline.

Shares that count towards the ownership requirement are as follows:

•Stock Owned (either Directly or Indirectly) •Estimated after-tax value of unvested, time-based RSUs

While the employee is not in compliance with his or her ownership requirement, the employee must retain 50% of the net after-tax shares received from the vesting or exercise of his or her LTI shares. Notwithstanding this restriction, employees may immediately sell Company stock acquired by exercising stock options for the limited purposes of paying the exercise price of the stock option and any applicable tax liability.

Insider Trading Policy - Prohibitions on Hedging and Pledging. Under our Insider Trading Policy, our directors and executive officers are prohibited from engaging in short sales or investing in other kinds of hedging transactions or financial instruments that are designed to hedge or offset any decrease in the market value of our securities. In addition, our directors and executive officers are prohibited from holding our securities in a margin account and from pledging our securities as collateral for a loan. Our policy is not intended to prohibit diversification transactions or broad-based index transactions.

Other Benefits and Perquisites. The NEOs are each entitled to receive certain perquisites and benefits under the terms of their employment agreements and offers of employment. We believe these benefits are reasonable and consistent with our overall compensation program and better enable us to attract and retain qualified employees for key positions. Such benefits include life insurance, medical insurance and annual physical examinations. The Compensation Committee periodically reviews the levels of perquisites and other benefits provided to the NEOs.

We offer a deferred compensation plan for our highly compensated employees who are not eligible to participate in our 401(k) plan. The deferred compensation plan allows highly compensated employees to contribute from 5% to 90% of their base salary and from 5% to 100% of their cash bonus on a pre-tax basis to an investment account consisting of various investment fund options. The plan permits us to make a discretionary contribution to the plan on behalf of an eligible employee periodically; however, we have not made any discretionary contributions to date. In the event of the employee’s termination of employment, the employee is entitled to receive the full balance in the account in a single lump sum or in equal annual installments over a specified period of two to 15 years. If the employee becomes disabled or dies before any deferred amounts are paid out under the plan, we will pay to the employee (or the employee’s beneficiary if applicable) the full balance in the account in a single lump sum. If the employee’s employment terminates due to death or disability after he or she begins receiving payments, the remaining installment payments will be paid in installment payments as such payments come due.

The amounts attributable to perquisites and other benefits provided to the NEOs are reflected in the “—Summary Compensation Table” under the heading “All Other Compensation.”

Termination and Change in Control Benefits. Each employment agreement and our equity award plans and agreements establish, among other things, the executive’s benefits upon a termination of employment and/or a change in control. For a summary of these arrangements, see “—Potential Payments Upon Termination or Change in Control” below.

In addition, the Board of Directors adopted an Executive Change in Control Plan (the “Change in Control Plan”), which entitles executive officers and other key employees to certain severance payments and benefits in the event of a qualifying termination of employment upon or within the 24 months following certain change-in-control events. The payments and benefits will be reduced by the amount of any severance or similar payments or benefits under an employment agreement or other arrangement with us and are subject to the employee’s compliance with non-competition and other restrictive covenants, and the other terms and conditions of the Change in Control Plan. These benefits are described in more detail under “—Potential Payments Upon Termination or Change in Control” below.

The Compensation Committee considers these severance and change in control benefits to be an important part of the executive compensation program and consistent with Competitive Market practice. The Compensation Committee believes that providing appropriate severance benefits helps to attract and retain highly-qualified executives by mitigating the risks associated with leaving a previous employer and accepting a new position with the Company, and by providing income continuity following an unexpected termination. Furthermore, these severance benefits provide the executive officers with a reasonable range of income protection in the event of a qualifying employment termination and, following a change in control, support our executive retention goals and encourage their independence and objectivity in considering potential change-in-control transactions. These arrangements also allow the Company to protect its interests through corresponding confidentiality, non-competition and other restrictive covenants in the event of an executive’s termination.

Tax and Accounting Implications:
In making decisions about executive compensation, the Compensation Committee took into account certain tax and accounting considerations, including Sections 162(m), 409A and 280G of the Internal Revenue Code. Additionally, we account for stock-based payments in accordance with the requirements of FASB ASC Topic No. 718, “Compensation-Stock Compensation” (“ASC 718”). Until 2018, performance-based compensation was exempt from the $1 million tax deductibility limit for compensation paid to covered executives under Internal Revenue Code Section 162(m). Although the Compensation Committee will consider the tax impact of compensation to our covered executives and to the Company when designing our compensation programs, non-deductible compensation will be paid to covered executives when our Compensation Committee determines that providing such compensation is appropriate to attract and retain executive talent or is otherwise in the best interests of the Company.
Our Compensation Committee considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the Compensation Committee
Melanie Marein-Efron, Chair
David George
Tara Walpert Levy
R. Michael Mohan

Compensation Committee Interlocks and Insider Participation
The Compensation Committee currently consists of Mses. Levy and Marein-Efron and Messrs. George and Mohan, each of whom are Independent Directors.

Compensation-Related Risk
As part of its oversight and administration of our compensation programs, the Compensation Committee considered the impact of our compensation policies and programs for our executive officers, to determine whether they present a significant risk to the Company or encourage excessive risk taking by our executive officers. Based on an assessment performed by its independent compensation consultant FW Cook, the Compensation Committee concluded that our compensation programs do not encourage excessive risk taking and are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table
The following table summarizes compensation earned by our NEOs for fiscal 2024:

NAMED EXECUTIVE OFFICER		SALARY	STOCK AWARDS	OPTION AWARDS	NON-EQUITY INCENTIVE PLAN COMPENSATION	ALL OTHER COMPENSATION
	YEAR	(1)	(2)		(3)	(4)	TOTAL
Michael L. Spanos	2024	$303,846	$2,500,012	$—	$158,846	$1,002,315	$3,965,019
Chief Executive Officer
W. Michael Healy	2024	523,077	950,038	—	124,950	4,777	1,602,842
Executive Vice President, Chief Financial Officer

Pierre A. Berenstein	2024	500,000	1,000,035	—	140,000	338,401	1,978,436
Executive Vice President, Chief Customer Officer

Mark E. Graff	2024	450,000	1,150,054	—	107,100	5,564	1,712,718
Executive Vice President, President, Bonefish Grill and Fine Dining

Kelly M. Lefferts	2024	520,000	950,034	—	123,760	6,516	1,600,310
Executive Vice President, Chief Legal Officer	2023	516,923	550,026	—	268,294	7,166	1,342,409
	2022	500,000	500,028	—	284,240	6,955	1,291,223
David J. Deno	2024	1,000,000	4,900,017	—	420,000	19,003	6,339,020
Former Chief Executive Officer	2023	1,000,000	4,900,025	—	910,500	14,478	6,825,003
	2022	984,615	4,350,033	—	897,969	19,015	6,251,632
Christopher Meyer	2024	207,692	—	—	—	525	208,217
Former Executive Vice President, Chief Financial Officer	2023	588,461	800,031	—	437,040	5,510	1,831,042
	2022	525,000	656,285	—	319,200	5,733	1,506,218
Astrid C. Isaacs	2024	350,000	500,027	—	—	1,037,041	1,887,068
Former Senior Vice President, Chief Technology Officer

Gregg D. Scarlett	2024	155,769	—	—	—	1,520,281	1,676,050
Former Executive Vice President, Chief Operating Officer, Casual Dining Restaurants	2023	675,000	1,012,528	—	491,670	4,950	2,184,148
	2022	675,000	1,012,536	—	492,480	4,950	2,184,966
_________________
(1)Salaries are paid on a bi-weekly basis. Mr. Healy received a salary increase in April 2024 in concert with his appointment to Chief Financial Officer.
(2)The amounts reported for stock awards represent the aggregate grant date fair value of RSUs and PSUs. The aggregate grant date value of the RSUs was computed in accordance with ASC 718, based on the market value of the underlying shares on the date of grant. PSU awards pay-out at a range of 0% to a maximum of 200% of their targets based on the following performance measures: 1% for threshold, 100% for target and 200% for maximum. For 2024, the PSU amounts reported represent the aggregate grant date fair value of the 2024 award based on the probable attainment of the performance measures as of the grant date (assumed to be 100% for target) in accordance with ASC 718. The other PSU amounts reported include the aggregate grant date fair value of the PSUs assuming achievement at target performance level of 100%. See “—Compensation Discussion and Analysis” under the heading “Performance-Based Long-Term Incentive Program” for a description of the RSU and PSU terms. See also Note 7, “Stock-based and Deferred Compensation Plans,” of the notes to consolidated financial statements in Item 8 of our Annual Report on Form 10-K for additional information regarding these awards.
(3)Non-equity incentive plan compensation represents amounts earned under the performance-based cash incentive plans, or STIPs, established for such years. See “—Compensation Discussion and Analysis” under the heading “Performance-Based Short-Term Incentive Plan” for a description of the STIPs for 2024.
(4)The table set forth below titled “All Other Compensation” provides additional information regarding these amounts.

All Other Compensation - The amounts shown for “All Other Compensation” for 2024 include the following:

	LIFE
NAMED EXECUTIVE OFFICER	INSURANCE (1)	OTHER (2)	TOTAL
Michael L. Spanos (3)	$2,315	$1,000,000	$1,002,315
W. Michael Healy	1,306	3,471	4,777
Pierre A. Berenstein (4)	—	338,401	338,401
Mark E. Graff	720	4,844	5,564
Kelly M. Lefferts	2,425	4,091	6,516
David J. Deno	14,478	4,525	19,003
Christopher A. Meyer	525	—	525
Astrid C. Isaacs (5)	592	1,036,450	1,037,041
Gregg D. Scarlett (6)	1,142	1,519,139	1,520,281
__________________
(1)The amounts shown reflect the imputed income for group term life insurance provided to our executive officers.
(2)The amounts shown in “Other” reflect executive physical fees, severance payments, anniversary awards and relocation payments, as further detailed in the footnotes below. For Mr. Deno, the total amount of $4,525 reflects his executive physical fee.
(3)Includes $500,000 paid to Mr. Spanos for relocation costs in connection with his move to Tampa and a $500,000 sign on bonus.
(4)Includes $190,000 in tax equalization payments to mitigate additional tax liabilities associated with executive’s international assignment, $78,000 in housing allowance, $26,000 for transportation allowance, $13,000 in COLA allowance and $31,273 in health insurance premiums.
(5)Includes $1,016,664 in severance, $12,000 for COBRA premiums and $7,786 for tax obligations resulting from the COBRA premium payment.
(6)Includes $1,485,000 in severance, $20,705 in net COBRA payments and $13,434 for tax obligations resulting from the COBRA premium payment.

Grants of Plan-Based Awards for 2024
The following table summarizes the performance-based cash incentive awards (STIPs) and long-term stock incentive (LTI) awards made during 2024:

											GRANT
								ALL	ALL OTHER		DATE
								OTHER	OPTION		FAIR
		ESTIMATED FUTURE PAYOUTS			ESTIMATED FUTURE PAYOUTS			STOCK	AWARDS:	EXERCISE	VALUE
		UNDER NON-EQUITY			UNDER EQUITY			AWARDS:	NUMBER OF	PRICE	OF
		INCENTIVE			INCENTIVE			NUMBER	SECURITIES	OF	STOCK &
		PLAN AWARDS (1)			PLAN AWARDS (2)			OF	UNDERLYING	OPTION	OPTION
	GRANT	THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM	SHARES	OPTIONS	AWARDS	AWARDS
NAMED EXECUTIVE OFFICER	DATE	($)	($)	($)	(#)	(#)	(#)	(#) (3)	(#)	($/Sh)	($) (3)
Michael L. Spanos
Annual STIP Bonus		5,673	567,308	1,134,615	—	—	—	—	—	—	—
Transition RSU Grant (4)(5)	10/1/2024	—	—	—	—	—	—	108,148	—	—	1,500,007
Inducement RSU Grant (4)(5)	10/1/2024	—	—	—	—	—	—	72,098	—	—	1,000,005
W. Michael Healy
Annual STIP Bonus		4,463	446,250	892,500	—	—	—	—	—	—	—
Annual PSU Grant	2/28/2024	—	—	—	111	11,006	22,012	—	—	—	300,024
Annual RSU Grant (4)	2/28/2024	—	—	—	—	—	—	6,005	—	—	150,005
Retention RSU Grant (6)	9/3/2024	—	—	—	—	—	—	32,405	—	—	500,009
Pierre A. Berenstein
Annual STIP Bonus		5,000	500,000	1,000,000	—	—	—	—	—	—	—
Annual PSU Grant	2/28/2024	—	—	—	147	14,674	29,348	—	—	—	400,013
Annual RSU Grant (4)	2/28/2024	—	—	—	—	—	—	8,007	—	—	200,015
Retention RSU Grant (6)	9/3/2024	—	—	—	—	—	—	25,924	—	—	400,007
Mark E. Graff
Annual STIP Bonus		3,825	382,500	765,000	—	—	—	—	—	—	—
Annual PSU Grant	2/28/2024	—		—	111	11,006	22,012	—	—	—	300,024
Annual RSU Grant (4)	2/28/2024	—	—	—	—	—	—	6,005	—	—	150,005
Retention RSU Grant (4)(7)	5/1/2024	—	—	—	—	—	—	17,914	—	—	400,020
Retention RSU Grant (6)	9/3/2024	—	—	—	—	—	—	19,443	—	—	300,005
Kelly M. Lefferts
Annual STIP Bonus		4,420	442,000	884,000	—	—	—	—	—	—	—
Annual PSU Grant	2/28/2024	—	—	—	135	13,451	26,902	—	—	—	366,674
Annual RSU Grant (4)	2/28/224	—	—	—	—	—	—	7,340	—	—	183,353
Retention RSU Grant (6)	9/3/2024	—	—	—	—	—	—	25,924	—	—	400,007
David J. Deno
Annual STIP Bonus		15,000	1,500,000	3,000,000	—	—	—	—	—	—	—
Annual PSU Grant (8)	2/28/2024	—	—	—	1,199	119,834	239,668	—	—	—	3,266,675
Annual RSU Grant (4)	2/28/2024	—	—	—	—	—	—	65,386	—	—	1,633,342
Christopher A. Meyer
Annual STIP Bonus		—	—	—	—	—	—	—	—	—	—
Annual PSU Grant		—	—	—	—	—	—	—	—	—	—
Annual RSU Grant		—	—	—	—	—	—	—	—	—	—
Astrid C. Isaacs
Annual STIP Bonus	—	—	—	—	—	—	—	—	—	—	—
Annual PSU Grant	2/28/2024	—	—	—	123	12,228	24,456	—	—	—	333,335
Annual RSU Grant (4)	2/28/2024	—	—	—	—	—	—	6,673	—	—	166,692
Gregg D. Scarlett
Annual STIP Bonus		—	—	—	—	—	—	—	—	—	—
Annual PSU Grant		—	—	—	—	—	—	—	—	—	—
Annual RSU Grant		—	—	—	—	—	—	—	—	—	—
__________________
(1)Amounts represent potential performance-based cash incentive awards under the 2024 Corporate STIP for all NEOs. The minimum award level is 1% of target bonus, the target award level is 100% of target bonus, and the maximum award level for 2024 is 200% of target bonus. Actual payouts are derived using a non-linear scale between such points. Threshold is represented with minimum payout of stipulated plan, but zero payout is possible if threshold performance measures are not met. See “—Compensation

Discussion and Analysis” under the heading “Performance-Based Short-Term Incentive Plan” for a description of the 2024 Corporate STIP.
(2)Amounts represent potential shares to be issued upon settlement of the aggregate number of PSUs granted in 2024, which vest as to 100% of the shares on the third anniversary of the grant date, contingent upon such executive’s continued employment. The number of shares earned ranges from 0% to 200% based upon the achievement of performance targets set at the beginning of the performance period as follows: 1% for threshold, 100% for target and 200% for maximum. Any portion of the award that is unvested upon termination is generally forfeited, unless the executive meets certain age and service criteria for retirement eligibility. See “—Compensation Discussion and Analysis” under the heading “Performance-Based Long-Term Incentive Program” for a description of the PSU terms. The executive generally forfeits any portion of the award for which the threshold performance is not achieved. Threshold is represented with minimum payout of stipulated financial plan, but zero payout is possible if threshold performance measure is not met.
(3)RSU and PSU awards are valued on the grant date in accordance with ASC 718. See Note 7, “Stock-based and Deferred Compensation Plans,” in the notes to consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 29, 2024.
(4)RSU grants each vest as to one-third of the shares on each anniversary of the grant date, contingent upon the individual’s continued employment. Mr. Deno’s RSUs were pro-rated as of December 31, 2024 as a result of his retirement and vest on the first anniversary of the grant date in accordance with the terms of his award agreement.
(5)As provided by his Employment Agreement, Mr. Spanos received inducement and transition grants totaling $2,500,012, which vest ratably on the anniversary of the grant date over three years.
(6)Retention Award RSU grant which vests over a two-year period, with 50% of shares vesting on the 12 month anniversary of the grant date, 25% vesting on the 18 month anniversary of the grant date, and 25% vesting of the 24 month anniversary of the grant date.
(7)Mr. Graff received an RSU retention grant on May 1, 2024 which vests ratably on the anniversary of the grant date over three years.
(8)Mr. Deno’s PSUs were pro-rated on December 31, 2024 as a result of his retirement and will vest in accordance with the terms of his award agreement subject to the achievement of the applicable performance goals at the end of the performance period.

Outstanding Equity Awards at 2024 Year-End
The following table summarizes outstanding stock options, unvested RSUs and PSU awards for each NEO as of December 29, 2024:

	OPTION AWARDS (1)				STOCK AWARDS (1)
					EQUITY INCENTIVE
					PLAN AWARDS:
			OPTION		UNEARNED SHARES, UNITS,
			EXERCISE		OR RIGHTS THAT HAVE
	NUMBER OF		PRICE		NOT VESTED
	SECURITIES UNDERLYING		PER	OPTION	NUMBER OF	MARKET
	UNEXERCISED OPTIONS (#)		SHARE	EXPIRATION	SHARES	VALUE
NAMED EXECUTIVE OFFICER	EXERCISABLE	UNEXERCISABLE	$	DATE	(#) (2)	$ (3)
Michael L. Spanos
October 1, 2024 (4)	—	—	—	—	108,148	1,326,976
October 1, 2024 (4)	—	—	—	—	72,098	884,642
W. Michael Healy
March 1, 2019	35,336	—	20.72	3/1/2029	—	—
February 21, 2022 (4)(5)(6)	—	—	—	—	1,570	19,264
February 22, 2023 (4)(5)(7)	—	—	—	—	10,142	124,442
February 22, 2023 (8)	—	—	—	—	2,614	32,074
December 1, 2023 (4)	—	—	—	—	7,804	95,755
February 28, 2024 (4)(5)(9)	—	—	—	—	17,011	208,725
September 3, 2024 (10)	—	—	—	—	32,405	397,609
Pierre A. Berenstein
June 1, 2017	12,500	—	20.38	6/1/2027	—	—
January 17, 2019	11,198	—	19.23	1/17/2029	—	—
February 21, 2022 (4)	—	—	—	—	2,954	36,246
February 22, 2023 (4)(5)(7)	—	—	—	—	9,224	113,178
August 1, 2023 (4)	—	—	—	—	7,154	87,780
February 28, 2024 (4)(5)(9)	—	—	—	—	22,681	278,296
September 3, 2024 (10)	—	—	—	—	25,924	318,087
Mark E. Graff
February 26, 2015	1,569	—	25.36	2/26/2025	—	—
August 1, 2019	25,000	—	17.15	8/1/2029	—	—
February 21, 2022 (4)(5)(6)	—	—	—	—	1,477	18,123
February 21, 2022 (5)(6)(11)	—	—	—	—	2,216	27,190
February 22, 2023 (4)(5)(7)	—	—	—	—	12,678	155,559
February 22, 2023 (8)	—	—	—	—	2,614	32,074
December 1, 2023 (4)	—	—	—	—	7,804	95,755
February 28, 2024 (4)(5)(9)	—	—	—	—	17,011	208,725
May 1, 2024 (4)	—	—	—	—	17,914	219,805
September 3, 2024 (10)	—	—	—	—	19,443	238,566
Kelly M. Lefferts
February 26, 2015	4,200	—	25.36	2/26/2025	—	—
February 23, 2018	5,703	—	24.10	2/23/2028	—	—
February 19, 2019	7,281	—	21.29	2/19/2029	—	—
February 21, 2022 (4)(5)(6)	—	—	—	—	2,462	30,209
February 22, 2023 (4)(5)(7)	—	—	—	—	17,432	213,891
February 28, 2024 (4)(5)(9)	—	—	—	—	20,791	255,106
September 3, 2024 (10)	—	—	—	—	25,924	318,087
David J. Deno
February 26, 2015	55,760	—	25.36	2/26/2025	—	—
February 25, 2016	56,577	—	17.15	2/25/2026	—	—
February 24, 2017	57,921	—	17.27	2/24/2027	—	—
February 23, 2018	42,917	—	24.10	2/23/2028	—	—
February 19, 2019	50,345	—	21.29	2/19/2029	—	—
April 1, 2019	270,758	—	20.62	4/1/2029	—	—
February 21, 2022 (4)(5)(6)	—	—	—	—	21,415	262,762
February 22, 2023 (4)(5)(7)	—	—	—	—	155,291	1,905,421
February 28, 2024 (4)(5)(9)	—	—	—	—	185,220	2,272,649

	OPTION AWARDS (1)				STOCK AWARDS (1)
					EQUITY INCENTIVE
					PLAN AWARDS:
			OPTION		UNEARNED SHARES, UNITS,
			EXERCISE		OR RIGHTS THAT HAVE
	NUMBER OF		PRICE		NOT VESTED
	SECURITIES UNDERLYING		PER	OPTION	NUMBER OF	MARKET
	UNEXERCISED OPTIONS (#)		SHARE	EXPIRATION	SHARES	VALUE
NAMED EXECUTIVE OFFICER	EXERCISABLE	UNEXERCISABLE	$	DATE	(#) (2)	$ (3)
Christopher Meyer
	—	—	—	—	—	—
Astrid C. Isaacs
	—	—	—	—	—	—
Gregg D. Scarlett
August 1, 2016	100,000	—	17.96	3/15/2025	—	—
February 24, 2017	36,090	—	17.27	3/15/2025	—	—
February 23, 2018	36,974	—	24.10	3/15/2025	—	—
February 19, 2019	46,472	—	21.29	3/15/2025	—	—
March 2, 2020	100,000	—	18.45	3/15/2025	—	—
February 21, 2022 (4)(5)(6)	—	—	—	—	3,324	40,785
February 22, 2023 (4)(5)(7)	—	—	—	—	10,697	131,252
_________________
(1)All stock options, RSUs and PSUs are granted under a stockholder-approved equity incentive plan.
(2)Unvested portions of awards are generally forfeited upon termination of employment by the Company or any of its significant subsidiaries, unless the executive meets certain age and service criteria for retirement eligibility. See “—Potential Payments Upon Termination or Change in Control” for additional information regarding accelerated vesting on certain terminations of employment. In the case of Mr. Deno and Mr. Scarlett, outstanding RSUs and PSUs were pro-rated as of December 31, 2024 and March 15, 2024, respectively, as a result of their retirement and will vest on the dates provided under the terms of their award agreements, subject to the achievement of the applicable performance goals for the PSUs at the end of the performance period.
(3)Market value is calculated by multiplying $12.27, which was the closing price per share of our common stock on the NASDAQ Global Select Market on December 27, 2024, the last market day of our fiscal year, by the number of shares subject to the award.
(4)RSU grants vest as to one-third of the shares on each anniversary of the grant date, contingent on continued employment.
(5)PSU grants vest on the third anniversary of the grant date, contingent on continued employment assuming a payout at target performance. The actual number that may be earned ranges from 0% to 200% based upon the achievement of performance targets for the three-year period set on the grant date, as follows: 1% for threshold, 100% for target and 200% for maximum. See “Compensation Discussion and Analysis” under the heading “Performance-Based Short-Term Incentive Plan” for a description of the PSU terms.
(6)The Compensation Committee certified performance payout for PSUs granted in 2022 on February 11, 2025, based on Adjusted EPS growth over 2022-2024 at 0% of target. These PSUs are reflected at actual performance and therefore no shares will vest.
(7)These PSUs are reflected at target performance and will vest, if at all, based on the Compensation Committee’s certification of Adjusted EPS Performance at the conclusion of fiscal year 2025, and Relative TSR performance as compared to a Relative TSR Comparison Group over the 2023-2025 performance period. The Compensation Committee retains the right to adjust payout outcomes negatively or positively for unusual, infrequently occurring, or non-operating items and performance is uncertain until the time of certification.
(8)Mr. Healy and Mr. Graff each received a discretionary RSU grant which vest ratably over 3 years.
(9)These PSUs are reflected at target performance and will vest, if at all, based on the Compensation Committee’s certification of Adjusted EPS Performance at the conclusion of fiscal year 2026, and Relative TSR performance as compared to a Relative TSR Comparison Group over the 2024-2026 performance period. The Compensation Committee retains the right to adjust payout outcomes negatively or positively for unusual, infrequently occurring, or non-operating items and performance is uncertain until the time of certification.
(10)These RSUs vest over a two-year period, with 50% of shares vesting on the 12 month anniversary of the grant date, 25% vesting on the 18 month anniversary of the grant date, and 25% vesting of the 24 month anniversary of the grant date.
(11)Mr. Graff received a discretionary award of 50% RSUs which vest ratably over three years and 50% PSUs which cliff vest on the 3rd anniversary of the grant date.

Option Exercises and Stock Vested for Fiscal 2024
The following table summarizes the exercise of stock options and vesting of PSUs and RSUs held by the NEOs during fiscal 2024:

	OPTION AWARDS		STOCK AWARDS
	NUMBER OF		NUMBER OF
	SHARES	VALUE	SHARES	VALUE
	ACQUIRED	REALIZED	ACQUIRED	REALIZED
	ON EXERCISE	ON EXERCISE	ON VESTING	ON VESTING
NAMED EXECUTIVE OFFICER	(#)	(1)	(#)	(2)
Michael L. Spanos	—	$—	—	$—
W. Michael Healy	—	—	25,037	595,729
Pierre Berenstein	—	—	14,405	360,193
Mark Graff	1,420	2,584	19,421	455,766
Kelly M. Lefferts	3,407	6,201	31,876	848,271
David J. Deno	58,800	107,016	286,870	7,633,954
Christopher Meyer	13,992	23,595	42,176	1,122,366
Astrid Isaacs	—	—	3,747	99,906
Gregg D. Scarlett	29,139	54,525	64,105	1,705,941
_________________
(1)Represents amount realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.
(2)Represents the value realized upon vesting of PSUs and RSUs, based on the market value of the shares on the vesting date. The Company withheld or netted for tax purposes the following number of shares from the distribution of shares upon vesting: Mr. Healy - 6,291; Mr. Graff - 6,266; Ms. Lefferts - 11,169; Mr. Berenstein - 3,170; Mr. Deno - 163,693; Mr. Meyer - 14,171; Ms. Isaacs - 1,094 and Mr. Scarlett - 31,387.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans
We offer a Deferred Compensation Plan for our highly compensated employees who are not eligible to participate in the OSI Restaurant Partners, LLC Salaried Employees 401(k) Plan and Trust, as described in “—Compensation Discussion and Analysis” under the heading “—Other Benefits and Perquisites.” We do not sponsor any defined benefit pension plans.

The following table summarizes contributions during 2024 to our Deferred Compensation Plan along with aggregate earnings/losses for the year and the aggregate balance as of December 29, 2024. We did not make any contributions to the plan during 2024. Participants are fully vested in all contributions to the plan. The amounts listed as executive contributions are included as “Salary” in the “Summary Compensation Table.” The aggregate earnings are not reflected in “All Other Compensation” in the “Summary Compensation Table.”

NAMED EXECUTIVE OFFICER	AGGREGATE BALANCE AT DECEMBER 31, 2023	EXECUTIVE CONTRIBUTIONS IN 2024	AGGREGATE EARNINGS IN 2024	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS IN 2024	AGGREGATE BALANCE AT DECEMBER 29, 2024
Kelly M. Lefferts	$984,858	$44,614	$188,893	$—	$1,218,365

Potential Payments Upon Termination or Change in Control
Each of the NEOs is party to an employment agreement and other arrangements with us, which are summarized below, and may entitle him or her to payments or benefits upon a termination of employment and/or a change in control. See the table included under “Executive Benefits and Payments Upon Separation” below for the amount of compensation payable under these agreements and arrangements to the individuals serving as NEOs as of the end of fiscal 2024.

Severance Pay Plan

The Severance Pay Plan covers our executive officers and other key employees other than CEO and provides that if a participant’s employment with the Company is involuntarily terminated by the Company without cause (as defined in the Severance Pay Plan) and other than for unsatisfactory performance or insufficient aptitude (each as defined in the Severance Pay Plan), the participant will be eligible to receive a lump-sum cash payment in an amount equal to (a) the sum of the participant’s annual base salary and annual target bonus (pro-rated for the quarter in which the termination occurred) and (b) subject to the participant’s election of continuation of health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), an amount equal to the cost of the participant’s COBRA premiums for 12 months from the date of the participant’s termination (collectively, the “Severance Pay”). If a participant’s employment is involuntarily terminated by us for unsatisfactory performance or insufficient aptitude that does not rise to the level of termination for cause, the participant will instead be eligible to receive a lump-sum cash payment in an amount equal to one-half of the Severance Pay.

No severance pay will be paid under the Severance Pay Plan to any participant who (i) is temporarily separated from the Company, (ii) voluntarily resigns from the Company for any reason, (iii) is subject to an employment agreement or offer letter with us that includes severance provisions or (iv) is a participant and eligible to receive severance benefits under our Change in Control Plan. Receipt of severance benefits are subject to the participant’s execution of a release of any claims against us and agreement with restrictive covenants, including covenants not to compete or solicit, along with other customary terms and conditions.

Change in Control Plan
The Change in Control Plan entitles executive officers and other key employees to certain severance payments and benefits in the event of a qualifying termination of employment upon or within the 24 months following certain change-in-control events. A qualifying termination is a termination by us for any reason other than cause, or by the employee for good reason, in each case as defined in the Change in Control Plan.

Under the Change in Control Plan, in the event of a qualifying termination within the 24 months following a change in control, the named executive officers are each entitled to receive the following benefits:

•A severance payment, payable in a lump sum 60 days after the termination, equal to (a) with respect to Mr. Spanos, two times the sum of his base salary and his target annual cash bonus and (b) with respect to the other named executive officers, one and one-half times the sum of base salary and target annual cash bonus

•Accelerated vesting of all outstanding equity awards

•Continued eligibility to participate in group health benefits for 18 months following the termination

•Outplacement services for six months following the termination

•Certain other accrued benefits

The severance payments and other benefits described above will be reduced by the amount of any similar payments and benefits under any employment agreement or other arrangement with us and are subject to the employee’s compliance with non-competition and other restrictive covenants and the other terms and conditions of the Change in Control Plan.

Rights and Potential Payments Upon Termination or Change in Control: Mr. Spanos
On August 21, 2024, we entered into an employment agreement with Mr. Spanos to serve as Chief Executive Officer effective September 3, 2024.

Mr. Spano’s employment may be terminated as follows:

•Upon his death or disability (as defined in the agreement)

•By us for Cause. “Cause” is defined to include: (i) willful failure to perform, or gross negligence or insubordination in the performance of, his duties and responsibilities to us or our affiliates (other than any such failure from incapacity due to physical or mental illness), subject to notice and cure periods; (ii) indictment or conviction (or plea of guilty or nolo contendere) of a felony or other crime involving moral turpitude; (iii) engaging in dishonesty, illegal misconduct or gross misconduct that is intentionally harmful to us or our affiliates; (iv) any material and knowing violation by him of any covenant or restriction contained in his employment agreement or any other agreement entered into with us or our affiliates; or (v) any material violation of any of our or our affiliates’ published policies (including with respect to discrimination and harassment, responsible alcohol policy, insider trading policy and security policy)

•By Mr. Spanos for Good Reason. “Good Reason” is defined to include: (i) the assignment of duties inconsistent with his position as Chief Executive Officer or a material diminution in the nature or scope of his duties, authority or responsibilities; (ii) a reduction of his annual base salary, unless a similar reduction is made in salary of all similarly situated employees; (iii) requiring him to be based at a location in excess of 50 miles from the location of our principal executive offices in Tampa, Florida; or (iv) a material breach by us of our obligations under his employment agreement

•By us other than for Cause

•By Mr. Spanos other than for Good Reason, upon 90 days’ prior written notice to the Company

•By Mr. Spanos by reason of retirement

Mr. Spanos will be entitled to receive severance benefits if his employment is terminated by us other than for Cause or if he terminates employment for Good Reason. If his employment is terminated under these circumstances, he will be entitled to receive severance equal to two times the sum of his base salary at the rate in effect on the date of termination, payable in a lump sum within 60 days following the effective date of such termination, plus a pro rata portion of his target bonus for the year of termination, accelerated vesting of any unvested portion of his transition RSU award, and a lump sum cash payment in the amount equal to 12 months of premium costs for COBRA continuation coverage for group medical and dental coverage based on his enrollment elections at the time of termination.

In the event Mr. Spanos’ employment is terminated due to his death or disability, he will receive any base salary amount and any annual bonus amount for the preceding fiscal year earned but not paid as of the date of his employment termination, any accrued and payable travel or business expenses and benefits under the employee benefit plan, plus a pro rata portion of his target bonus for the year of termination and accelerated vesting of any unvested portion of his transition RSU award.

In the event Mr. Spanos’ employment is terminated due to his retirement, he will receive any base salary amount and any annual bonus amount for the preceding fiscal year earned but not paid as of the date of his employment termination, plus pro rata vesting of the RSUs, PSUs and stock options granted in connection with his appointment as Chief Executive Officer.

A change in control of the Company does not trigger any severance payments to him under the employment agreement. However, in the event of a qualifying termination within the 24 months following a change in control, Mr. Spanos would be entitled to receive the benefits described above under “—Change in Control Plan.”

Separation Agreement: Ms. Isaacs
Effective September 3, 2024, Ms. Isaacs’ employment was terminated without cause, at which time Ms. Isaacs and the Company entered into a separation agreement providing for payments of $1,016,664 in severance, $12,000 for COBRA premiums to extend coverage of health benefits for 12 months, and $7,786 for tax obligations resulting from the COBRA premium amount.
Separation Agreement: Mr. Scarlett
On October 2, 2023 the Company announced organizational design changes that resulted in the elimination of the Executive Vice President, Chief Operating Officer of Casual Dining position following a transition period ending on March 15, 2024. As a result, the Company and Mr. Scarlett entered into an agreement pursuant to which Mr. Scarlett’s employment terminated on March 15, 2024 and he received payments of $1,485,000 in severance, $20,705 for COBRA premiums to extend health benefits for 12 months, and $13,434 for tax obligations resulting from the COBRA premium amount.

All unvested equity and vested stock options held by Mr. Scarlett were subject to the retirement provisions set forth in his existing grant agreements and the applicable plans as described under “Equity Awards” below.

Equity Awards
As a general matter, unless otherwise provided in an individual’s award agreement or other agreement, and depending on the reason for termination, upon a termination of employment or other continuous service, all unvested equity awards will terminate and vested stock options must be exercised within certain limited time periods after the date of termination. If the individual’s employment is terminated for cause (as defined in the award or other applicable agreement), all stock options, whether vested or unvested, and all unvested PSUs and RSUs will terminate immediately. If the individual’s termination is due to death or disability, all stock options and RSUs that are not vested will become immediately vested in full upon such termination and a pro rata portion (based on the portion of the applicable performance period that passed prior to termination of the individual’s employment) of the target number of PSUs will immediately vest and become payable in shares of common stock upon such termination. Stock options accelerated due to death or disability become exercisable on the award’s original vesting schedule.

Awards under the 2012 Equity Plan, if unvested, will forfeit upon retirement. Under the 2016 Equity Plan, if the NEO retires on or after age 60 with five years of service with the Company or an affiliate (“Retirement under 2016 Plan”) prior to the vesting or forfeiture of the RSUs, then the number of RSUs that vest on the applicable vesting date shall be determined as of the date of the Retirement under 2016 Plan on a pro rata basis, determined based on the number of full months of employment completed from the date of grant to the date of the Retirement under 2016 Plan divided by the number of full months of the original vesting period. If the NEO retires prior to the vesting or forfeiture of the option to purchase shares of our common stock, the NEO may exercise the option at any time within 12 months following the date of Retirement under 2016 Plan (but in no event later than ten years after the date of grant). Under the 2020 Equity Plan, if the NEO retires on or after age 60 with five years of service, or age 55 with ten years of service with the Company or an affiliate (“Retirement under 2020 Plan”) prior to the vesting or forfeiture of stock options, RSUs, or PSUs, then the number of stock options, RSUs or PSUs that vest on the applicable vesting date shall be determined as of the date of the Retirement under 2020 Plan on a pro rata basis, determined based on the number of full months of employment completed from the date of grant to the date of the Retirement under 2020 Plan divided by the number of full months of the original vesting period and, in the case of PSUs, the PSUs earned shall be determined at the end of the performance period based on the actual performance levels achieved. If the NEO retires prior to the vesting or forfeiture of the option to purchase shares of our common stock, the NEO may exercise the option at any time following the date of Retirement under 2020 Plan (but in no event later than the original expiration date of the grant, generally the tenth anniversary of the date of grant).

The Compensation Committee may provide for accelerated vesting of an award upon, or as a result of events following, a change of control. This may be done in the award agreement or in connection with the change of control. In the event of a change of control, the Compensation Committee may also cause an award to be canceled in exchange for a cash payment to the participant or cause an award to be assumed by a successor corporation.

Our forms of award agreements under the 2012, 2016 and 2020 Equity Plans provide as follows:

•Restricted stock and RSU awards to our directors become fully vested upon a change of control

•Restricted stock awards for our employees and consultants provide that upon a change of control (a) restricted stock that remains outstanding or is exchanged or converted into securities of the acquiring or successor entity will continue to vest in accordance with the terms set forth in the award agreement and (b) if the restricted stock will be canceled in exchange for cash consideration, (x) in the case of awards held by our executive officers at the time of such change of control, the restricted stock will instead be converted into a right to receive such cash consideration upon satisfaction of the vesting and other terms and conditions of the award agreement in effect immediately prior to the change of control and (y) in the case of other award recipients, the award will fully vest and be exchanged for the cash consideration at the time of the change of control

•PSU awards provide that if the award recipient’s employment or other service status with us terminates, the award will terminate as to any units that are unvested at the time of such termination, unless (a) such termination is due to death or disability, in which case a pro rata portion of the award shall vest based on the portion of the performance period for which service was provided, or (b) the termination occurs before the vesting date but after the end of the performance period and is other than for cause (as defined in the agreement), in which case the applicable number of units will vest for that performance period as if such termination had not occurred

In addition, as described above under “—Change in Control Plan,” in the event of a qualifying termination within the 24 months following a change in control, each of our named executive officers will be entitled to accelerated vesting of all outstanding equity awards.

Restrictive Covenants
Mr. Spanos is subject to certain restrictive covenants under his current employment agreement. This includes covenants covering noncompetition, nondisclosure, nonsolicitation and nonpiracy. Based on the terms of the agreement, Mr. Spanos agreed to these restrictive covenants during employment for 24 months following a termination of employment for any reason. Continued compliance with these restrictive covenants is a condition to our obligation to pay any severance amount due to Mr. Spanos under his employment agreement.

Messrs. Healy, Graff, and Ms. Lefferts are subject to certain restrictive covenants as per their offers of employment. These include covenants covering noncompetition, nondisclosure, nonsolicitation and nonpiracy. Each has agreed to these restrictive covenants during employment and for 12 months following a voluntary separation or separation for Cause, or in the event of separation for any reason other than voluntary resignation, for a period equal to the period used for calculating the amount of severance paid upon termination, if any.

Executive Benefits and Payments Upon Separation

The table below reflects the amount of compensation payable under the arrangements described above to the individuals serving as NEOs following a termination of employment (i) by us without cause or by the executive for good reason without a change in control, (ii) by us without cause or by the executive for good reason, following a change in control assuming that such termination constitutes a qualifying termination under the Change in Control Plan, (iii) by the executive voluntarily, (iv) as a result of retirement, (v) as a result of disability or (vi) as a result of death, in each case, assuming that such termination of employment occurred on December 29, 2024. With respect to

Ms. Isaacs and Messrs. Deno, Meyer and Scarlett, the amounts set forth below reflect their actual payments from the Company upon termination of their employment, if any, during 2024.

No payments or benefits are due to the NEOs following a termination of employment for cause. The table assumes that the change in control transaction resulted in per share consideration of $12.27, which was the closing price per share of our common stock on the NASDAQ Global Select Market on December 27, 2024, the last market day of our fiscal year. The actual amounts to be paid upon a termination of employment or a change in control can only be determined at the time of such executive’s separation from us, or upon the occurrence of a change in control (if any).

NAMED EXECUTIVE OFFICER	EXECUTIVE PAYMENTS AND BENEFITS UPON SEPARATION	INVOLUNTARY TERMINATION WITHOUT CAUSE OR TERMINATION BY EXECUTIVE FOR GOOD REASON WITHOUT CHANGE IN CONTROL	INVOLUNTARY TERMINATION WITHOUT CAUSE OR TERMINATION BY EXECUTIVE FOR GOOD REASON WITH CHANGE IN CONTROL	VOLUNTARY TERMINATION	RETIREMENT	DISABILITY	DEATH
	(1)	($) (2)	($)	($)	($)	($)	($)
Michael L. Spanos	Severance	2,567,308	1,742,308	—	—	—	—
	Equity Awards (3)	1,326,976	2,211,618	—	—	1,326,976	1,326,976
	Health Benefits	—	—	—	—	—	—
	Total	3,894,284	3,953,926	—	—	1,326,976	1,326,976
W. Michael Healy	Severance	996,250	1,453,990	—	—	—	—
	Equity Awards (3)	—	977,772	—	—	839,624	839,624
	Health Benefits (4)	20,705	31,057	—	—	—	—
	Total	1,016,955	2,462,819	—	—	839,624	839,624
Pierre A. Berenstein	Severance	—	—	—	—	—	—
	Equity Awards (3)	—	—	—	—	671,660	671,660
	Health Benefits	—	—	—	—	—	—
	Total	—	—	—	—	671,660	671,660
Mark E. Graff	Severance	832,500	1,248,750	—	—	—	—
	Equity Awards (3)	—	1,160,350	—	—	1,009,833	1,009,833
	Health Benefits (4)	1,194	1,790	—	—	—	—
	Total	833,694	2,410,890	—	—	1,009,833	1,009,833
Kelly M. Lefferts	Severance	962,000	1,443,000	—	—	—	—
	Equity Awards (3)	—	974,005	—	389,879	785,808	785,808
	Health Benefits (4)	13,019	19,529	—	—	—	—
	Total	975,019	2,436,534	—	389,879	785,808	785,808
David J. Deno	Severance	—	—	—	—	—	—
	Equity Awards (3)	—	—	—	3,200,495	—	—
	Health Benefits	—	—	—	—	—	—
	Total	—	—	—	3,200,495	—	—
Christopher Meyer	Severance	—	—	—	—	—	—
	Equity Awards (3)	—	—	—	—	—	—
	Health Benefits	—	—	—	—	—	—
	Total	—	—	—	—	—	—
Astrid C. Isaacs	Severance	1,016,664	—	—	—	—	—
	Equity Awards (3)	—	—	—	—	—	—
	Health Benefits	19,786	—	—	—	—	—
	Total	1,036,450	—	—	—	—	—
Gregg D. Scarlett	Severance	1,485,000	—	—	—	—	—
	Equity Awards (3)	—	—	—	383,597	—	—
	Health Benefits	34,139	—	—	—	—	—
	Total	1,519,139	—	—	383,597	—	—
__________________
(1)Amounts in the table do not include amounts for accrued but unpaid base salary, annual bonus or other expenses.

(2)The Severance Pay Plan provides for a prorated bonus payment based on the quarter in which the executive terminates employment, the value reflected assumes a full bonus payout. Values reflected for Mr. Spanos are governed by his Employment Agreement.
(3)Amounts exclude intrinsic value of vested in-the-money stock options. If termination is due to Death or Disability, then all RSUs that are not vested shall become immediately vested in full upon such termination and a pro rata portion (based on the portion of the Performance Period that passed prior to termination of Participant’s Continuous Service) of the Target Number of PSUs will immediately vest and become payable in shares upon such termination, as those terms are defined in the applicable plans. Under the applicable award agreements, upon retirement, the number of RSUs and PSUs that vest is determined as of the date of the Retirement on a pro rata basis based on the period employed from the grant date to the departure date and, in the case of PSUs, the PSUs earned shall be determined at the end of the performance period based on the actual performance levels achieved (which are assumed to be at target for purposes of the table). The dollar amounts are determined by multiplying the number of shares subject to the accelerated or pro rata vested RSUs and PSUs, as applicable, by $12.27, the closing price of the Company’s common stock on December 27, 2024.
(4)The amounts shown for Health Benefits are based on the Company’s estimated plan net cost and the coverage category in which the executive is enrolled; this values assumes the executive continues to pay the employee portion of the premium.

Pay vs. Performance

The following table summarizes compensation paid to our principal executive officer (“PEO”) as set forth in our Summary Compensation Table, compensation actually paid to our PEO, average compensation paid to our Non-PEO NEOs as set forth in our Summary Compensation Table, and average compensation actually paid to our Non-PEO NEOs, each as calculated in accordance with SEC rules, and certain Company and peer group performance measures for the periods indicated:

Fiscal Year	Summary Compensation Table Total for PEO (1)		Compensation Actually Paid to PEO (2)		Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (2)	Value of Initial Fixed $100		Net (Loss) Income (dollars in millions)	Adjusted Diluted EPS (5)
							Total Shareholder Return	Peer Group Total Shareholder Return (4)
	1st PEO	2nd PEO	1st PEO	2nd PEO
2024	$3,965,019	$6,339,020	$3,676,625	$(2,087,085)	$1,523,663	$477,812	$64.15	$140.73	$(122.7)	$1.79
2023	—	6,825,003	—	8,305,815	1,689,279	2,116,313	139.94	105.29	254.4	2.78
2022	—	6,251,632	—	5,068,922	1,561,981	1,339,269	100.18	86.17	109.2	2.36
2021	—	7,518,278	—	11,384,346	2,200,145	2,598,640	97.64	107.49	222.9	2.45
2020	—	5,576,984	—	6,261,185	1,945,655	1,701,174	88.32	95.69	(158.8)	(0.69)
__________________
(1)Mr. Spanos (1st PEO) was appointed PEO effective September 3, 2024. Mr. Deno (2nd PEO) was the PEO from the beginning of 2020 through September 2, 2024.
(2)The charts below detail the additions to and deductions from the Summary Compensation Table Totals to calculate the Compensation Actually Paid amounts.
(3)The Non-PEO NEOs are comprised of: 2024 - Messrs. Healy, Berenstein, Graff, Meyer and Scarlett and Mses. Lefferts and Isaacs; 2023 - Messrs. Meyer, Scarlett and Patterson and Ms. Lefferts; 2022 - Messrs. Meyer, Scarlett and Murtha and Ms. Lefferts; 2021 - Messrs. Meyer, Scarlett, Murtha and Stutts and Ms. Lefferts; 2020 - Messrs. Meyer, Scarlett, Stutts and Herlihy and Ms. Lefferts.
(4)The peer group is made up of the same 25 companies in our peer group used for executive compensation benchmarking as described on page 54.
(5)Adjusted Diluted EPS was selected as the third metric to be included in the disclosure (as the Company-Selected Measure). A detailed Adjusted Diluted EPS reconciliation can be found within Appendix C. Adjusted Diluted EPS for the fiscal years 2023, 2022 and 2021 has been recast to remove the 5.1 million, 6.1 million and 10.0 million share benefit, respectively, of the convertible note hedge transactions which was previously included as a non-GAAP share adjustment.

The following table reconciles the PEO Summary Compensation Table total to Compensation Actually Paid for the periods indicated:

Fiscal Year	Salary	Bonus and Non-Equity Incentive Compensation	Equity Compensation	All Other Compensation	Summary Compensation Table Total	Deductions from Summary Compensation Table Total (1)	Additions (Deductions) to Compensation Table Total (2)	Compensation Actually Paid
1st PEO
2024	$303,846	$158,846	$2,500,012	$1,002,315	$3,965,019	$(2,500,012)	$2,211,618	$3,676,625
2nd PEO
2024	$1,000,000	$420,000	$4,900,017	$19,003	$6,339,020	$(4,900,017)	$(3,526,088)	$(2,087,085)
2023	1,000,000	910,500	4,900,025	14,478	6,825,003	(4,900,025)	6,380,837	8,305,815
2022	984,615	897,969	4,350,033	19,015	6,251,632	(4,350,033)	3,167,323	5,068,922
2021	900,000	2,011,500	4,600,046	6,732	7,518,278	(4,600,046)	8,466,114	11,384,346
2020	695,597	1,271,700	3,600,036	9,651	5,576,984	(3,600,036)	4,284,237	6,261,185
__________________
(1)Represents the grant date fair value of equity-based awards granted each year.
(2)Reflects the value of equity calculated in accordance with the SEC methodology for determining Compensation Actually Paid for each period presented (as set forth in Item 402(v)(2)). The equity component of compensation actually paid for fiscal year 2024 is further detailed in the supplemental table below.

The following table reconciles the Non-PEO NEOs Average Summary Compensation Table total to Average Compensation Actually Paid for the periods indicated:

Fiscal Year	Average Salary	Average Bonus and Non-Equity Incentive Compensation	Average Equity Compensation	Average All Other Compensation	Average Summary Compensation Table Total	Deductions from Summary Compensation Table Total (1)	(Deductions) Additions to Compensation Table Total (2)	Average Compensation Actually Paid
2024	$386,648	$70,830	$650,027	$416,158	$1,523,663	$(650,027)	$(395,824)	$477,812
2023	570,096	353,867	759,407	5,909	1,689,279	(759,407)	1,186,441	2,116,313
2022	550,000	338,580	667,219	6,182	1,561,981	(667,219)	444,507	1,339,269
2021	536,539	640,700	697,157	325,749	2,200,145	(697,157)	1,095,652	2,598,640
2020	410,300	360,564	865,989	308,802	1,945,655	(865,989)	621,508	1,701,174
__________________
(1)Represents the average grant date fair value of equity-based awards granted each year.
(2)Reflects the average value of equity calculated in accordance with the SEC methodology for determining average compensation actually paid for each period presented (as set forth in Item 402(v)(2)). The equity component of average compensation actually paid for fiscal year 2024 is further detailed in the supplemental table below.

The following table includes supplemental data for the additions and deductions resulting in the equity component of PEO Compensation Actually Paid for the periods indicated:

Fiscal Year	Addition of Fair Value of Current Year Equity Awards at Fiscal Year End		(Deductions) Additions for Change in Value of Prior Years’ Awards Unvested at Fiscal Year End (1)		(Deductions) Additions for Change in Value of Prior Years’ Awards That Vested in Fiscal Year (1)		Equity Value Included in Compensation Actually Paid
	1st PEO	2nd PEO	1st PEO	2nd PEO	1st PEO	2nd PEO	1st PEO	2nd PEO
2024	$2,211,618	$1,324,934	$—	$(4,409,586)	$—	$(441,436)	$2,211,618	$(3,526,088)
2023	—	5,194,051	—	(329,870)	—	1,516,656	—	6,380,837
2022	—	3,910,236	—	(1,252,356)	—	509,443	—	3,167,323
2021	—	3,268,932	—	3,748,314	—	1,448,868	—	8,466,114
2020	—	3,298,873	—	1,895,458	—	(910,094)	—	4,284,237
__________________
(1)The valuation for PSUs granted in 2023 and 2024, and vesting in 2026 and 2027, decreased from 100% at the end of 2023 to 0% and 50%, respectively, at the end of 2024. The valuation for PSUs granted in 2022 and vesting in 2025 decreased from 100% at the end of fiscal year 2022 to 0% at the end of fiscal year 2023. The valuation for PSUs granted in 2020 and vesting in 2023 decreased from 200% at the end of fiscal year 2021 to 148% at the end of fiscal year 2022.

The following table includes supplemental data for the additions and deductions resulting in equity component of Non-PEO NEOs Average Compensation Actually Paid for the periods indicated:

Fiscal Year	Addition of Average Fair Value of Current Year Equity Awards at Fiscal Year End	(Deductions) Additions for Average Change in Value of Prior Years’ Awards Unvested at Fiscal Year End (1)	(Deductions) Additions for Average Change in Value of Prior Years’ Awards That Vested in Fiscal Year (1)	Fair Value At End of Prior Fiscal Year of Awards Granted in Prior Years That Failed to Meet Vesting Conditions in the Fiscal Year	Average Equity Value Included in Compensation Actually Paid
2024	$292,356	$(272,941)	$(66,203)	$(349,036)	$(395,824)
2023	821,094	(63,284)	428,631	—	1,186,441
2022	599,763	(278,452)	123,196	—	444,507
2021	422,722	364,276	308,654	—	1,095,652
2020	975,526	(57,273)	(296,745)	—	621,508
__________________
(1)The valuation for PSUs granted in 2023 and 2024, and vesting in 2026 and 2027, decreased from 100% at the end of 2023 to 0% and 50%, respectively, at the end of 2024. The valuation for PSUs granted in 2022 and vesting in 2025 decreased from 100% at the end of fiscal year 2022 to 0% at the end of fiscal year 2023. The valuation for PSUs granted in 2020 and vesting in 2023 decreased from 200% at the end of fiscal year 2021 to 148% at the end of fiscal year 2022.

Relationship between Compensation Paid and Performance Measures
As shown in the charts as discussed further below, the relationship between the Compensation Actually Paid (“CAP”) to the PEO and the Average Compensation Actually Paid to the NEOs other than the PEO in fiscal 2020, 2021, 2022, 2023 and 2024 (collectively, “NEO Compensation Actually Paid”) to each of (1) Net income, (2) total shareholder return (“TSR”), and (3) Adjusted Diluted EPS demonstrates that such compensation fluctuates to the extent the Company is achieving its goals and increasing value for stockholders in line with the Company’s compensation philosophy and performance-based objectives.

The three items listed below represent the most important metrics we used to determine Compensation Actually Paid for fiscal year 2024 as further described in our CD&A within the sections titled “Performance-Based Short-Term Incentive Plan” and “Performance-Based Long-term Incentive Plan.” Most important performance measures:

1.	Adjusted Diluted Earnings Per Share
2.	Revenue
3.	Adjusted Operating Income

CEO Pay Ratio
We are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of our CEO, as required by Section 953(b) of the Dodd Frank Wall Street Reform and Consumer Protection Act, and Regulation 402(u) of Regulation S-K and a description of the methodology used in determining the median employee and the calculation of the ratio.
For fiscal year 2024,
•The median of the annual total compensation of all our employees, other than Mr. Spanos, was $18,420.

•Mr. Spanos’ annualized target total compensation was $8,750,000.

Based on this information, the ratio of the annual total compensation of Mr. Spanos to the median of the annual total compensation of all employees is estimated to be 475 to 1.
To identify the median of the annual total compensation of all employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:
1)We selected December 29, 2024 as the date on which to determine our median employee. As of that date, we had 60,306 active employees with 2024 earnings, with 59,912 employees based in the United States and 394 employees located outside of the United States. The pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent (5%) or less of the Company’s total number of employees. We applied this de minimis exemption when identifying the median employee by excluding 394 employees in Hong Kong. After considering the de minimis exemption, 59,912 employees in the United States were considered for identifying the median employee. On December 31, 2024, the Company filed a Form 8-K announcing it had entered into a strategic partnership with Vinci Partners in which Vinci partners obtained majority control of the Brazilian operations. As a result, Brazilian employees were excluded from the analysis.
2)For purposes of identifying the median employee from our employee population base, we considered total cash compensation, as compiled from our payroll records. We selected total cash compensation as it represents the principal form of compensation delivered to all our employees and this information is readily available in each country. In addition, we measured compensation for purposes of determining the median employee using the year-to-date period ended December 29, 2024.
3)Given that Mr. Spanos joined the Company on September 3, 2024, his annualized total target compensation was used in the ratio calculation.
4)Using this methodology, we determined that our median employee was a part-time employee. In determining the annual total compensation of the median employee, such employee’s compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules.

Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with the SEC pay ratio rules and methods for disclosure. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations, geographic footprints and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. With regard to restaurant, hospitality and retail companies, comparability may further be impacted by additional factors including the mix of company-owned to franchised units.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has adopted a written Code of Conduct and a Related Party Transactions Policy, which supplements the Code of Conduct. The Code of Conduct applies to our directors, officers, and employees, and the Related Party Policy applies to our executive officers. These policies require disclosure of the material terms of any applicable related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction. The policies require that all related person transactions must be reported to the Chief Legal Officer and are subject to the approval or ratification by the Audit Committee. The Audit Committee may approve or ratify the transaction if it determines that the transaction is in the best interests of the Company and its stockholders.

There are no related party transactions or relationships required to be reported in this Proxy Statement under Item 404 of the SEC’s Regulation S-K other than as described below.

Pierre Berenstein, who served as our Executive Vice President, Chief Customer Officer since August 2023 and as President of Bloomin’ Brands Brazil from May 2017 through October 2023, left his role with the Company to become the Chief Executive Officer of Outback Steakhouse Restaurantes Brasil S.A (“OSRB”), an entity in which we indirectly hold a 33% interest. As previously disclosed in our Current Report on Form 8-K filed December 31, 2024, we sold 67% of our ownership interest in Bold Hospitality, the holding company of OSRB, to a fund managed by an affiliate of Vinci Partners Investments Ltd. In consideration for this appointment, among other things, Mr. Berenstein is expected to receive equity interests in OSRB, with a grant date value of $2 million in U.S. Dollars. These interests will be funded 50% by the Company and 50% by OSRB.

AUDIT COMMITTEE REPORT

The Audit Committee is composed solely of independent directors meeting the requirements of applicable SEC and NASDAQ rules. The Audit Committee has the duties and powers described in its written charter adopted by the Board. A copy of the charter is available on the Company’s website at: https://investors.bloominbrands.com/corporate-governance.

The Audit Committee is responsible for the engagement, compensation, retention and oversight of the work performed by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. In fulfilling its oversight responsibility, the Audit Committee carefully reviews and considers the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters, performance of the independent auditors and the extent to which the independent registered public accounting firm may be retained to perform non-audit services.

The Audit Committee reviewed and discussed the audited consolidated financial statements of Bloomin’ Brands, Inc. to be included in its Annual Report on Form 10-K for the 2024 fiscal year with the Company’s management and PricewaterhouseCoopers LLP. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200.

The Audit Committee received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in Bloomin’ Brands, Inc.’s Annual Report on Form 10-K for its 2024 fiscal year for filing with the SEC.

Submitted by the Audit Committee*
Julie Kunkel, Chair
Lawrence V. Jackson
Rohit Lal

*Mr. Dinkins joined the Board and the Audit Committee on February 12, 2025 and did not participate in the Audit Committee actions reported above.

STOCKHOLDER PROPOSALS FOR 2026 ANNUAL MEETING OF STOCKHOLDERS

Stockholders may submit proposals for inclusion in our proxy materials in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2026 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us no later than November 4, 2025. Such proposals should be delivered to Bloomin’ Brands, Inc., Attn: Corporate Secretary, 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607 (and we encourage you to send a copy via email to CorporateSecretary@bloominbrands.com).

Stockholders who intend to submit nominations to the Board of Directors or present other proposals for consideration at our 2026 annual meeting (other than proposals submitted in accordance with Rule 14a-8 for inclusion in our proxy materials) must comply with all provisions of our bylaws with respect to such nominations and proposals and provide timely written notice thereof. To be timely for our 2026 annual meeting, notice must be delivered to our Corporate Secretary at our principal executive offices no earlier than December 24, 2025 and no later than January 23, 2026. However, in the event that our 2026 annual meeting is to be held on a date that is not within 30 calendar days before or after April 23, 2026, to be timely, notice must be so delivered not later than the tenth calendar day following the date on which public announcement of the date of the 2026 annual meeting is first made.

In addition to satisfying the requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 days prior to the one-year anniversary date of the annual meeting (for the 2026 annual meeting, no later than February 22, 2026). Such notice should be delivered to our Corporate Secretary at our principal executive offices and/or sent via email to CorporateSecretary@bloominbrands.com. If the date of the 2026 annual meeting is changed by more than 30 days from such anniversary date, however, then the stockholder must provide notice by the later of 60 days prior to the date of the 2026 annual meeting and the 10th day following the date on which public announcement of the date of the 2026 annual meeting is first made.

PROXY SOLICITATION AND COSTS

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy and any additional solicitation material that we may provide to stockholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries, custodians and other nominees holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. Further, the original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services.

STOCKHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

A number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge Financial Solutions, either by calling toll-free (866) 540-7095, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Bloomin’ Brands will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of our annual report and proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of our annual report and proxy materials, you may write or call the Bloomin’ Brands Investor Relations Department at Bloomin’ Brands, Inc., 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607, Attention: Investor Relations, telephone (813) 830-5323.

Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability of Proxy Materials or annual report and other proxy materials, who wish to receive only one copy in the future, are asked to contact Computershare (if a registered holder) or their bank, broker or other nominee (if a beneficial holder) to request information about householding.

FORM 10-K

We will mail without charge, upon written request, a copy of the Bloomin’ Brands Annual Report on Form 10-K for the fiscal year ended December 29, 2024, including the consolidated financial statements, list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Bloomin’ Brands Investor Relations Department at Bloomin’ Brands, Inc., 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607, Attention: Investor Relations, telephone (813) 830-5323. The Annual Report on Form 10-K is also available in the Investors section at www.bloominbrands.com.

OTHER MATTERS

The Board does not know of any other matters to be presented for stockholder action at the annual meeting. However, if other matters do properly come before the annual meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matter in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS
Kelly Lefferts Secretary

Dated: March 4, 2025

Appendix A

BLOOMIN’ BRANDS, INC. 2025 OMNIBUS INCENTIVE COMPENSATION PLAN

1.Purpose and Duration

1.1    Purpose. The purpose of the Plan is to promote the interests of the Company and its stockholders by: (i) providing a means for the Company and its affiliates to attract and retain employees, officers, consultants, advisors, and directors who will contribute to the Company’s long-term growth and success; and (ii) providing such individuals with incentives which will align the interests of such individuals with those of the stockholders of the Company. Incentives available under this Plan include Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards and Other Awards.

1.2    Duration. The Plan shall commence on the Effective Date, as described in Section 2.18, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Section 13, until all Shares subject to the Plan shall have been purchased or acquired according to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after the tenth (10th) anniversary of the Effective Date (but unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to the tenth (10th) anniversary of the Effective Date may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan with respect to such Award, shall extend beyond such date).

1.3    Successor Plan. The Plan shall be treated as a successor to the Bloomin’ Brands, Inc. 2020 Omnibus Incentive Compensation Plan.

2.Definitions

The following terms shall have the meanings set forth below:

2.1    “Acquired Organization” means an entity that was acquired by the Company through a merger, consolidation, combination, exchange of shares, acquisition or other business transaction.

2.2    “Acquired Plan” means the incentive plan established by an Acquired Organization or any awards outstanding thereunder.

2.3    “Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

2.4    “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards or Other Awards.

2.5    “Award Agreement” means any written agreement, contract, certificate or other instrument or document, which may be in electronic format, evidencing the terms and conditions of an Award granted under the Plan.

2.6    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 and Rule 13d- 5 of the Exchange Act.

2.7    “Beneficiary” means a person named by a Participant who is entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of such Participant’s death. If no such person is named by a Participant, or if no Beneficiary designated by such Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at such Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.

2.8    “Board” or “Board of Directors” means the Board of Directors of the Company.

2.9    “Cause” means:

(i)    If the Participant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition contained therein; or

(ii)    If no employment or service agreement exists, or if such employment or service agreement does not define Cause, the definition contained in the Award Agreement.

2.10    “Change in Control” of the Company shall mean the occurrence of any one or more of the following events:

(i)    any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company) becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the 60-day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company, representing more than 50% of the combined voting power of the Company’s then outstanding securities; or

(ii)    during any twelve-month period, a majority of the members of the Board is replaced by individuals who were not members of the Board as of the beginning of such period and whose election by the Board or nomination for election by the Company’s stockholders was not approved by a vote of at least a majority of the directors then still in office who either were directors as of the beginning of such period or whose election or nomination for election was previously so approved (other than an individual whose initial assumption of office is in connection with or as a result of an actual or threatened election contest relating to the election or removal of the directors of the Company, as such terms are used in Rule 14a-l 1 of Regulation 14A promulgated under the Exchange Act or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board of Directors); or

(iii)    consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iv)    consummation of a sale or disposition of all or substantially all of the assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition).

2.11    “Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

2.12    “Committee” means the Compensation Committee of the Board or such other committee as may be designated by the Board to administer the Plan. If the Committee does not exist or cannot function for any reason or if the Board withdraws the Committee’s authority to administer the Plan, references to the Committee shall mean the Board or such other committee of the Board as designated by the Board.

2.13    “Common Stock” means the common stock, par value of $.01, of the Company, or any security issued by the Company in substitution or exchange therefor or in lieu thereof.

2.14    “Company” means Bloomin’ Brands, Inc., a Delaware corporation, and any successor thereto.

2.15    “Continuous Service” means the absence of any interruption or termination of service as an Employee, Director or Key Person. Continuous Service Status shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company, its Affiliates or their respective successors. A change in the capacity in which the Participant renders services to the Company, its Affiliates or their respective successors as an Employee, Director or Key Person will not constitute an interruption of Continuous Service Status.

2.16    “Director” means a member of the Board.

2.17    “Disability” means:

(i)    If the Participant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Disability, the definition contained therein;

(ii)    If no employment or service agreement exits, or if such employment or service agreement does not define Disability, the definition contained in the Award Agreement; or

(iii)    If no definition is provided by application of clauses (i) and (ii) of this section, then Participant’s physical or mental incapacity that renders him or her unable for a period of 90 consecutive days or an aggregate of 120 days in any 365 consecutive calendar day period to perform his or her duties to the Company or any Affiliate. Notwithstanding the foregoing, with respect to any Incentive Stock Option, “Disability” shall mean “permanent and total disability” as defined in Section 22(e)(3) of the Code.

To the extent the vesting or payment of any Award hereunder is accelerated by reason of a Participant’s Disability, no such acceleration shall occur until the Participant experiences a Separation from Service.

2.18    “Effective Date” shall mean the date that this Plan is approved by the stockholders at the annual meeting of stockholders to be held in 2025.

2.19    “Employee” means any person employed by the Company or any Affiliate, with the status of employment determined based upon such factors as are deemed appropriate by the Committee in its discretion, subject to any requirements of the Code or applicable laws.

2.20    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder, or any successor act thereto.

2.21    “Fair Market Value” means, as of any date, the value of a Share, which shall be an amount equal to the closing price of a Share on a given date (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal stock market or exchange or inter-dealer quotation system on which the Shares are quoted or traded. If Shares are not so quoted or traded, fair market value as determined by the Committee, and with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

2.22    “409A Guidance” means the regulations and other guidance issued under Section 409A of the Code.

2.23    “Incentive Stock Option” or “ISO” means an option to purchase Shares granted under Section 6, which is intended to meet the requirements of Section 422 of the Code.

2.24    “Insider” means an individual who is, on the relevant date, subject to Section 16 of the Exchange Act due to his or her status with the Company.

2.25    “Key Person” means a consultant or advisor other than an Employee or Director who is a natural person and provides bona fide services to the Company or a Subsidiary or an Affiliate (other than services in connection with the offer and sale of securities in a capital-raising transaction, or that directly or indirectly promote or maintain a market in the Company’s securities).

2.26    “Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Section 6 and which is not intended to be treated as an ISO under Section 422 of the Code.

2.27    “Other Award” means a cash-based or stock-based award grant made pursuant to Section 10.

2.28    “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Section 6.

2.29    “Option Price” means the price at which a Share may be purchased by a Participant upon the exercise of an Option.

2.30    “Participant” means an Employee, Director or Key Person who is eligible to receive an Award or who has an outstanding Award granted under the Plan.

2.31    “Performance Award” shall mean an Award granted pursuant to Section 9.

2.32    “Performance Period” means one or more periods of time, as the Committee may select, over which the attainment of one or more performance goals will be measured for the purpose of determining a Participant’s right to and payment of a Performance Award.

2.33    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.34    “Prior Plan” means the Bloomin’ Brands, Inc. 2016 Incentive Plan and the 2020 Omnibus Incentive Compensation Plan.

2.35    “Restricted Stock” means a Shares awarded to a Participant pursuant to Section 8 herein.

2.36    “Restricted Stock Unit” or “RSU” means an unsecured and unfunded promise to deliver a Share in the future pursuant to Section 8 herein, the terms and conditions of which shall be specified in the related Award Agreement.

2.37    “Retirement” has the meaning determined by the Committee in its sole discretion, and set forth in the applicable Award Agreement.

2.38    “Separation from Service” means a termination of the employment or other service relationship between the Participant and the Company meeting the requirements of Section 409A(a)(2)(A)(i) of the Code.

2.39    “Share Reserve” shall have the meaning ascribed to such term in Section 5.1.

2.40    “Shares” means shares of the Common Stock.

2.41    “Stock Appreciation Right” or “SAR” means an Award, granted alone and designated as a SAR, pursuant to the terms of Section 7.

2.42    “Subsidiary” means any corporation, partnership, joint venture, or other entity in which the Company either directly or indirectly controls at least fifty percent (50%) of the voting interest or owns at least fifty percent (50%) of the value or capital or profits interest.

2.43    “Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by an Acquired Organization.

2.44    “Successor Corporation” shall have the meaning ascribed to such term in Section 12.1.

3.Eligibility and Participation

3.1    Eligibility. Persons eligible to participate in this Plan include:

(i)All Employees, Directors and Key Persons of the Company or an Affiliate.

(ii)Holders of equity-based awards granted by an Acquired Organization are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable listing standards of any stock market or exchange on which the Shares are listed. Subject to such applicable listing standards, the terms and conditions of such Substitute Awards shall be determined by the Committee in its sole discretion.

3.2    Participation.

(i)Subject to the provisions of the Plan, the Committee may from time to time select from all eligible Employees, Directors and Key Persons, those to whom Awards shall be granted and shall determine the nature and amount of each Award, and Awards may be granted to Participants at any time and from time to time as shall be determined by the Committee, including in connection with any other compensation program established by the Company.

(ii)Eligibility for participation in this Plan is not a guaranty or grant of a right to be selected to receive an Award, and being selected to receive an Award is not a representation or guaranty of being selected to receive any additional Awards. Selection is at the sole discretion of the Committee.

4.Administration

4.1    General. The Plan shall be administered by the Committee.

4.2    Authority of the Committee. Subject to the terms of the Plan and applicable law, the Committee (or, to the extent permitted hereby, its delegate) shall have full power and authority to:

(i)    designate Participants;

(ii)    determine the type or types of Awards to be granted to each Participant under the Plan;

(iii)    determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards;

(iv)    determine the terms and conditions of any Award;

(v)    determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement, or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended;

(vi)    determine whether, to what extent and under what circumstances a tax withholding obligation may be satisfied in cash, Shares, other Awards, or other property;

(vii)    determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(viii)    interpret, administer and reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award made under, the Plan;

(ix)    establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan;

(x)    determine that the limits in Section 5.2 are not applicable in connection with a Participant’s termination due to death, disability or a Change in Control; and

(xi)    make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

4.3    Delegation. The Committee may delegate its power, authority and duties as identified herein to a subcommittee, except (a) for the power and authority to grant Awards to Insiders (unless the delegation is to a subcommittee that complies with the exemption requirements of Rule 16b-3 as may be amended from time to time or any successor regulation thereto) and (b) as otherwise prohibited by law. In addition to the delegation authority provided by the previous sentence, to the extent permitted by applicable law, including Sections 152 and 157(c) of the Delaware General Corporation Law, or rule of the applicable stock market or exchange on which the Shares are listed, the Committee may delegate to one or more officers of the Company the authority to grant Awards to Participants that are not Insiders.

4.4    Decisions Binding. All determinations and decisions made by the Board, the Committee or the Committee’s delegate pursuant to the provisions of the Plan and all related orders and resolutions of the Board, the Committee or the Committee’s delegate shall be final, conclusive and binding on all persons, including the Company, its stockholders, Employees, Directors, Key Persons and their estates and beneficiaries.

4.5    Committee Composition. To the extent necessary or desirable to comply with applicable regulatory regimes, any action by the Committee shall require the approval of Committee members who are (i) independent, within the meaning of and to the extent required by applicable rulings and interpretations of the applicable stock market or exchange on which the Shares are listed; and (ii) non- employee directors within the meaning of Rule 16b-3 under the Exchange Act. The Board may designate one or more directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee.

5.Shares Subject to the Plan and Maximum Awards

5.1    Number of Shares Available for Grants. Subject to fungible share counting pursuant to Section 5.4, adjustments in accordance with Section 5.5, and the share counting provisions in Section 5.6, the maximum aggregate number of Shares that may be granted pursuant to Awards shall not exceed the total of 5,545,623 shares plus 5,768,377 shares remaining authorized under the 2020 Omnibus Incentive Compensation Plan as of February 25, 2025, reduced for each share subject to an award granted under any Prior Plan after February 25, 2025 (the “Share Reserve”). Subject to Section 5.4, all Shares are available for issuance under the Plan and may be used for any type of Award under the Plan, and any or all of the Shares reserved for issuance under the Plan shall be available for issuance pursuant to the ISOs. After the Effective Date, no Award shall be granted under any Prior Plan.

The share reserve shall not be reduced for Substitute Awards. Any shares of stock of an Acquired Organization available for future awards under an Acquired Plan (as adjusted and converted into Shares in accordance with the terms of the business transaction) shall be added to the number of Shares available for Awards under the Plan, subject to applicable stockholder approval and stock exchange requirements, unless the terms of the business transaction require such Acquired Plan to be maintained as a separate plan following the completion of the business transaction.

5.2    Minimum Vesting Requirement. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan (other than cash-based awards) shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) Substitute Awards, (ii) Shares delivered in lieu of fully vested cash obligations, (iii) Awards to Non-Employee Directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available Share Reserve authorized for issuance under the Plan pursuant to Section 5.1 (subject to adjustment under Section 5.5); and, provided, further, that the foregoing restriction does not apply to the

Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in case of retirement, death, Disability or a Change in Control, in the terms of the Awards Agreement or otherwise.

5.3    Maximum Awards for Directors. The maximum aggregate number of Shares subject to Awards granted during a single fiscal year to any Director who is not an Employee, other than a non-executive chairperson, taken together with any cash fees paid to such Director during such fiscal year in respect of the Director’s service as a member of the Board during such fiscal year, shall not exceed $500,000 in total value (calculating the value of any such Awards based on the grant date Fair Market Value of such Awards for financial reporting purposes).

5.4    Fungible Share Counting. Any Shares that are subject to Awards of Options or Stock Appreciation Rights (or options or stock appreciation rights under a Prior Plan) shall be counted against the limit set forth in Section 5.1 and for purposes of Section 5.6 as one (1) Share for every one (1) Share delivered under the Award. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights (or awards other than options or stock appreciation rights under a Prior Plan) shall be counted against this limit as two and one tenth (2.1) Shares for every one (1) Share delivered under those Awards.

The Share Reserve shall not be reduced for Awards that may be settled solely in cash pursuant to their terms.

5.5    Adjustments in Authorized Shares. If the Company effects a subdivision or consolidation of Shares or other capital adjustment, the number and class of Shares which may be delivered under Section 5.1 and the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan shall be adjusted in the same manner and to the same extent as all other Shares. If there are material changes in the capital structure of the Company resulting from: (i) the payment of a special dividend (other than regular quarterly dividends) or other distributions to stockholders without receiving consideration therefore; (ii) the spin-off of a Subsidiary; the sale of a substantial portion of the Company’s assets; (iii) a merger or consolidation in which the Company is not the surviving entity; or (iv) other extraordinary non-recurring events affecting the Company’s capital structure and the value of Shares, the Committee shall make equitable adjustments in the number and class of Shares which may be delivered under Section 5.1, the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan and any performance goals applicable to outstanding Awards, to prevent the dilution or enlargement of the rights of Award recipients. Following any such adjustment, the number of Shares subject to any Award shall always be a whole number. No adjustment shall be made to an Option or SAR to the extent that it causes such Option or SAR to provide for a deferral of compensation subject to Section 409A of the Code and the 409A Guidance.

5.6    Increase to Share Reserve. If (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) after February 25, 2025 any Shares subject to an award under any Prior Plan are forfeited, an award under any Prior Plan expires or is settled for cash (in whole or in part), then in each such case the Shares subject to such Award or award under any Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, be added to the Share Reserve based on the fungible share counting set forth below. In the event that the applicable exercise price or withholding tax liabilities arising from an Award or, after February 25, 2025 an award under any Prior Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Share Reserve based on the fungible share counting set forth below. For purposes of this Section 5.6, the Shares that again become available for Awards shall be added as (i) one (1) Share for every one (1) Share subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under any Prior Plan, and (ii) as 2.1 Shares for every one (1) Share subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or awards other than options or stock appreciation rights granted under any Prior Plan.

5.7    Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

5.8    Treatment of Dividends and Dividend Equivalents on Unvested Awards. In no event shall dividends or dividend equivalents be paid with respect to Options or Stock Appreciation Rights. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied.

6.Options

6.1    Grant of Options. Options may be granted to Participants in such number, upon such terms, and at such times as determined by the Committee; provided, however, that ISOs may be granted only to Participants who are Employees of the Company or a Subsidiary that is a “subsidiary” of the Company within the meaning of Section 424(f) of the Code. ISOs shall not be granted to any person who owns or is deemed to own pursuant to Section 424(d) of the Code stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates, unless the exercise price of the option is at least one hundred and ten percent (110%) of the Fair Market Value of a Share at the grant date and the option is not exercisable after the expiration of five years from the grant date. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as NQSOs.

Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an ISO fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409Aof the Code.

6.2    Award Agreement. Options granted under this Plan shall be evidenced by an Award Agreement, which shall specify whether the Option is intended to be an ISO or a NQSO.

6.3    Option Price. Except with respect to an Option that is a Substitute Award, the Option Price for each Option shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date as of which the Option is granted (or, in the case of an ISO, granted to a person identified in Section 6.1 above, one hundred and ten percent (110%) of the Fair Market Value of a Share). Notwithstanding the foregoing, an ISO may be granted with a lower Option Price if such ISO is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code, and a NQSO may be granted with a lower Option Price if such NQSO is a Substitute Award granted in a manner satisfying the provisions of Section 409A of the Code.

6.4    Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable after the expiration of the ten-year (10) period beginning on the date of its grant. If determined by the Committee in its discretion, on such terms and conditions and under such circumstances as the Committee shall establish, which may be applied differently among Participants or Awards, Options will be deemed exercised by the Participant (or in the event of the death of or authorized transfer by the Participant, by the Beneficiary or transferee) on the expiration date of the Option using a net share settlement (or net settlement) method of exercise to the extent that as of such expiration date the Option is vested and exercisable and the per share exercise price of the Option is below the Fair Market Value of a Share on such expiration date.

6.5    Vesting and Exercisability of Options. Subject to Section 5.2, Options shall become vested and exercisable at such times and conditions and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant, as set forth in the Award Agreement.

6.6    Exercise of Options. Options may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

6.7    Payment. Unless otherwise provided under the terms of an Award Agreement, or as otherwise determined by the Committee, the Option Price shall be payable to the Company in full at the Participant’s option, either: (a) in cash or its equivalent, (b) by tendering previously acquired Shares having an aggregate value at the time of exercise equal to the total Option Price, (c) through a reduction in the number of Shares received through the exercise of the Option (net share settlement), or (d) by a combination of (a), (b) and (c). Subject to any governing rules or regulations, as soon as practicable after receipt of notification of exercise and full payment, the Company shall transfer Shares in an appropriate amount based upon the number of Shares purchased under the Option(s).

In the event that a Participant chooses option (b), above, and unless otherwise specifically provided in the Award Agreement, the Participant shall tender only Shares that have been held for more than six months (or such longer or shorter period of time required to avoid a change to earnings for financial accounting purposes).

7.Stock Appreciation Rights (SARs)

7.1    Grant of SARs. SARs may be granted to Participants in such number, upon such terms and at such times as determined by the Committee. A SAR granted in connection with an Option shall become exercisable, be transferable and shall expire according to the same vesting schedule, transferability rules and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall become exercisable, be transferable and shall expire in accordance with a vesting schedule, transferability rules and expiration provisions as established by the Committee and reflected in an Award Agreement. Except with respect to an SAR that is a Substitute Award and is granted in a manner that satisfies Section 409A of the Code, the grant price of a SAR shall be at least equal to the Fair Market Value of a Share on the date of grant of the SAR.

7.2    Vesting and Exercisability of SARs. Subject to Section 5.2, SARs shall become vested and exercisable at such times and conditions and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant, as set forth in the Award Agreement.

7.3    Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

7.4    Duration of SARs. The term of a SAR shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years. If determined by the Committee in its discretion, on such terms and conditions and under such circumstances as the Committee shall establish, which may be applied differently among Participants or Awards, SARs will be deemed exercised by the Participant (or in the event of the death of or authorized transfer by the Participant by the Beneficiary or transferee) on the expiration date of the SAR to the extent that as of such expiration date the SAR is vested and exercisable and the per share exercise price of the SAR is below the Fair Market Value of a Share on such expiration date.

7.5    Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying the difference between the Fair Market Value of a Share on the date of exercise over the grant price, by the number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon exercise of a SAR may be in cash, in Shares of equivalent value, or in some combination thereof. The Committee’s determination regarding the form of payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

8.Restricted Stock and Restricted Stock Units (RSUs)

8.1    Grant of Restricted Stock or RSUs. Restricted Stock or RSUs may be granted to Participants in such amounts, upon such terms and at such times as determined by the Committee.

8.2    Value of RSUs. Each RSU shall have a value at the time of payment equal to the Fair Market Value of one Share as of such date.

8.3    Restrictions. Subject to Section 5.2, the Committee shall impose conditions and/or restrictions on Restricted Stock or RSUs as it may deem advisable including, without limitation, time-based restrictions and/or restrictions based upon the achievement of specific performance goals. Restricted Stock or RSUs shall be forfeited to the extent that a Participant fails to satisfy the applicable conditions and/or restrictions. All such conditions and/or restrictions shall be set forth in the applicable Award Agreement.

Any share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock. The Company may retain possession of Shares of Restricted Stock until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

8.4    Lapse of Restrictions, Payment of Restricted Stock or RSUs. Except as otherwise provided in the Award Agreement or as required by applicable law, Shares of Restricted Stock shall become freely transferable by the Participant as soon as practicable after all applicable conditions and/or restrictions have been satisfied. Except as otherwise provided in the Award Agreement or as required by applicable law, RSUs shall be settled as soon as practicable after all applicable conditions and/or restrictions with respect to such RSUs have been satisfied, in the form of cash or in Shares (or in a combination thereof) as determined by the Committee and set forth in the Award Agreement. If a cash payment is made in lieu of delivering Shares, the amount of such payment shall be equal to the Fair Market Value of the Shares as of the date on which all applicable conditions and/or restrictions have been satisfied.

9.Performance Awards

9.1    Grant of Performance Awards. The Committee is authorized to grant Performance Awards to Participants with the following terms and conditions and with such additional terms and conditions, in each case not inconsistent with the provisions of the Plan (including Section 5.2), as the Committee shall determine. Performance Awards may be denominated as a cash amount, a number of Shares, a number of units referencing a cash amount, a number of Shares or other property, or a combination thereof, and are Awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. Settlement of Performance Awards may be in cash, Shares, other Awards, other property, net settlement, or any combination thereof as specified by the Committee. The Committee shall specify the circumstances in which, and the extent to which, Performance Awards shall be paid or forfeited in the event of termination of a Participant’s Continuous Service Status, and shall specify the time and form with respect to which such Award shall be settled. The Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to earn the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, including but not limited to the performance measures specified in Section 9.2 below.

9.2    Performance Measures. One or more of the following performance measure(s) may be used to establish performance goals for Performance Awards:

•Sales, revenue, net sales, or gross revenues;
•Revenue or sales growth or product revenue or sales growth; Same store sales growth;
•Earnings per share, including growth measures; Pre-tax income, including growth measures; Net income, including growth measures; Return measures, including, but not limited to:
•Return on assets or net assets;
•Return on equity;
•Return on operating capital;
•Return on invested capital; and Return on sales;
•Cash flow return on investments which equals net cash flows divided by stockholders’ equity; Earnings before interest and taxes, including growth measures;
•Earnings before or after taxes, interest, depreciation and/or amortization, including growth measures;
•Debt reduction;
•Financial ratios, including those measuring liquidity, activity, profitability or leverage; Costs, reductions in cost, and cost control measures;
•Share price, including growth measures;
•Total stockholder return, including growth measures;
•Market share;
•Volume growth; Customer growth; Customer satisfaction;
•Successfully completing divestitures and assets sales; Successfully completing acquisitions;
•Regulatory achievements or compliance;
•Restaurant margins, including growth measures;
•Reducing non-operations expenses/operating efficiencies; Other operating efficiency measures or ratios;
•Operating income, including growth measures; Return on capital;
•Return on capital employed;
•Pre-tax income margin;
•New unit growth;
•New unit return on investment; and/or Product development achievements;
•Any other objective or subjective measures as determined by the Committee from time to time; or
•The attainment of levels of performance of the Company under one or more of the measures described above relative to the performance of other businesses, or various combinations of the foregoing, or changes or additions to any of the foregoing as approved by the Committee.

Performance measures that are financial metrics may be determined pursuant to generally accepted accounting principles (“GAAP) or on a non-GAAP basis, as determined by the Committee.

The Committee may make adjustments to the performance goals as it deems appropriate to reflect events including but not limited to:

(i)    asset impairment expenses or write-downs;
(ii)    litigation, claims, judgments or settlements;
(iii)    unusual, infrequently occurring, extraordinary or nonoperating items;
(iv)    restructurings,
(v)    acquisitions, divestitures or discontinued operations,
(vi)    transaction-related expenses;
(vii)    stock dividends, splits, combinations or exchanges of stock; and
(viii)    the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results.

9.3    Committee Certification. The Committee must certify in writing, prior to payment of a Performance Award, that the performance goals and any other material terms of the Performance Award were in fact satisfied. The Committee shall have the sole discretion to adjust Performance Awards either on a formula or discretionary basis, or any combination thereof, as the Committee determines. Approved written minutes of the Committee meeting in which the certification is made shall be treated as a written certification.

10.Other Awards

The Committee may grant to Participants Other Awards that are denominated in cash or valued in whole or in part by reference to, or are otherwise based upon Shares, either alone or in addition to other Awards granted under this Plan. Other Awards may be settled in Shares, cash or any other form of property, as the Committee shall determine in its sole discretion. Subject to this Plan, the Committee shall have sole and complete authority to determine the Employees, Directors and Key Persons to whom and the time or times at which Other Awards shall be made, the number of Shares to be granted pursuant to such Other Awards and all other terms and conditions of Other Awards. Other Awards shall be subject to such other terms and conditions as the Committee shall deem advisable or appropriate, consistent with this Plan as herein set forth (including Section 5.2).

11.Provisions Applicable to All Awards

11.1    Award Agreement. Unless the Committee determines otherwise, each Award shall be evidenced by an Award Agreement. Such Award Agreement shall specify the terms of the Award, including without limitation, the type of the Award, the Option Price or grant price, if any, the number of Shares subject to the Award, the duration of the Award and such other provisions as the Committee shall determine.

11.2    Continuous Service/Death/Disability. Each Award Agreement shall set forth the governing terms and conditions in the event of the Participant’s death, Disability, and any interruption or termination of Participant’s Continuous Service.

11.3    Transferability of Awards. Except as otherwise provided otherwise in the Award Agreement, Awards and Shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Code or the Employment Retirement Income Security Act of 1974, as amended), and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. For the avoidance of doubt, no award will be transferred for value (except to the former spouse of a Participant as required by a domestic relations order incident to a divorce).

11.4    Restrictive Legends. All certificates for Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

11.5    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional Shares or whether any fractional shares should be rounded, up or down, forfeited or otherwise eliminated.

12.Change in Control

12.1    Effect of Change in Control. The Committee may (but shall not be required to) provide for accelerated vesting of an Award upon, or as a result of specified events following, a Change in Control, either in an Award Agreement, in connection with the Change in Control or any policy that may be adopted by the Committee from time to time, such as the Company’s Executive Change in Control Plan.

In the event of a Change in Control, the Committee may, among other alternatives, cause any Award:

(i)    to be canceled in consideration of a payment in cash or other consideration to such Participant who holds such Award in an amount per share equal to the excess, if any, of the price or implied price per Share in a Change in Control over the per Share exercise or purchase price of such Award, which may be paid immediately or over the vesting schedule of the Award and, if the price or implied price per Share in a Change in Control is equal to or less than the per Share exercise or purchase price of such Award, the Award may be canceled for no consideration; or

(ii)    to be assumed or a substantially equivalent Award shall be substituted by the successor corporation or a parent or subsidiary of such successor corporation (the “Successor Corporation”), unless the Successor Corporation does not agree to assume the award or to substitute an equivalent option or right (or agree to cash out the Award as provided in clause (i)), in which case such Award shall become fully vested immediately prior to the Change of Control and shall thereafter terminate. An Award shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Change in Control, as the case may be, each holder of an Award would be entitled to receive upon exercise of the award the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of Shares covered by the award at such time; provided that if the consideration to be received in the transaction is not solely common stock of the Successor Corporation, the Committee may, with the consent of the Successor Corporation, provide for the consideration to be received upon exercise of the assumed award to be solely common stock of the Successor Corporation. A transfer among the Successor Corporation and its affiliates shall not be deemed a termination of Participant’s Continuous Service.

12.2    Termination, Amendment and Modification of Change in Control Provisions. Notwithstanding any other provision of this Plan or any Award Agreement provision to the contrary, the provisions of this Section 12 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award granted under the Plan prior to the Change in Control without the prior written consent of the Participant to whom the Award was made; except that no action shall be permitted under this Section 12.2 that would impermissibly accelerate or postpone payment of an Award subject to Section 409A of the Code and the 409A Guidance.

13.Amendment. Modification and Termination

13.1    Amendment, Modification and Termination. Subject to the terms of the Plan, the Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided that without the prior approval of the Company’s stockholders, no material amendment shall be made if stockholder approval is required by law, regulation or applicable listing requirement of any stock exchange upon which the Company’s common stock is then listed; provided, further that notwithstanding any other provision of the Plan or any Award Agreement, no such alteration, amendment, suspension or termination shall be made without the approval of the stockholders of the Company if the alteration, amendment, suspension or termination would increase the number of Shares available for Awards under the Plan, except as provided in Section 5.

13.2    Awards Previously Granted; No Repricing or Cash Buyouts. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the prior written consent of the Participant to whom the Award was made. The Committee may amend any Award previously granted without the prior written consent of the Participant if such amendment does not adversely affect the Award in any material way and may amend any Award previously granted with the written consent of the Participant.

Other than pursuant to Section 5.5, the Committee shall not without the approval of the Company’s stockholders (a) lower the option price per Share of an Option or SAR after it is granted, (b) cancel an Option or SAR when the exercise price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 2.10), or (c) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are then listed.

13.3    Section 409A Compliance. Notwithstanding any other provision of this Section 13, no adjustment described in Section 13.2 (unless the Committee determines otherwise at the time such adjustment is considered) and no termination, amendment, or modification of the Plan shall (a) impermissibly accelerate or postpone payment of an Award subject to Section 409A of the Code and the 409A Guidance, (b) cause an Option or SAR to provide for a deferral of compensation subject to Section 409A of the Code and the 409A Guidance, or (c) apply to any Award that otherwise is intended to satisfy the requirements of Section 409A of the Code and the 409A Guidance to the extent such action would cause compensation deferred under the applicable Award (and applicable earnings) to be included in income under Section 409A of the Code.

14.Withholding

Unless the Participant elects to and satisfies such obligations otherwise, the Company shall make all payments or distributions pursuant to the Plan to a Participant net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Subsidiary or Affiliate shall have the right to withhold from wages or other amounts otherwise payable to a Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. The Company is authorized to establish procedures to satisfy obligations for the payment of such taxes by tendering previously acquired shares (either actually or by attestation, valued at their then fair market value), or by directing the Company to retain shares (up to the minimum required tax withholding rate or such other rate, up to the maximum tax withholding rate, that will not cause an adverse accounting consequence or cost, in accordance with Company policy and at the discretion of the Committee) otherwise deliverable in connection with the award.

If the Participant shall fail to make such tax payments as are required, the Company or its Subsidiaries or Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such

Participant or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants of methods to satisfy such tax payment obligations.

15.Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company (to the extent permissible under applicable law) against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any bona fide claim, action, suit, or proceeding against such person or against the Company and in which he or she may be involved by reason of any action taken or failure to act by him or her under the Plan in his or her capacity as a member of the Committee or of the Board and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

16.Waiver of Jury Trial

BY ACCEPTING AN AWARD UNDER THE PLAN, EACH PARTICIPANT WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THE PLAN AND ANY AWARD, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. BY ACCEPTING AN AWARD UNDER THE PLAN, EACH PARTICIPANT CERTIFIES THAT NO OFFICER, REPRESENTATIVE OR ATTORNEY OF THE COMPANY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE COMPANY WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS.

17.Miscellaneous

17.1    Number. Except where otherwise indicated by the context, the plural shall include the singular and the singular shall include the plural.

17.2    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

17.3    Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. In the event that such laws, rules, and/or regulations prohibit the grant of Awards and/or issuance of Shares under the Plan, or if such actions are prohibited by or approvals cannot be obtained from governmental agencies or national securities exchanges, the Company shall be relieved from liability for failure to grant Awards and/or failure to issue and sell Shares upon exercise of an Award.

17.4    Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 (b)(3) of the Exchange Act or its successors. To the extent any provision of the plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

17.5    Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

17.6    Plan Controls. Unless expressly stated otherwise in the Plan, in the event of any conflict between the provisions of an Award Agreement and the Plan, the Plan shall control, and the conflicting provisions of the Award Agreement shall be null and void ab initio.

17.7    Repayment of Awards; Forfeiture. The Committee hereby reserves the right to seek repayment or recovery of an Award, including any Shares subject to or issued under an Award or the value received pursuant to an Award, as appropriate, notwithstanding any contrary provision of the Plan, per the Company’s Compensation Recovery Policy, as it may be amended from time to time, or any successor policy thereto. In addition, any Award, including any Shares subject to or issued under an Award or the value received pursuant to an Award is subject to any other recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time, and is also subject to any applicable law or regulation or the standards of any stock exchange on which the Shares are then listed that provide for any such recovery, recoupment, clawback and/or forfeiture. The Committee may also specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s employment for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

17.8    Section 409A Compliance. It is intended that the Awards are either exempt from the requirements of Section 409A of the Code and the 409A Guidance or will satisfy the requirements of Section 409A of the Code and the 409A Guidance (in form and operation) so that compensation deferred under an applicable Award (and applicable earnings) shall not be included in income under Section 409A of the Code, and the Plan will be construed to that effect. Notwithstanding anything else in the Plan, if the Board determines a Participant to be one of the Company’s “specified employees” under Section 409A of the Code at the time of such Participant’s Separation from Service in accordance with the identification date specified in the 409A. Guidance and the amount hereunder is “deferred compensation” subject to Section 409A, then any distribution that otherwise would be made to such Participant with respect to this Award as a result of such termination shall not be made until the date that is six months after such Separation from Service or, if earlier, the date of the death of the Participant.

However, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any person for any equity award under Section 409A of the Code. If an Award is subject to Section 409A of the Code and the 409A Guidance, the Award Agreement will incorporate and satisfy the written documentation requirement of Section 409A of the Code and the 409A Guidance either directly or by reference to other documents. Notwithstanding the foregoing, the Company and the Committee shall not have any liability to any Participant for taxes or penalties under Section 409A of the Code, and the Company and the Committee shall not have any obligation to indemnify any Participant for any taxes or penalties under Section 409A of the Code.

17.9    Stockholder Rights. Except as provided in the Plan or an Award Agreement, no Participant or Beneficiary shall have any rights as a stockholder with respect to Shares subject to an Award until such Shares are delivered to the Participant or the

Beneficiary, and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Shares are delivered.

17.10    No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the By-laws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

17.11    Sub-plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax, or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

17.12    Acceleration of Exercisability and Vesting. The Committee, as allowed under applicable law, shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

17.13    Unfunded Plan. The Plan shall be unfunded. Neither the Company, the Board, nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of their obligations under the Plan.

17.14    Disqualifying Dispositions. Any Participant who shall make a “disposition” under Section 424 of the Code of all or any portion of Shares acquired upon exercise of an ISO within two (2) years from the grant date of such ISO or within one year after the issuance of the Shares acquired upon exercise of such ISO shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such Shares.

17.15    Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments, and adjustments, and to enter into non- uniform and selective Award Agreements.

Appendix B

BLOOMIN’ BRANDS, INC.
INCENTIVE COMPENSATION ADJUSTED REVENUE NON-GAAP RECONCILIATION
(UNAUDITED)
FISCAL YEAR
(dollars in thousands)	2024
Revenues (1)	$4,449,810
Less: benefit of Brazil tax legislation (2)	(20,952)
Less: Hong Kong closed store revenue (3)	(15,906)
Plus: impact of foreign currency translation (4)	32,310
Adjusted Revenues, as defined in the STIP	$4,445,262
_________________
(1)Revenues as defined by the 2024 STIP includes revenues from continuing and discontinued operations.
(2)During 2024, the Company benefited from Brazil tax legislation that provided exemptions from Brazil federal value added taxes. Adjusted Revenues as defined by the 2024 STIP excludes the benefit of these exemptions.
(3)During 2024, revenue targets were adjusted for the closure of nine Hong Kong restaurants. The revenue achievement calculation has been adjusted to remove restaurant sales for these restaurants.
(4)Adjusted Revenues as defined by the 2024 STIP excludes the impact of foreign currency translation.

BLOOMIN’ BRANDS, INC.
INCENTIVE COMPENSATION ADJUSTED INCOME FROM OPERATIONS NON-GAAP RECONCILIATION
(UNAUDITED)
FISCAL YEAR
(dollars in thousands)	2024
Income from operations (1)	$101,207
Income from operations adjustments (2)	131,383
Adjusted income from operations	232,590
Less: benefit of Brazil tax legislation (3)	(9,774)
Plus: impact of foreign currency translation (4)	3,943
Adjusted income from operations, as defined in the STIP	$226,759
_________________
(1)Income from operations as defined by the 2024 STIP includes income from operations from continuing and discontinued operations.
(2)See Appendix C for a description of non-GAAP income from operations adjustments.
(3)During 2024, the Company benefited from Brazil tax legislation that provided exemptions from Brazil federal value added taxes. Adjusted income from operations as defined by the 2024 STIP excludes the benefit of these exemptions.
(4)Adjusted income from operations as defined by the 2024 STIP excludes the impact of foreign currency translation.

B-1

BLOOMIN’ BRANDS, INC.
INCENTIVE COMPENSATION ADJUSTED DILUTED EARNINGS PER SHARE NON-GAAP RECONCILIATION
(UNAUDITED)
FISCAL YEAR
(in thousands, except per share data)	2024
Net loss attributable to Bloomin’ Brands (1)	$(128,018)
Net loss adjustments (2)	287,360
Adjusted net income attributable to Bloomin’ Brands (2)	159,342
Less: benefit of Brazil tax legislation (3)	(12,682)
Adjusted net income attributable to Bloomin’ Brands, as defined in the LTI plan	$146,660

Adjusted diluted earnings per share, as defined in the LTI plan	$1.65

Adjusted diluted weighted average common shares outstanding (2)	88,900
_________________
(1)Net loss attributable to Bloomin’ Brands as defined by the 2022 LTI grant agreement includes net losses from continuing and discontinued operations.
(2)See Appendix C for reconciliation of adjusted net income attributable to Bloomin’ Brands.
(3)During 2024, the Company benefited from Brazil tax legislation that provided exemptions from Brazil income tax and federal value added taxes. Adjusted diluted earnings per share as defined by the 2022 LTI grant agreement excludes the benefit of these exemptions.
B-2

Appendix C

BLOOMIN’ BRANDS, INC.
ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE NON-GAAP RECONCILIATIONS
(UNAUDITED)
	FISCAL YEAR
(in thousands, except per share data)	2024	2023	2022	2021	2020
Diluted net (loss) income attributable to common stockholders (1)	$(128,018)	$247,386	$101,907	$215,900	$(162,211)
Convertible senior notes if-converted method interest adjustment, net of tax (2)	—	—	—	345	—
Net (loss) income attributable to common stockholders	(128,018)	247,386	101,907	215,555	(162,211)
Adjustments:
Asset impairments and closure costs (3)	64,909	25,786	—	—	(2,205)
Brazil sale transaction-related costs (4)	55,853	—	—	—	—
Strategic initiative fees (5)	6,500	—	—	—	—
Executive transition cost (6)	4,121	—	—	—	—
Partner compensation (7)	—	1,894	—	—	—
Legal and other matters (8)	—	(3,650)	5,900	(372)	178
Royalty termination expense (9)	—	—	—	61,880	—
Severance and other transformational costs (10)	—	—	—	2,764	32,404
COVID-19-related costs (11)	—	—	—	—	93,811
Amortization of debt discount (12)	—	—	—	—	6,275
Other (13)	—	7,546	—	—	—
Income from operations adjustments	131,383	31,576	5,900	64,272	130,463
Loss on extinguishment and modification of debt (14)	135,797	—	107,630	2,073	—
Loss on fair value adjustment of derivatives, net (14)	—	—	17,685	—	—
Total adjustments, before income taxes	267,180	31,576	131,215	66,345	130,463
Adjustment to provision for income taxes (15)	20,180	(10,801)	(263)	(21,222)	(32,526)
Redemption of preferred stock in excess of carrying value (16)	—	—	—	—	3,496
Net adjustments	287,360	20,775	130,952	45,123	101,433
Adjusted net income (loss)	$159,342	$268,161	$232,859	$260,678	$(60,778)

Diluted (loss) earnings per share attributable to common stockholders (17)	$(1.49)	$2.56	$1.03	$2.00	$(1.85)
Adjusted diluted earnings (loss) per share (18)	$1.79	$2.78	$2.36	$2.45	$(0.69)

Diluted weighted average common shares outstanding (17)	85,905	96,453	98,512	107,803	87,468
Adjusted diluted weighted average common shares outstanding (18)	88,900	96,453	98,512	106,418	87,468
_________________
(1)Diluted net (loss) income attributable to common stockholders includes net income from continuing and discontinued operations.
(2)Adjustment for interest expense related to the convertible senior notes due in 2025 (the “2025 Notes”) weighted for the portion of the period prior to our election under the 2025 Notes indenture to settle the principal portion of the 2025 Notes in cash.
(3)For 2024, primarily includes closure costs and severance in connection with the decision to close 41 underperforming restaurants (the “2023 Restaurant Closures”), the closure of nine restaurants in Hong Kong and impairment charges related to certain underperforming restaurants. For 2023, primarily includes asset impairment, closure costs and severance in connection with the 2023 Restaurant Closures. For 2023 and 2020, includes lease termination gains of $6.7 million and $2.8 million, respectively, net of related impairments.
(4)Includes charges in connection with the sale of majority ownership in our Brazil operations including, impairment of the disposal group and transaction-related professional fees, offset by gains on transaction-related foreign currency forward contracts.
(5)Represents fees incurred in connection with a project-based strategic initiative. The costs incurred represent third-party consulting fees related to a strategic initiative to develop revenue growth management capabilities for Outback Steakhouse and are included in General and administrative expense. Given the magnitude and scope of this initiative and that it is not expected to recur in the foreseeable future after 2024, we consider these incremental expenses to be distinct from other consulting fees that we incur in the ordinary course of business and not reflective of the ongoing costs to operate our business or operating performance in the period.
(6)Compensation costs and professional fees related to our CEO transition and severance related to other executive level changes.
(7)Costs incurred in connection with the transition to a new partner compensation program.
C-1

(8)For 2023 and 2022, reflects changes in legal reserves in connection with certain collective action wage and hour lawsuits. For 2021, includes: (i) a $3.1 million benefit from the recognition of recoverable Program of Social Integration and Contribution for the Financing of Social Security taxes, including accrued interest, within other revenues as a result of favorable court rulings and (ii) an accrual of $2.7 million for Imposto sobre Serviços, a Brazilian municipal service tax, in connection with royalties from our Brazilian subsidiary over the prior five years, including related penalties and interest, as a result of an unfavorable Brazilian Supreme Court ruling.
(9)Payment made to the Carrabba’s Italian Grill founders in connection with the Purchase and Sale of Royalty Payment Stream and Termination of Royalty Agreement.
(10)Severance, professional fees and other costs incurred as a result of transformational and restructuring activities.
(11)Costs incurred in connection with the COVID-19 pandemic, primarily consisting of fixed asset and right-of-use asset impairments, restructuring charges, inventory obsolescence and spoilage, contingent lease liabilities and current expected credit losses.
(12)Amortization of debt discount related to the issuance of the 2025 Notes.
(13)Primarily includes professional fees, severance and other costs not correlated to our core operating performance during the period.
(14)For 2024, includes losses primarily in connection with the repurchase of $83.6 million of our outstanding 2025 Notes, including settlements of the related convertible senior note hedges and warrants (the “Second 2025 Notes Partial Repurchase”). For 2022, primarily includes losses in connection with the repurchase of $125.0 million of our outstanding 2025 Notes, as well as settlement of the related convertible senior note hedges and warrants (the “First 2025 Notes Partial Repurchase”).
(15)Includes the tax effects of non-GAAP adjustments determined based on the nature of the underlying non-GAAP adjustments and their relevant jurisdictional tax rates for all periods presented. The difference between GAAP and adjusted effective income tax rates during fiscal year 2024 primarily relates to nondeductible losses and other tax costs associated with the Second 2025 Notes Partial Repurchase. For 2024, includes adjustments for $33.8 million of deferred income tax expense resulting from the Brazil Sale Transaction. For 2023, also includes a $2.9 million adjustment related to a Brazil federal income tax exemption on certain state value added tax benefits. For 2022, the primary difference between GAAP and adjusted effective income tax rates relates to certain non-deductible losses and other tax costs associated with the First 2025 Notes Partial Repurchase. For 2021, also includes a $4.2 million adjustment for the reduction of certain unrecognized tax benefits related to tax positions taken during a prior period.
(16)Consideration paid in excess of the carrying value for the redemption of preferred stock of our Abbraccio concept.
(17)Adjusted diluted weighted average common shares outstanding for the fiscal years 2024, 2023, 2022 and 2021 were calculated including the effect of 1.6 million, 5.1 million, 6.1 million and 10.0 million dilutive securities, respectively, for outstanding 2025 Notes and the effect of 1.0 million, 3.4 million, 3.0 million and 6.2 million dilutive securities, respectively, for the Warrant Transactions, as defined below. In connection with the offering of the 2025 Notes, we entered into convertible note hedge transactions (the “Convertible Note Hedge Transactions”) and concurrently entered into warrant transactions relating to the same number of shares of our common stock (the “Warrant Transactions”). If our stock price is in excess of the conversion price of the 2025 Notes ($10.60, $11.14, $11.59 and $11.89 as of December 29, 2024, December 31, 2023, December 25, 2022 and December 26, 2021, respectively), the Convertible Note Hedge Transactions deliver shares to offset dilution from the 2025 Notes, which, in combination with the Warrant Transactions, effectively offset dilution from the 2025 Notes up to the strike price of the Warrant Transactions ($14.84, $15.60, $16.23 and $16.64 as of December 29, 2024 and December 31, 2023, December 25, 2022 and December 26, 2021, respectively). Adjusted diluted earnings per share and adjusted diluted weighted average common shares outstanding for the fiscal years 2023, 2022 and 2021 have been recast to remove the 5.1 million, 6.1 million and 10.0 million share benefit, respectively, of the Convertible Note Hedge Transactions which was previously included as a non-GAAP share adjustment.
(18)Due to a GAAP net loss, antidilutive securities are excluded from diluted weighted average common shares outstanding for the fiscal year 2024. However, considering the adjusted net income position, adjusted diluted weighted average common shares outstanding incorporates securities that would have been dilutive for GAAP.

C-2

BLOOMIN' BRANDS INC®

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2025 Annual Meeting Proxy Card

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1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - James L. Dinkins	☐	☐	☐	02 - David George	☐	☐	☐	03 - Julie Kunkel	☐	☐	☐
04 - Rohit Lal	☐	☐	☐	05 - Tara Walpert Levy	☐	☐	☐	06 - John J. Mahoney	☐	☐	☐
07 - Melanie Marein-Efron	☐	☐	☐	08 - R. Michael Mohan	☐	☐	☐	09 - Jonathan Sagal	☐	☐	☐
10 - Michael Spanos	☐	☐	☐								

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4. To approve, on a non-binding advisory basis, the frequency of holding future votes regarding executive compensation	☐	☐	☐	☐

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043Q7B

2025 Annual Meeting Admission Ticket

2025 Annual Meeting of Bloomin' Brands, Inc. Stockholders

The 2025 Annual Meeting of Bloomin' Brands, Inc. Stockholders will be held on
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Corporate Center One
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Proxy - Bloomin' Brands, Inc.

Notice of 2025 Annual Meeting of Stockholders
Proxy Solicited by Board of Directors for Annual Meeting — April 23, 2025

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